    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 23, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                               TMP WORLDWIDE INC.

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                                 7311                            13-3906555
 (State or Other Jurisdiction   (Primary Standard Industrial Classification      (I.R.S. Employer
     of Incorporation or                        Code Number)                  Identification Number)
        Organization)

                           --------------------------

                                622 THIRD AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 351-7000

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                           --------------------------

                               ANDREW J. MCKELVEY
                         CHAIRMAN OF THE BOARD AND CEO
                               TMP WORLDWIDE INC.
                                622 THIRD AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 351-7000

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                           --------------------------

                                   COPIES TO:

          ANDREW R. BROWNSTEIN, ESQ.                                GREGG J. BERMAN, ESQ.
           MITCHELL S. PRESSER, ESQ.                                ROY L. GOLDMAN, ESQ.
        WACHTELL, LIPTON, ROSEN & KATZ                           FULBRIGHT & JAWORSKI L.L.P.
              51 WEST 52ND STREET                                     666 FIFTH AVENUE
           NEW YORK, NEW YORK 10019                               NEW YORK, NEW YORK 10103
                (212) 403-1000                                         (212) 318-3000

                           --------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the merger of TMP Tower Corp., a wholly owned subsidiary of the Registrant, with and into HotJobs.com, Ltd. pursuant to the Agreement and Plan of Merger, dated as of June 29, 2001, described in the enclosed proxy statement/prospectus.
                         ------------------------------

    If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                              PROPOSED MAXIMUM        PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF             AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
 SECURITIES TO BE REGISTERED(1)        REGISTERED(2)              SHARE(3)                PRICE(4)            REGISTRATION FEE
Common stock, par value $.001 per
  share                                  9,831,628                 $30.96               $304,387,203              $76,097

(1) This Registration Statement relates to common stock, par value $.001 per share, of the Registrant ("TMP common stock") issuable to holders of common stock, par value $0.01 per share, of HotJobs.com, Ltd. ("HotJobs common stock") in connection with the merger.

(2) The number of shares to be registered pursuant to this Registration Statement is based on the maximum number of shares of TMP common stock issuable to stockholders and optionholders of HotJobs.com, Ltd. in the merger at an exchange ratio of 0.2195 shares of TMP common stock per share of HotJobs common stock.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) and 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low prices of TMP common stock on October 18, 2001, as reported on The Nasdaq National Market.

(4) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act, based on the product of the estimated maximum number of shares of TMP common stock to be issued in the merger multiplied by the proposed maximum offering price per share calculated as described in (3) above.
                         ------------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              [HOTJOBS LETTERHEAD]

[      ]

To our Stockholders:

    The board of directors of HotJobs.com, Ltd., a Delaware corporation, has approved an agreement and plan of merger with TMP Worldwide Inc., a Delaware corporation, whereby TMP will acquire HotJobs. As a result of the merger, HotJobs will become a wholly owned subsidiary of TMP. Under the terms of the merger agreement, HotJobs stockholders will receive 0.2195 of a share of TMP common stock for each share of HotJobs common stock they own following the completion of the merger.

    This transaction presents HotJobs with a unique opportunity to enhance stockholder value, while allowing HotJobs stockholders the opportunity to participate in a larger and more diversified company as a platform for continued growth. The HotJobs board has determined that the merger agreement and the merger are advisable and are fair to and in the best interests of HotJobs and its stockholders.

    You are cordially invited to attend a special meeting of stockholders of
HotJobs to be held at [      ], on [      ], at [  ] a.m. local time. At the
special meeting, we will ask you to adopt the merger agreement as described in the accompanying proxy statement/prospectus.

    In order to complete the merger, we must obtain necessary regulatory approvals and the approval of the stockholders of HotJobs. The affirmative vote of the holders of a majority of the outstanding shares of HotJobs common stock entitled to vote on the merger is required to approve the merger agreement and the merger. More information about the merger, HotJobs and TMP is contained in the accompanying proxy statement/prospectus. You are encouraged to read carefully the accompanying proxy statement/prospectus and the documents incorporated by reference therein.

    The HotJobs board has approved the merger agreement and the merger, and recommends that you vote "FOR" adoption of the merger agreement and the merger.

    Your vote is important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the special meeting. To vote your shares, please complete and return the enclosed proxy card. You may also cast your vote in person at the special meeting.

                                          Very truly yours,
                                          Dimitri J. Boylan
                                          President and Chief Executive Officer
                                          and
                                          Chief Operating Officer and Secretary

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the TMP common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

    This proxy statement/prospectus is dated [            ], 2001, and is first
being mailed to stockholders on or about [            ], 2001.

                                     [LOGO]

                               HOTJOBS.COM, LTD.
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON [               ], 2001

                            ------------------------

To our Stockholders:

    A special meeting of the stockholders of HotJobs.com, Ltd., a Delaware
corporation, will be held at [      ] on [           ], 2001 at [      ], local
time, for the following purposes, as more fully described in the proxy statement/prospectus accompanying this notice:

         1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 29, 2001, among TMP Worldwide Inc., a Delaware corporation, TMP Tower Corp., a Delaware corporation and a wholly owned subsidiary of TMP, and HotJobs, and the merger contemplated thereby. Pursuant to the merger agreement, among other things, (a) TMP Tower Corp. will merge with and into HotJobs and (b) each outstanding share of common stock, par value $0.01 per share, of HotJobs will be converted into the right to receive 0.2195 of a share of common stock, par value $.001 per share, of TMP, in each case, subject to the terms and conditions of the merger agreement. This proposal is more fully described in the accompanying proxy statement/prospectus.

         2. To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

    Only stockholders of record at the close of business on [           ], 2001,
will be entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

    The HotJobs board recommends that you vote "FOR" adoption of the merger agreement and the merger.

    All stockholders are cordially invited to attend the special meeting in person. Whether or not you expect to attend the special meeting, your proxy vote is important. To assure your representation at the special meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all of your shares will be voted. You may revoke your proxy at any time prior to the special meeting. If you attend the special meeting you may vote in person if you wish, even if you have previously returned your proxy card. However, if you hold your shares through a bank or broker and wish to vote in person at the special meeting, you may not do so unless you receive a valid proxy from your bank or broker.

                                          By Order of the Board of Directors
                                          Dimitri J. Boylan
                                          President and Chief Executive Officer
                                          and
                                          Chief Operating Officer and Secretary

New York, New York

[           ], 2001

                  IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
                       BE COMPLETED AND RETURNED PROMPTLY

                             ADDITIONAL INFORMATION

    This document incorporates important business and financial information about TMP and HotJobs from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to TMP and HotJobs that are incorporated by reference in this document by requesting them in writing (including by e-mail request) or by telephone from the appropriate company at one of the following addresses:

-------------------------------------------------------------------------------------
TMP Worldwide Inc.                             HotJobs.com, Ltd.
-------------------------------------------------------------------------------------

TMP Worldwide Inc.                             HotJobs.com, Ltd.
622 Third Avenue                               406 West 31st Street, 9th Floor
New York, New York 10017                       New York, New York 10001
Contact: Investor Relations                    Contact: Kristine Phillips
e-mail address: david.rosa@tmp.com             e-mail address: kphillips@hotjobs.com

                                               Or

                                               MacKenzie Partners, Inc.
                                               156 Fifth Avenue
                                               New York, New York 10010
                                               (800) 322-2885 (toll free)
                                               (212) 929-5500 (call collect)
-------------------------------------------------------------------------------------

    IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS, PLEASE DO SO BY [      ], 2001,
IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

    See "Where You Can Find More Information."

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL
  MEETING...................................................      1

SUMMARY.....................................................      3

SELECTED CONSOLIDATED FINANCIAL DATA........................      8

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED SELECTED
  FINANCIAL INFORMATION.....................................     12

COMPARATIVE PER SHARE DATA..................................     13

RISK FACTORS................................................     14

SHARE PRICE INFORMATION.....................................     25

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................     26

SPECIAL MEETING.............................................     27

THE MERGER..................................................     30

THE MERGER AGREEMENT........................................     46

THE VOTING AGREEMENTS.......................................     56

INFORMATION ABOUT TMP.......................................     56

INFORMATION ABOUT HOTJOBS...................................     57

DESCRIPTION OF TMP CAPITAL STOCK............................     59

COMPARISON OF STOCKHOLDER RIGHTS............................     61

LEGAL MATTERS...............................................     69

EXPERTS.....................................................     69

STOCKHOLDER PROPOSALS.......................................     70

OTHER MATTERS...............................................     70

INDEPENDENT AUDITORS........................................     70

WHERE YOU CAN FIND MORE INFORMATION.........................     70

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION...............................................     73

  Appendix A Agreement and Plan of Merger...................    A-1

  Appendix B Opinion of Lazard Freres & Co. LLC.............    B-1

                          QUESTIONS AND ANSWERS ABOUT
                       THE MERGER AND THE SPECIAL MEETING

Q: WHY IS HOTJOBS PROPOSING THE MERGER?

A: HotJobs believes that a merger with TMP presents a unique opportunity to enhance stockholder value. In addition to providing a premium to HotJobs stockholders, the merger creates a premier online recruiting solutions provider with an increased breadth of product offerings and the ability to service a broader range of clients more effectively. As stockholders of the combined company, HotJobs stockholders will be able to participate in the growth and opportunities of the combined company and to continue to have an investment in the online recruiting industry through a larger and more diversified enterprise.

Q: WHAT WILL HOTJOBS STOCKHOLDERS RECEIVE WHEN THE MERGER IS COMPLETED?

A: When the merger is completed, you will receive 0.2195 shares of TMP common stock in exchange for each share of HotJobs common stock that you own, rounded down to the nearest whole share, and cash for the value of any fractional share of TMP common stock that you would otherwise receive, if any.

Q: WHAT IS THE DETERMINATION AND RECOMMENDATION OF THE HOTJOBS BOARD WITH
    RESPECT TO THE MERGER?

A: The HotJobs board has determined that the merger agreement and the merger are advisable and are fair to and in the best interests of HotJobs and its stockholders. Accordingly, the HotJobs board recommends that HotJobs stockholders vote "FOR" adoption of the merger agreement and the merger at the special meeting. In making its determination and recommendation, the HotJobs board took into account, among other things, the oral opinion of Lazard Freres & Co. LLC, the investment banker to HotJobs, subsequently confirmed in a written opinion dated June 29, 2001, that, as of the date of that opinion, the exchange ratio was fair to the holders of HotJobs common stock from a financial point of view.

Q: WHEN DOES TMP EXPECT TO COMPLETE THE MERGER?

A: HotJobs is working with TMP to complete the merger as quickly as possible. In addition to obtaining the approval of HotJobs stockholders, HotJobs and TMP must obtain various regulatory approvals. HotJobs and TMP expect to complete the merger in the fourth quarter of this year.

Q: WHAT VOTE IS REQUIRED IN ORDER TO COMPLETE THE MERGER?

A: In order to complete the merger, the merger agreement must be adopted by the affirmative vote of the holders of at least a majority of the issued and
    outstanding shares of HotJobs common stock on [      ], 2001, the record
    date for the special meeting. If you return a signed and dated proxy card but do not indicate how your shares of HotJobs common stock are to be voted, the shares represented by your proxy card will be voted as recommended by the HotJobs board. A properly executed proxy card marked "ABSTAIN" will not be voted at the special meeting. Abstentions will be counted to determine whether there is a quorum present at the special meeting.

    Because the affirmative vote of at least a majority of the issued and outstanding shares of HotJobs common stock entitled to vote at the special meeting is required to adopt the merger agreement, marking your proxy card "ABSTAIN" or failing to vote will have the same effect as voting against the merger.

    HotJobs stockholders owning approximately [    ]% of the outstanding HotJobs
    common stock as of [            ], 2001 have agreed to vote in favor of the
    merger.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER OR NOMINEE, WILL MY
    BROKER OR NOMINEE VOTE MY SHARES FOR ME?

A: Your broker or nominee will vote your shares only if you provide instructions on how to vote. You should instruct your broker or nominee how to vote your shares, following the directions your broker or nominee provides. If you do not provide instructions to your broker or nominee, your shares will NOT be voted and they will be counted as a vote "AGAINST" the proposal to approve the merger agreement and the merger.

Q: WHAT IS THE EFFECT IF I DO NOT VOTE?

A: If you do not submit a proxy card or vote in person at the special meeting, or if you abstain from voting, it will have the effect of a vote "AGAINST" the approval of the merger agreement and the merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A: Yes. You may change your vote by revoking your proxy. You can do this in one of three ways:

       - deliver a valid, later-dated proxy that is timely received before the special meeting;

       - provide written notice to HotJobs' Corporate Secretary that is timely received before the special meeting that you have revoked your proxy; or

       - attend the special meeting in person and vote by completing a ballot.

    In order to help ensure timely delivery of a proxy sent by mail, please
    return it in the enclosed envelope by [      ], 2001.

    You will not revoke your proxy by simply attending the special meeting unless you complete a ballot. If you have instructed a broker or nominee to vote your shares, you must follow directions from them to change those instructions.

Q: WHAT DO I NEED TO DO NOW?

A: Please vote your shares as soon as possible, so that your shares are represented at the special meeting. TO VOTE YOUR SHARES, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you attend the special meeting, you may vote in person if you wish by completing a ballot at the special meeting, regardless of whether you have already signed, dated and returned your proxy card.

    Please review this proxy statement/prospectus for more complete information regarding the matters proposed for your consideration at the special meeting.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Promptly after the merger is completed, TMP will instruct the exchange agent to send transmittal forms to HotJobs stockholders with instructions on how to exchange their stock certificates.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have questions about the merger agreement, the transactions contemplated by the merger agreement, including the merger, or how to complete and return your proxy, or if you would like additional copies of this proxy statement/prospectus, you should call MacKenzie Partners, Inc. at
    (800) 322-2885 (toll free) or (212) 929-5500 (call collect).

                                    SUMMARY

    This brief summary highlights selected information from this document. It does not contain all of the information that is important to you. To fully understand the merger, you should carefully read this entire document and the other documents to which this document refers you, including the documents incorporated by reference. See "Where You Can Find More Information" on page 70.

THE COMPANIES (PAGES 56 AND 57)

    TMP WORLDWIDE INC.

TMP Worldwide Inc.
622 Third Avenue
New York, New York 10017
(212) 351-7000

    TMP built Monster.com-Registered Trademark- (HTTP://WWW.MONSTER.COM) into the Internet's leading career destination portal. TMP is the world's largest recruitment advertising agency and one of the world's largest executive search and selection firms. In addition to offering these career solutions, TMP is the world's largest yellow page advertising agency. TMP has more than 60,000 clients, including over 90 of the Fortune 100 and over 480 of the Fortune 500 companies.

    For additional information about TMP and its business, see "Information About TMP" on page 56 and "Where You Can Find More Information" on page 70.

    HOTJOBS.COM, LTD.

HotJobs.com, Ltd.
406 West 31st Street, 9th Floor
New York, New York 10001
(212) 699-5300

    HotJobs is a leading recruiting solutions and software company that develops and provides its customers with innovative recruiting solutions and services. HotJobs' solutions include HotJobs.com, its popular consumer job board; the Agency Desktop, which provides a direct business-to-business exchange between corporate hiring managers and staffing firms; applicant tracking software; HotJobs Career Expos; and online advertising.

    For additional information about HotJobs and its business, see "Information About HotJobs" on page 57 and "Where You Can Find More Information" on page 70.

THE MERGER (PAGE 30)

    HotJobs and TMP are proposing that TMP acquire HotJobs through the merger of TMP Tower Corp., a wholly owned subsidiary of TMP, with and into HotJobs, with HotJobs surviving the merger as a wholly owned subsidiary of TMP. We refer to this transaction throughout this document as the merger.

    We have attached the merger agreement as Appendix A to this document. We urge you to read the merger agreement. It is the legal document that governs the merger.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 46)

    If you are a HotJobs stockholder, upon completion of the merger, each of your shares of HotJobs common stock automatically will become the right to receive 0.2195 of a share of TMP common stock.

We refer to this 0.2195-for-one exchange throughout this document as the exchange ratio. In addition, HotJobs stockholders will be paid cash instead of any fractional share of TMP common stock to which they are otherwise entitled.

    Promptly after completion of the merger, transmittal forms will be mailed by the exchange agent to HotJobs stockholders that hold HotJobs stock certificates. The transmittal forms will contain instructions with respect to the surrender of HotJobs stock certificates.

    IF YOU HOLD HOTJOBS STOCK CERTIFICATES, YOU SHOULD NOT RETURN THESE CERTIFICATES WITH THE ENCLOSED PROXY AND SHOULD NOT FORWARD THEM TO THE EXCHANGE AGENT UNTIL YOU RECEIVE TRANSMITTAL FORMS AND RELATED INSTRUCTIONS FOLLOWING THE COMPLETION OF THE MERGER.

RECOMMENDATION TO THE HOTJOBS STOCKHOLDERS (PAGE 32)

    The HotJobs board believes that the merger agreement and the merger are advisable and are fair to and in the best interests of HotJobs and its stockholders, and recommends that HotJobs stockholders vote "FOR" the proposal to adopt the merger agreement and the merger.

OPINION OF HOTJOBS' INVESTMENT BANKER (PAGE 34)

    Among the factors considered in deciding to approve the merger agreement and the merger, the HotJobs board received an oral opinion from HotJobs' investment banker, Lazard Freres & Co. LLC, subsequently confirmed in writing, that, as of the date of the opinion, the exchange ratio was fair to the holders of HotJobs common stock from a financial point of view. We have attached the full text of Lazard's written opinion, dated June 29, 2001, as Appendix B to this document. You should read this opinion completely to understand the assumptions made, matters considered and limitations on the review undertaken by Lazard in providing its opinion. LAZARD'S OPINION IS DIRECTED TO THE HOTJOBS BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY STOCKHOLDER SHOULD VOTE WITH RESPECT TO ANY MATTER RELATING TO THE MERGER.

OWNERSHIP OF THE COMBINED COMPANY AFTER THE MERGER

    TMP expects to issue approximately 8.3 million shares of TMP common stock in the merger. Based on the number of shares of TMP common stock outstanding as of
[            ], 2001, after completion of the merger, HotJobs stockholders will own approximately [  ]% of the then-outstanding shares of TMP common stock.

RECORD DATE; VOTE REQUIRED (PAGE 28)

    You can vote at the special meeting if you owned HotJobs common stock at the close of business on [ ], 2001, which is the record date. On the record date,
there were [      ] shares of HotJobs common stock outstanding and entitled to vote. You can cast one vote for each share of HotJobs common stock that you owned on the record date. In order to adopt the merger agreement and the merger, the holders of a majority of the outstanding shares of HotJobs common stock entitled to vote must vote in favor of doing so. HotJobs stockholders owning
[  ] shares of HotJobs common stock, or approximately [    ]% of the outstanding
HotJobs common stock as of [            ], 2001, have agreed to vote in favor of
the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 41)

    We have structured the merger so that it is anticipated that the merger will be a reorganization for U.S. federal income tax purposes. The parties will not be obligated to complete the merger unless they receive legal opinions to that effect. If the merger is a reorganization, HotJobs stockholders generally will not recognize gain or loss for U.S. federal income tax purposes in the merger (except for gain or loss recognized because of cash received instead of fractional shares of TMP common stock). This tax treatment may not apply to all HotJobs stockholders. Determining the actual tax consequences to you of the merger can be complicated, and will depend on your specific situation and on variables not within the control of HotJobs or TMP. You should consult your own tax advisor for a full understanding of the merger's tax consequences to you.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

    Stockholders can obtain quotes for shares of TMP common stock and HotJobs common stock in newspapers, over the Internet or from their brokers. On
June 29, 2001, the last trading day before we announced the merger, TMP common stock closed at $60.00 per share and HotJobs common stock closed at $10.88 per
share. On [            ], 2001, TMP common stock closed at $[     ] per share
and HotJobs common stock closed at $[    ] per share.

    The market value of the shares of TMP common stock that will be issued in exchange for shares of HotJobs common stock upon the completion of the merger will not be known at the time HotJobs stockholders vote on the adoption of the merger agreement and the merger because the merger will not be completed by then. The market prices of TMP common stock and HotJobs common stock will likely fluctuate prior to the merger, while the exchange ratio will remain fixed. You should obtain current stock price quotations for TMP common stock and HotJobs common stock.

LISTING OF TMP COMMON STOCK

    The TMP common stock issued in the merger, and upon the exercise of stock options, will be listed on The Nasdaq National Market, where TMP common stock currently is traded under the symbol "TMPW." If the merger is completed, HotJobs common stock will no longer be listed on The Nasdaq National Market or any other exchange.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 52)

    Completion of the merger depends on a number of conditions being met, including the adoption of the merger agreement and the merger by HotJobs stockholders, the accuracy of the representations and warranties made by each of TMP and HotJobs, the performance of each party's obligations under the merger agreement, and the receipt of regulatory approvals, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    Where the law permits, a party to the merger agreement can elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEES (PAGE 54)

    TMP and HotJobs can mutually agree at any time to terminate the merger agreement without completing the merger, even if HotJobs stockholders have approved the merger agreement. In addition, either of TMP or HotJobs can terminate the merger agreement, without the consent of the other, in a number of situations, including:

    - the final denial of a required regulatory approval,

    - failure to obtain HotJobs stockholder approval, or

    - failure to complete the merger on or before March 31, 2002.

    In addition, TMP can terminate the merger agreement, without the consent of HotJobs, in specified circumstances relating to a withdrawal or modification by the HotJobs' board of its recommendation to HotJobs stockholders. HotJobs can terminate the merger agreement, without the consent of TMP, if it enters into another transaction that the HotJobs board determines is superior to the merger in response to an unsolicited acquisition proposal (PROVIDED that HotJobs complies with the "no solicitation" provisions of the merger agreement and pays the termination fee, and TMP is given an opportunity to respond to the alternative offer).

    HotJobs has agreed to pay a termination fee of $15 million to TMP, and to reimburse up to $2 million of the out-of-pocket expenses relating to the merger incurred by TMP, in the event that the merger is terminated under specified circumstances relating to an acquisition proposal or a breach by HotJobs of certain of its obligations under the merger agreement.

HOTJOBS STOCK OPTIONS (PAGE 47)

    Upon completion of the merger, each outstanding HotJobs stock option will be converted into a stock option to purchase a number of shares of TMP common stock that is equal to the product of 0.2195 multiplied by the number of shares of HotJobs common stock subject to the original HotJobs stock option before the merger, rounded up to the nearest whole share. The exercise price per share for each stock option in respect of TMP common stock will be equal to the aggregate exercise price per share of HotJobs common stock subject to each HotJobs stock option before the conversion divided by the number of shares of TMP common stock as determined in the prior sentence, rounded up to the nearest whole cent.

AMENDMENT AND WAIVER (PAGE 54)

    We may jointly amend the merger agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement, to the extent legally permissible.

ACCOUNTING TREATMENT (PAGE 42)

    TMP and HotJobs expect the acquisition to be accounted for as a "pooling-of-interests." This means that, for accounting and financial reporting purposes, TMP will treat HotJobs as if it had always been a consolidated subsidiary of TMP. Either TMP or HotJobs can decide not to complete the transaction if (a) TMP's accountants do not deliver a letter to the effect that they agree with TMP's conclusion that the merger will qualify for pooling-of-interests accounting treatment or (b) HotJobs' accountants do not deliver a letter to the effect that they agree with HotJobs' conclusion that HotJobs meets the requirements to be party to a merger accounted for as a pooling-of-interests.

REGULATORY APPROVALS (PAGE 40)

    Under the HSR Act, we cannot complete the merger until we furnish specified materials and information to the Antitrust Division of the Department of Justice and the FTC and satisfy the waiting period requirements. Each of TMP and HotJobs filed the premerger notification on July 13, 2001. On August 13, 2001, TMP and HotJobs received a second request from the FTC. The applicable HSR waiting period is extended until 11:59 p.m., New York City time, on the thirtieth day after substantial compliance by the parties with the second request. The FTC can also terminate the applicable HSR waiting period at any time. Even after the waiting period expires or has been terminated, either the Antitrust Division of the Department of Justice or the FTC could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the transaction. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the transaction will not be made or that, if a challenge is made, TMP and HotJobs will prevail.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION THAT ARE DIFFERENT FROM YOUR
  INTERESTS (PAGE 44)

    When considering the HotJobs board's recommendation that you vote in favor of approval and adoption of the merger agreement, you should be aware that some of the officers and directors of HotJobs have interests in the merger that are different from, or in addition to, your interests as HotJobs stockholders. These interests exist because of employment agreements that the officers have entered into with HotJobs that provide for severance benefits and the acceleration of stock options in the event of certain terminations of employment in connection with the merger and certain retention programs that will be established in connection with the merger. In addition, the unvested stock options held by non-employee directors will become vested and the stock underlying stock options will become transferable in connection with the merger. Further, Dimitri Boylan, HotJobs' President, Chief Executive Officer, Chief Operating Officer and Secretary, will enter into an employment agreement with TMP pursuant to which he will serve as President of TMP's HotJobs division. Also, John G. Murray, one of HotJobs' directors, is a Managing Director of Deutsche Banc Alex. Brown, which acted as investment banker to TMP in connection with the merger. Due to this relationship, Mr. Murray abstained from voting on the merger.

DISSENTERS' RIGHTS OF APPRAISAL (PAGE 44)

    Under Delaware law, which applies to HotJobs, HotJobs stockholders will not have dissenters' rights of appraisal in connection with the merger.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following information is being provided to assist you in your analysis of the financial aspects of the merger.

TMP SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The selected historical consolidated financial data set forth below as of December 31, 1996, 1997 and 1998 and for each of the years in the two year period ended December 31, 1997 have been derived from TMP's unaudited consolidated financial statements that are not incorporated by reference in this proxy statement/prospectus. The selected historical consolidated balance sheet data set forth below as of December 31, 1999 and 2000 and the selected historical consolidated statement of operations data for each of the periods ended December 31, 2000, 1999 and 1998 have been derived from TMP's audited consolidated financial statements, which are incorporated by reference in this proxy statement/ prospectus. The selected consolidated financial data as of June 30, 2001 and for the six months ended June 30, 2000 and 2001 have been derived from TMP's unaudited consolidated condensed financial statements as filed on Form 10-Q and incorporated by reference herein, and in the opinion of TMP's management, have been prepared on the same basis as the audited consolidated financial statements and include all normal recurring adjustments necessary for a fair presentation of the financial information. The results for the six months ended June 30, 2001 are not necessarily indicative of future results. The following financial information should be read in conjunction with TMP's consolidated financial statements and related notes thereto incorporated by reference in this proxy statement/ prospectus. "Other Data" provided below has not been audited.

                                                                                                           SIX MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                        JUNE 30,
                                                 ------------------------------------------------------   -------------------
                                                   1996       1997       1998       1999        2000        2000       2001
                                                 --------   --------   --------   --------   ----------   --------   --------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Commissions and fees...........................  $458,146   $628,121   $771,838   $908,955   $1,291,737   $648,244   $760,801
Operating expenses:
  Salaries & related...........................   263,039    352,485    442,511    512,554      667,398    356,212    394,325
  Office & general.............................   127,341    164,443    192,156    216,826      287,428    154,227    159,799
  Marketing & promotion........................     8,459     13,986     30,229     75,780      161,367     70,460    110,694
  Merger & integration.........................        --         --     22,412     63,054       64,604     22,323     41,726
  Restructuring................................        --         --      3,543      2,789           --         --         --
  Amortization of intangibles..................     4,786      6,963     11,281     12,894       16,536      9,162     12,105
  Special compensation and CEO bonus (1).......    52,019      1,500      1,250         --           --         --         --
Total operating expenses.......................   455,644    539,377    703,382    883,897    1,197,333    612,384    718,649
Operating income...............................     2,502     88,744     68,456     25,058       94,404     35,860     42,152
Other income (expense):
  Interest income (expense), net (2)...........   (14,769)   (10,725)   (13,659)   (14,126)      20,710      5,994      9,375
  Other, net...................................      (326)     1,386     (2,095)    (2,889)      (1,095)      (252)      (600)
Income (loss) before provision for income
  taxes, minority interests and equity in
  earnings (losses) of affiliates..............   (12,593)    79,405     52,702      8,043      114,019     41,602     50,927
Provision for income taxes.....................    11,479     23,936     17,426      8,424       57,602     21,088     25,966
Net income (loss) applicable to common and
  Class B common stockholders..................   (25,185)    55,017     34,852       (788)      56,859     20,838     25,521
Net income (loss) per common and Class B common
  share:
  Basic........................................  $  (0.36)  $   0.67   $   0.40   $  (0.01)  $     0.56   $   0.20   $   0.24
  Diluted......................................  $  (0.36)  $   0.66   $   0.39   $  (0.01)  $     0.53   $   0.19   $   0.23
Weighted average shares outstanding:
  Basic........................................    70,009     81,668     87,449     90,152      101,413    101,773    108,573
  Diluted......................................    70,009     82,945     89,305     90,152      107,903    109,684    113,224

                                                                                                         SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                              JUNE 30,
                                     --------------------------------------------------------------   -----------------------
                                        1996         1997         1998         1999         2000         2000         2001
                                     ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                          (IN THOUSANDS)
OTHER DATA:
Gross Billings:
  Interactive (3)..................  $   11,960   $   31,589   $   71,571   $  176,587   $  485,899   $  203,524   $  372,388
  Advertising & Communications.....     391,158      672,187      881,809      843,955      877,755      524,993      417,300
  eResourcing (4)..................     146,475      187,516      223,063      295,133      391,637      224,150      233,913
  Executive Search.................     127,893      168,107      195,268      173,558      178,399       87,352       64,007
  Directional Marketing............     466,230      497,848      520,129      532,258      545,584      268,869      275,347
                                     ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total Gross Billings...............  $1,143,716   $1,557,247   $1,891,840   $2,021,491   $2,479,274   $1,308,888   $1,362,955
                                     ==========   ==========   ==========   ==========   ==========   ==========   ==========
Total Operating Expenses as a
  percentage of commissions and
  fees.............................        99.5%        85.9%        91.1%        97.2%        92.7%        94.5%        94.5%

                                                                          DECEMBER 31,
                                                    --------------------------------------------------------    JUNE 30,
                                                      1996       1997       1998        1999         2000         2001
                                                    --------   --------   --------   ----------   ----------   ----------
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets....................................  $354,942   $495,248   $542,209   $  642,645   $1,248,274   $1,264,184
Current liabilities...............................   347,156    449,584    475,215      626,800      852,804      889,125
Total assets......................................   543,694    822,012    933,873    1,098,765    1,991,843    2,156,625
Long-term liabilities, less current portion of
  long-term debt..................................   105,083    167,574    178,594      136,933       81,163      114,566
Minority interests................................     3,705        431        509           --           --           --
Redeemable preferred stock........................     2,000         --         --           --           --           --
Total stockholders' equity........................    85,750    204,423    279,555      335,032    1,057,876    1,152,934

------------------------------

(1) Special compensation consists of a non-cash, non-recurring charge of approximately $52.0 million for special management compensation in 1996 resulting from the issuance of approximately 7.2 million shares of common stock of TMP to stockholders of predecessor companies of TMP in exchange for their shares in those companies which they had received for nominal or no consideration, as employees or as management of businesses financed substantially by the principal stockholder of the company and, accordingly, were not considered to have made substantive investments for their minority shares. The CEO bonus for the year ended December 31, 1997 and the year ended December 31, 1998 consists of a mandatory bonus of $375,000 per quarter payable to Andrew J. McKelvey, TMP's CEO and principal stockholder, as provided for in the principal stockholder's then existing employment agreement. Receipt of these bonus amounts was permanently waived by the principal stockholder, and accordingly, since they were not paid, are also accounted for as contributions to additional paid-in capital.

(2) Interest expense for 1996 includes a $2.6 million non-cash, non-recurring charge to reflect the exercise of a warrant issued in connection with TMP's financing agreement.

(3) Represents fees earned in connection with recruitment, yellow page and other advertisements placed on the Internet, interactive moving services and employment searches and temporary contracting services sourced through the Internet.

(4) Amounts for temporary contracting are reported net of the costs paid to the temporary contractor.

HOTJOBS SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The selected consolidated statement of operations data for the period from February 20, 1997 (inception) to December 31, 1997 and selected balance sheet data as of December 31, 1997 and 1998 are derived from HotJobs' consolidated audited financial statements that are not incorporated by reference in this proxy statement/prospectus. Selected consolidated statement of operations data for the years ended December 31, 1998, 1999 and 2000 and selected consolidated balance sheet data as of December 31, 1999 and 2000 are derived from HotJobs' consolidated financial statements, which have been audited by KPMG LLP, independent accountants and the relevant report from KPMG LLP is incorporated by reference in this proxy statement/prospectus. The financial data for the six months ended June 30, 2000 and 2001 have been derived from HotJobs' unaudited consolidated financial statements, and in the opinion of HotJobs' management, include adjustments (consisting only of normal recurring adjustments) that are necessary to present fairly the results of operations and financial position of HotJobs for these periods in accordance with U.S. generally accepted accounting principles. The results for the six months ended June 30, 2001 are not necessarily indicative of future results.

                                         PERIOD FROM
                                         FEBRUARY 20,                                              SIX MONTHS ENDED
                                             1997                                                      JUNE 30,
                                        (INCEPTION) TO         YEAR ENDED DECEMBER 31,                (UNAUDITED)
                                         DECEMBER 31,    ------------------------------------   -----------------------
                                             1997           1998         1999         2000         2000         2001
                                        --------------   ----------   ----------   ----------   ----------   ----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues:
  e-Recruitment.......................    $      361     $    2,638   $   15,606   $   74,745   $   28,164   $   52,213
  Software............................            36            873        1,527       12,941        3,830       10,503
  Career expos........................            --             --        2,327        4,968        2,632        1,101
  Other...............................            --              1        1,214        3,881        1,603        1,236
                                          ----------     ----------   ----------   ----------   ----------   ----------
    Total revenues....................           397          3,512       20,674       96,535       36,229       65,053
Cost of revenues(1)...................            12            505        3,750       21,490        7,528       13,462
                                          ----------     ----------   ----------   ----------   ----------   ----------
  Gross profit........................           385          3,007       16,924       75,045       28,701       51,591
                                          ----------     ----------   ----------   ----------   ----------   ----------
Operating expenses:
  Product development(2)..............           174            474        1,423        8,069        3,859        5,885
  Sales and marketing(3)..............           431          3,085       24,490       82,514       40,159       38,296
  General and administrative(4).......           725          1,642        8,112       25,794        8,132       14,079
  Non-cash compensation, net..........            --             --        2,012        1,860          897          691
  Amortization of goodwill............            --             --           --       10,211        2,100        7,991
  Restructuring charges...............            --             --           --           --           --        3,268
  Merger and integration costs........            --             --           --           --           --          785
                                          ----------     ----------   ----------   ----------   ----------   ----------
    Total operating expenses..........         1,330          5,201       36,037      128,448       55,147       70,995
                                          ----------     ----------   ----------   ----------   ----------   ----------
      Loss from operations............          (945)        (2,194)     (19,113)     (53,403)     (26,446)     (19,404)
Net interest income (expense).........            --            (63)       1,297        7,072        3,653        2,171
                                          ----------     ----------   ----------   ----------   ----------   ----------
      Net loss........................          (945)        (2,257)     (17,816)     (46,331)     (22,793)     (17,233)
Deemed dividend attributable to
  issuance of convertible preferred
  stock...............................            --             --      (16,200)          --           --           --
                                          ----------     ----------   ----------   ----------   ----------   ----------
Net loss attributable to common
  stockholders........................    $     (945)    $   (2,257)  $  (34,016)  $  (46,331)  $  (22,793)  $  (17,233)
                                          ==========     ==========   ==========   ==========   ==========   ==========
Basic and diluted net loss per common
  share...............................    $    (0.04)    $    (0.11)  $    (1.46)  $    (1.34)  $    (0.69)  $    (0.46)
                                          ==========     ==========   ==========   ==========   ==========   ==========
Weighted average shares outstanding
  used in basic and diluted net loss
  per common share calculation........        21,300         21,044       23,335       34,663       32,822       37,241
                                          ==========     ==========   ==========   ==========   ==========   ==========

--------------------------

(1) Excludes $10 and $12 of non-cash compensation for the six months ended June 30, 2001 and 2000 respectively and $20, $14, $0 and $0 of non-cash compensation for the years ended 2000, 1999, 1998 and 1997, respectively.

(2) Excludes $92 and $123 of non-cash compensation for the six months ended June 30, 2001 and 2000 respectively and $247, $303, $0 and $0 of non-cash compensation for the years ended 2000, 1999, 1998 and 1997, respectively.

(3) Excludes $95 and $96 of non-cash compensation for the six months ended June 30, 2001 and 2000 respectively and $195, $146, $0, and $0 of non-cash compensation for the years ended 2000, 1999, 1998 and 1997, respectively.

(4) Excludes $494 and $666 of non-cash compensation for the six months ended June 30, 2001 and 2000 respectively and $1,398, $1,549, $0, and $0 of non-cash compensation for the years ended 2000, 1999, 1998 and 1997, respectively.

                                                                     DECEMBER 31,                   JUNE 30,
                                                       -----------------------------------------      2001
                                                         1997       1998       1999       2000     (UNAUDITED)
                                                       --------   --------   --------   --------   -----------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash, cash equivalents and marketable securities...   $  --     $   167    $138,270   $ 99,098    $ 83,003
  Working capital (deficit)..........................    (808)     (3,694)    132,281     75,842      66,339
  Total assets.......................................     340       3,654     152,541    190,736     166,648
  Note payable, excluding current portion............      --          --          28         --          --
  Line of credit, excluding current portion..........      --          --         499        417         250
  Obligations under capital leases, excluding current
    installments.....................................      --          80         216         23          --
  Total stockholders' equity (deficit)...............    (808)     (2,883)    135,528    136,705     121,944

                 SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED
                         SELECTED FINANCIAL INFORMATION

    The following tables present summary unaudited pro forma condensed combined financial information after giving effect to the merger of TMP and HotJobs under the pooling-of-interests method of accounting. The tables have been derived from, or prepared on a basis consistent with, the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus. The summary unaudited pro forma condensed combined financial information should be read in conjunction with, and is qualified in its entirety by reference to, the unaudited pro forma condensed combined financial statements and the notes thereto. See "Unaudited Pro Forma Condensed Combined Financial Information." You should also read the historical financial statements of TMP and HotJobs that are incorporated by reference in this proxy statement/prospectus. The following data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred or that will occur after consummation of the merger.

    The Pro Forma Condensed Combined Statements of Operations give effect to the merger with HotJobs as if it had occurred at the beginning of the earliest period presented, combining the results of TMP for the six months ended
June 30, 2001 and each year in the three-year period ended December 31, 2000 with those of HotJobs for the six months ended June 30, 2001 and each year in the three-year period ended December 31, 2000, respectively. In addition, the Pro Forma Condensed Combined Statements of Operations for the periods ended
June 30, 2001 and December 31, 2000 give effect to the acquisitions of Jobline, QD Group and Resumix as if they had occurred as of January 1, 2000. The Pro Forma Condensed Combined Balance Sheet gives effect to the merger as if it had occurred on June 30, 2001, combining the balance sheet of TMP as of June 30, 2001 with that of HotJobs as of June 30, 2001. Furthermore, the Pro Forma Condensed Combined Balance Sheet assumes that TMP's acquisition of Jobline occurred as of June 30, 2001.

                                                                  YEAR ENDED DECEMBER 31,          SIX MONTHS
                                                              --------------------------------   ENDED JUNE 30,
                                                                1998       1999        2000           2001
                                                              --------   --------   ----------   --------------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Commissions and fees........................................  $775,350   $929,629   $1,431,475     $  839,760
Operating expenses:
  Salaries & related........................................   445,218    526,958      758,192        441,333
  Office & general..........................................   193,539    222,673      338,805        204,102
  Marketing & promotion.....................................    31,845     95,313      243,206        139,188
  Merger & integration......................................    22,412     63,054       64,604         42,511
  Restructuring.............................................     3,543      2,789           --          6,433
  Special compensation and CEO bonus........................     1,250         --           --             --
  Amortization of intangibles...............................    11,281     12,897       31,739         18,928
Total operating expenses....................................   709,088    923,684    1,436,546        852,495
Operating income (loss).....................................    66,262      5,945       (5,071)       (12,735)
Other income (expense), net.................................   (15,817)   (15,718)      24,134         11,509
Income (loss) before provision for income taxes, minority
  interests and equity in earnings (losses) of affiliates...    50,445     (9,773)      19,063         (1,226)
Provision for income taxes..................................    16,573      1,690       28,414         10,557
Deemed dividend attributable to issuance of convertible
  preferred stock...........................................        --    (16,200)          --             --
Net income (loss) applicable to common and Class B common
  stockholders                                                  33,448    (28,070)      (5,054)        (9,123)
Net income (loss) per common and Class B common share:
  Basic.....................................................  $   0.36   $  (0.29)  $    (0.05)    $    (0.08)
  Diluted...................................................  $   0.36   $  (0.29)  $    (0.05)    $    (0.08)
Weighted average shares outstanding:
  Basic.....................................................    92,068     95,274      109,743        116,747
  Diluted...................................................    93,970     95,274      109,743        116,747
OTHER DATA:
Total operating expenses as a percentage of commissions and
  fees......................................................      91.5%      99.4%       100.4%         101.5%
BALANCE SHEET DATA:
Current assets................................................................................     $1,314,098
Current liabilities...........................................................................        983,348
Total assets..................................................................................      2,397,443
Long-term liabilities, less
  current portion of long-term debt...........................................................        115,636
Total stockholders' equity....................................................................      1,298,459

                           COMPARATIVE PER SHARE DATA

    The Pro Forma Condensed Combined Balance Sheet gives effect to the merger as if it had occurred on June 30, 2001, combining the balance sheet of TMP as of June 30, 2001 with that of HotJobs as of June 30, 2001. Furthermore, the Pro Forma Condensed Combined Balance Sheet assumes that TMP's acquisition of Jobline occurred as of June 30, 2001. The Pro Forma Condensed Combined Statements of Operations give effect to the merger with HotJobs as if it had occurred at the beginning of the earliest period presented, combining the results of TMP for the six months ended June 30, 2001 and each year in the three-year period ended December 31, 2000 with those of HotJobs for the six months ended June 30, 2001 and each year in the three-year period ended December 31, 2000, respectively. In addition, the Pro Forma Condensed Combined Statements of Operations for the periods ended June 30, 2001 and December 31, 2000 give effect to the acquisitions of Jobline, QD Group and Resumix as if they had occurred as of January 1, 2000.

The following table summarizes the following information:

    - historical per share data of TMP and HotJobs;

    - unaudited pro forma combined per share data for each share of TMP common stock held immediately after the merger, giving effect to the merger under the pooling-of-interests method of accounting as if the merger had been consummated as of the beginning of the periods presented; and

    - unaudited equivalent pro forma combined per share data for each share of HotJobs common stock held immediately prior to the merger. This information has been calculated by multiplying the pro forma combined per share data of TMP common stock by the exchange ratio of 0.2195.

    You should read this table with the selected financial information and the pro forma financial statements included in this proxy statement/prospectus. You should also read the historical financial statements of TMP and HotJobs that are incorporated by reference into this proxy statement/prospectus. This pro forma data is not necessarily indicative of what TMP and HotJobs results of operations or financial position would have been if the merger had actually been consummated as of the beginning of the periods presented. It is also not necessarily indicative of the future operating results or financial position of the combined company. Neither HotJobs nor TMP has ever paid cash dividends on its common stock and dividends are not anticipated to be paid in the foreseeable future.

                                                                    AS OF AND FOR THE          AS OF AND FOR
                                                                 YEAR ENDED DECEMBER 31,       THE SIX MONTHS
                                                              ------------------------------   ENDED JUNE 30,
                                                                1998       1999       2000          2001
                                                              --------   --------   --------   --------------
Net income (loss) per share--basic
  Historical--TMP...........................................   $ 0.40     $(0.01)   $  0.56       $  0.24
  Historical--HotJobs.......................................    (0.11)     (1.46)     (1.34)        (0.46)
  Pro Forma Combined........................................     0.36      (0.29)     (0.05)        (0.08)
  Equivalent Pro Forma Combined per HotJobs Share (1).......     0.08      (0.06)     (0.01)        (0.02)
Net income (loss) per share--diluted
  Historical--TMP...........................................     0.39      (0.01)      0.53          0.23
  Historical--HotJobs.......................................    (0.11)     (1.46)     (1.34)        (0.46)
  Pro Forma Combined........................................     0.36      (0.29)     (0.05)        (0.08)
  Equivalent Pro Forma Combined per HotJobs Share (1).......     0.08      (0.06)     (0.01)        (0.02)
Book value per common share
  Historical--TMP (2).......................................                          10.17         10.52
  Historical--HotJobs (2)...................................                           3.72          3.23
  Pro Forma Combined (2)....................................                          10.79         11.01
  Equivalent Pro Forma Combined per HotJobs Share (1).......                           2.37          2.42
Tangible book value per common share
  Historical--TMP (2).......................................                           5.16          4.87
  Historical--HotJobs (2)...................................                           2.69          2.45
  Pro Forma Combined (2)....................................                           5.17          4.73
  Equivalent Pro Forma Combined per HotJobs Share (1).......                           1.13          1.04

------------------------------

(1) The equivalent HotJobs pro forma combined per share amounts are calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 0.2195.

(2) The historical and tangible book value per common share is computed by dividing total stockholders' equity (excluding intangibles for tangible book value amounts) by the number of shares of common stock outstanding at the end of the period. The pro forma combined book value per share is computed by dividing pro forma stockholders' equity (excluding intangibles for tangible book value amounts) by the pro forma number of shares of common stock outstanding at the end of the respective periods.

                                  RISK FACTORS

    YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH AN INVESTMENT IN TMP COMMON STOCK, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS BEFORE YOU DECIDE WHETHER TO VOTE FOR ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

RISKS RELATING TO THE MERGER

    THE VALUE OF THE TMP COMMON STOCK THAT HOTJOBS STOCKHOLDERS RECEIVE IN EXCHANGE FOR EACH SHARE OF HOTJOBS COMMON STOCK MAY FLUCTUATE.

    When the merger is completed, each share of HotJobs common stock will be converted into 0.2195 of a share of TMP common stock. The merger agreement does not contain any provision that would adjust this exchange ratio based on fluctuations in the price of TMP common stock or HotJobs common stock. The value of the consideration you receive will depend on the market price of TMP common stock at the time the merger is completed, which could be different from the current price of TMP common stock. While TMP and HotJobs intend to work promptly toward completion of the merger, we cannot predict with certainty whether delays will be encountered or the possible effect of such delays.

    TMP MAY ENCOUNTER DIFFICULTIES IN INTEGRATING HOTJOBS AND OTHER RECENTLY ACQUIRED COMPANIES.

    In addition to agreeing to acquire HotJobs, from January 1, 2001 through August 31, 2001, TMP acquired 38 companies, which TMP is still in the process of integrating. TMP's board and senior management face a significant challenge in their efforts to integrate the acquired businesses and, if the merger is consummated, HotJobs. The dedication of management resources to such integration may detract attention from the day-to-day business.

    TMP has in the past and may in the future encounter substantial difficulties, costs and delays in integrating the operations of other companies TMP acquired, including:

    - incompatibility of business cultures and operations;

    - potential loss of customers;

    - difficulty of incorporating acquired technology into TMP's products and services;

    - potential conflicts in distribution, marketing or other important relationships;

    - difficulty maintaining uniform standards, controls, procedures and policies;

    - the loss of key employees; and

    - the potential disruption of TMP's core business and the diversion of management's attention from ongoing business concerns.

    The process of integrating acquired companies, including HotJobs, may involve substantial costs. TMP cannot assure you that its integration efforts will be successful or that the anticipated benefits of the acquisition of HotJobs and other recently acquired companies will be realized.

    In addition, although TMP performed a legal and financial analysis of HotJobs and the other companies TMP has acquired, it is possible that the analysis did not uncover every risk inherent in acquiring these companies. Although the stockholders of some acquired companies have agreed to indemnify TMP from some of these risks, this indemnification is limited in time and amount and may be inadequate to cover all indemnifiable losses. Further, HotJobs stockholders will not indemnify TMP. To the extent TMP incurs losses as a result of these acquisitions that are not indemnified, TMP may not realize the anticipated benefits of these acquisitions and its stock price could decline.

    TMP'S COSTS RELATED TO THE MERGER MAY BE SIGNIFICANT.

    TMP expects to incur merger-related expenses of approximately
$17.3 million. These expenses include investment banking, legal and accounting fees, costs of financial printing, listing fees and other related costs. This estimate does not include any costs associated with restructuring, integrating or consolidating the operations of TMP and HotJobs. This amount is only an estimate and may change. In addition, TMP may incur unanticipated expenses in integrating HotJobs' business with TMP's. TMP expects that the savings from the elimination of duplicative expenses and the realization of other efficiencies related to the integration of HotJobs' business may offset any additional expenses in the future. However, TMP cannot assure you that a net benefit will be achieved in the near future, or at all. TMP also cannot assure you that combining TMP's business with HotJobs', even if achieved in an efficient and effective manner, will result in combined results of operations and financial condition better than what would have been achieved by TMP or HotJobs independently. In addition, compensation expense of approximately $6.6 million will be recognized upon consummation of the merger relating to the acceleration of the vesting of HotJobs stock options and relating to retention bonuses to be paid to HotJobs' employees.

    The issuance of TMP common stock in the merger may reduce TMP's net income per share from expected levels. Unless TMP can achieve revenue growth, cost savings or other business synergies that will offset the effect of the issuance, any reduction in net income per share from expected levels will likely adversely affect the market price of TMP common stock.

    TMP MAY LOSE HOTJOBS CLIENTS AND PERSONNEL.

    TMP believes a substantial portion of HotJobs' business is relationship-driven. Consequently, due to the merger it is possible that certain clients of HotJobs may terminate their relationship with HotJobs if HotJobs' employees with whom they have relationships do not remain with the combined company. TMP's ability to retain key employees of HotJobs will be important to the successful integration of TMP's businesses with those of HotJobs. These individuals have not previously worked with the members of TMP's management team. If TMP's management is not able to work together with key employees of HotJobs effectively or successfully, the integration of HotJobs with TMP could be materially adversely affected.

    In addition, if one or more key employees of HotJobs join a competitor or form a competing company, TMP may lose existing or potential clients, which could have a material adverse effect on TMP's business, results of operations and financial condition. Though TMP will be the beneficiary of confidentiality agreements with each former HotJobs employee, if TMP was to lose a key employee, TMP cannot assure you that TMP would be able to prevent the unauthorized disclosure or use of procedures, practices, new product development or customer lists.

    TMP MAY NOT BE ABLE TO TREAT THE MERGER AS A POOLING-OF-INTERESTS FOR ACCOUNTING PURPOSES.

    TMP and HotJobs intend for the merger to qualify as a pooling-of-interests for accounting and financial reporting purposes. Under this method of accounting, TMP's assets and liabilities and those of HotJobs will be carried forward to the combined company at the amounts recorded on each company's balance sheet. Results of operations for the combined company will include TMP's results of operations and HotJobs' results of operations for the entire fiscal period in which the combination occurs. Reported income of the separate companies for prior periods will be combined and restated as the results of operations of the combined company. It is a condition to the consummation of the merger that (a) TMP's accountants deliver a letter to the effect that they agree with TMP's conclusion that the merger will qualify for pooling-of-interests accounting treatment and (b) HotJobs' accountants deliver a letter to the effect that they agree with HotJobs' conclusion that HotJobs meets the requirements to be a party to a transaction accounted for as a pooling-of-interests.

    Under the pooling-of-interests rules, except for certain limited exceptions, none of the executive officers, directors or other affiliates of either TMP or HotJobs may sell any shares of TMP common stock or HotJobs common stock from the time 30 days prior to the consummation of the merger until the combined company releases financial results covering at least 30 days of combined operations of TMP and HotJobs. Therefore, pooling-of-interests accounting treatment for the merger may not be available if these stockholders sell any shares during the restricted period. Although each of the current executive officers, directors and other affiliates of each of TMP and HotJobs has agreed to comply with the previously mentioned restrictions on selling shares of TMP common stock and HotJobs common stock, TMP and HotJobs cannot assure you that an affiliate of either company will not sell shares of TMP common stock or HotJobs common stock during the restricted period and that TMP or HotJobs will meet all of the requirements to qualify for pooling-of-interests treatment. If the requirements are not met before the closing of the merger, then neither TMP nor HotJobs is required to consummate the merger. However, if the parties elect to consummate the merger despite the fact that the conditions have not been met, the merger would be accounted for under the purchase method of accounting. This would mean that HotJobs' assets would be recognized at their fair value and that any excess of the purchase price over such fair value, other than amounts charged to in-process research and development costs, if any, would be recognized as goodwill on TMP's balance sheet. The goodwill would not be amortized as an expense unless it is viewed as impaired.

RISKS RELATING TO THE COMBINED COMPANY

    TMP MAY NOT BE ABLE TO MANAGE ITS GROWTH.

    TMP's business has grown rapidly in recent periods, both internally and through acquisitions. This growth of TMP's business has placed a significant strain on TMP's management and operations. TMP's expansion has resulted, and is expected in the future to result, in substantial growth in the number of TMP's employees. In addition, this growth is expected to result in increased responsibility for both existing and new management personnel and incremental strain on TMP's existing operations, financial and management information systems. TMP's success depends to a significant extent on the ability of TMP's executive officers and other members of its senior management to operate effectively both independently and as a group. If TMP is not able to manage existing or anticipated growth, TMP's business, financial condition and operating results would be materially adversely affected.

    TMP FACES RISKS ASSOCIATED WITH ITS STRATEGY OF EXPANSION THROUGH
     ACQUISITION.

    TMP expects that TMP will continue to grow, in part, by acquiring businesses. The success of this strategy depends upon several factors, including:

    - TMP's ability to identify and acquire businesses on a cost-effective basis;

    - TMP's ability to integrate acquired personnel, operations, products and technologies into TMP's organization effectively;

    - TMP's ability to retain and motivate key personnel and to retain the clients of acquired firms; and

    - TMP's ability to use its common stock to pay for acquisitions.

    TMP cannot assure you that financing for acquisitions will be available on terms TMP finds acceptable, or that TMP will be able to identify or consummate new acquisitions, or manage and integrate TMP's recent or future expansions successfully. Any inability to do so would materially adversely affect TMP's business, financial condition and operating results. In addition, oftentimes TMP has used its common stock as consideration for acquisitions. TMP cannot assure you that TMP common stock will remain at a price at which it can be used as consideration without diluting existing TMP stockholders or that potential acquisition targets will continue to view TMP common stock attractively. TMP also cannot assure you that TMP will be able to sustain the rates of growth that TMP has experienced in the past.

    TMP'S SUCCESS DEPENDS ON THE VALUE OF ITS BRANDS.

    TMP's success depends on TMP's brands and their value. TMP has expended, and expects to continue to expend, significant amounts to establish its brand names, particularly Monster.com-Registered Trademark-. TMP's business would be adversely affected if TMP were unable to adequately protect brand names such as Monster.com-Registered Trademark- and, if the merger is consummated, HotJobs.com. TMP is also susceptible to others imitating TMP's products, particularly Monster.com-Registered Trademark-, and infringing its intellectual property rights. TMP may not be able to successfully protect its intellectual property rights, upon which it is materially dependent. In addition, the laws of many foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Imitation of TMP's products or infringement of its intellectual property rights could diminish the value of its brands or otherwise adversely affect its business.

    TMP FACES RISKS RELATING TO DEVELOPING TECHNOLOGY, INCLUDING THE INTERNET.

    The market for Internet products and services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging character of these products and services and their rapid evolution will require TMP's continuous improvement in performance, features and reliability of TMP's Internet content, particularly in response to competitive offerings. TMP cannot assure you that it will be successful in responding quickly, cost effectively and sufficiently to these developments. In addition, the widespread adoption of new Internet technologies or standards could require TMP to make substantial expenditures to modify or adapt its websites and services. This could affect TMP's business, financial condition and operating results.

    The online recruiting market is still young and rapidly evolving. The adoption of online recruiting and job seeking, particularly among those companies that have historically relied upon traditional recruiting methods, requires the acceptance of a new way of conducting business, exchanging information, advertising and applying for jobs. Many of TMP's potential customers have little or no experience using the Internet as a recruiting tool, and only select segments of the job-seeking population have experience using the Internet to look for jobs. There can be no assurance that companies will continue to allocate portions of their budgets to Internet-based recruiting or that job seekers will use online job seeking methods. As a result, TMP cannot be sure that it will be able to effectively compete with traditional recruiting and job seeking methods. If Internet-based recruiting does not remain widely accepted or if TMP is not able to anticipate changes in the online recruiting market, TMP's business, results of operations and financial condition could be materially adversely affected.

    New Internet services or enhancements that TMP has offered or may offer in the future may contain design flaws or other defects that could require expensive modifications or result in a loss of client confidence. Any disruption in Internet access or in the Internet generally could have a material adverse effect on TMP's business, financial condition and operating results. Slower response times or system failures may also result from straining the capacity of TMP's software, hardware or network infrastructure. To the extent that TMP does not effectively address any capacity constraints or system failures, TMP's business, results of operations and financial condition could be materially adversely affected.

    Trends that could have a critical impact on TMP's success include:

    - rapidly changing technology in online recruiting;

    - evolving industry standards, including both formal and de facto standards relating to online recruiting;

    - developments and changes relating to the Internet;

    - evolving government regulations;

    - competing products and services that offer increased functionality; and

    - changes in employer and job seeker requirements.

    TMP IS VULNERABLE TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS BROUGHT
     AGAINST TMP BY OTHERS.

    Successful intellectual property infringement claims against TMP could result in monetary liability or a material disruption in the conduct of TMP's business. TMP cannot be certain that TMP's products, content and brand names do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. TMP expects that infringement claims in TMP's markets will increase in number as more participants enter the markets. TMP may be subject to legal proceedings and claims from time to time relating to the intellectual property rights of others in the ordinary course of TMP's business. If TMP was found to have infringed the intellectual property rights of a third party, TMP could be liable to that party for license fees, royalty payments, profits or damages, and the owner of the intellectual property might be able to prevent TMP from using the technology or software in the future. If the amount of these payments were significant or TMP was prevented from incorporating certain technology or software into TMP's products, TMP's business could be materially adversely affected.

    TMP may incur substantial expenses in defending against these third party infringement claims, regardless of their merit. As a result, due to the diversion of management time, the expense required to defend against any claim and the potential liability associated with any lawsuit, any significant litigation could have a material adverse effect on TMP's business and results of operations.

    COMPUTER VIRUSES MAY CAUSE TMP'S SYSTEMS TO INCUR DELAYS OR INTERRUPTIONS.

    Computer viruses may cause TMP's systems to incur delays or other service interruptions and could damage TMP's reputation and have a material adverse effect on TMP's business, financial condition and operating results. The inadvertent transmission of computer viruses could expose TMP to a material risk of loss or litigation and possible liability. TMP's system's continuing and uninterrupted performance is critical to TMP's success. Customers and job seekers may become dissatisfied by any system failure that interrupts TMP's ability to provide TMP's services to them, including failures affecting TMP's ability to serve Web page requests without significant delay to the viewer. Sustained or repeated system failures would reduce the attractiveness of TMP's solutions to customers and job seekers and result in reduced traffic or contract terminations, fee rebates and makegoods, thereby reducing revenues. Moreover, if a computer virus affecting TMP's system is highly publicized, TMP's reputation could be materially damaged and TMP's visitor traffic may decrease.

    TMP'S MARKETS ARE HIGHLY COMPETITIVE.

    The markets for TMP's services are highly competitive. They are characterized by pressures to:

    - reduce prices,

    - incorporate new capabilities and technologies, and

    - accelerate job completion schedules.

    Furthermore, TMP faces competition from a number of sources. These sources include:

    - national and regional advertising agencies,

    - Internet portals,

    - specialized and integrated marketing communication firms,

    - traditional media companies,

    - executive search firms, and

    - search and selection firms.

    In addition, many advertising agencies and publications have started either to internally develop or acquire new media capabilities, including the Internet. TMP is also competing with established companies that provide integrated specialized services like website advertising services or website design, and are technologically proficient. Many of TMP's competitors or potential competitors have long operating histories, and some may have greater financial, management, technological development, sales, marketing and other resources than TMP has. In addition, TMP's ability to maintain its existing clients and attract new clients depends to a large degree on the quality of TMP's services and TMP's reputation among its clients and potential clients.

    Due to competition, TMP may experience reduced margins on its products and services, loss of market share or less use of Monster.com-Registered Trademark-by job seekers and TMP's customers. If TMP is not able to compete effectively with current or future competitors as a result of these and other factors, its business could be materially adversely affected.

    TMP has no significant proprietary technology that would preclude or inhibit competitors from entering the online advertising, executive search, recruitment advertising, or yellow page advertising markets. TMP cannot assure you that existing or future competitors will not develop or offer services and products that provide significant performance, price, creative or other advantages over TMP's services. This could have a material adverse effect on TMP's business, financial condition and operating results.

    TMP'S OPERATING RESULTS FLUCTUATE FROM QUARTER TO QUARTER.

    TMP's quarterly operating results have fluctuated in the past and may fluctuate in the future. These fluctuations are a result of a variety of factors, including:

    - mismatches between resource allocation and consumer demand due to difficulties in predicting consumer demand in a new market;

    - enhancements and services;

    - the hiring cycles of employers;

    - the timing, amount and mix of subscription, license and service payments;

    - changes in general economic conditions, such as recessions, that could affect recruiting efforts generally and online recruiting efforts in particular;

    - the magnitude and timing of marketing initiatives;

    - the maintenance and development of TMP's strategic relationships;

    - the attraction and retention of key personnel;

    - TMP's ability to manage its anticipated growth and expansion;

    - TMP's ability to attract and retain customers;

    - TMP's ability to attract qualified job seekers;

    - technical difficulties or system downtime affecting the Internet generally or the operation of TMP's products and services specifically;

    - the timing of TMP's acquisitions;

    - the timing of yellow page directory closings, the largest number of which currently occur in the third quarter; and

    - the receipt of additional commissions from yellow page publishers for achieving a specified volume of advertising, which are typically reported in the fourth quarter.

    Generally TMP's quarterly commissions and fees earned from recruitment advertising tend to be highest in the first quarter and lowest in the fourth quarter of the year. Additionally, recruitment advertising commissions and fees tend to be more cyclical than yellow page commissions and fees. To the extent that a significant percentage of TMP's commissions and fees are derived from recruitment advertising, TMP's operating results may be subject to increased cyclicality.

    TMP'S OPERATIONS WILL BE AFFECTED BY GLOBAL ECONOMIC FLUCTUATIONS.

    Demand for TMP's services is significantly affected by the general level of economic activity in the regions and industries in which TMP operates. When economic activity slows, many companies hire fewer permanent employees. Therefore, a significant economic downturn, especially in regions or industries where TMP's operations are heavily concentrated, could have a material adverse effect on TMP's business, financial condition and operating results. Further, TMP may face increased pricing pressures during these periods. There can be no assurance that during these periods TMP's results of operations will not be adversely affected.

    Online recruiting is a relatively new industry, and TMP does not know how sensitive this market is to general economic conditions. The level of economic activity and employment in the United States and abroad may significantly and adversely affect demand for TMP's services. When economic activity slows, many companies hire fewer permanent employees, and some companies engage in hiring freezes. A recession could cause employers to reduce or postpone their recruiting efforts generally, and their online recruiting efforts in particular. Therefore, a significant economic downturn or recession, especially in regions or industries where TMP's operations are heavily concentrated, could have a material adverse effect on TMP's business, financial condition and operating results. Further, TMP may face increased pricing pressures during such periods. There can be no assurance that during these periods TMP's results of operations will not be adversely affected.

    TMP DEPENDS ON TMP'S HIGHLY SKILLED PROFESSIONALS.

    The success of TMP's employment recruiting business depends upon TMP's ability to attract and retain highly-skilled professionals who possess the skills and experience necessary to fulfill its clients' employee search needs. Competition for highly-skilled professionals is intense. TMP believes that it has been able to attract and retain highly-qualified, effective professionals as a result of TMP's reputation and TMP's performance-based compensation system. These professionals have the potential to earn substantial bonuses based on the amount of revenue they generate by:

    - obtaining executive search assignments,

    - executing search assignments, and

    - assisting other professionals to obtain or complete executive search assignments.

    Bonuses represent a significant proportion of these professionals' total compensation. Any diminution of TMP's reputation could impair its ability to retain existing or attract additional highly-skilled professionals. TMP's inability to attract and retain highly-skilled professionals could have a material adverse effect on TMP's executive search business, financial condition and operating results.

    TMP'S SKILLED PERSONNEL MAY DEPART WITH EXISTING CLIENTS.

    The success of TMP's business depends upon the ability of TMP's employees to develop and maintain strong, long-term relationships with clients. Usually, one or two employees have primary responsibility for a client relationship. When an employee leaves a recruiting firm and joins another, clients that have established relationships with the departing employee may move their business to the employee's new employer. The loss of one or more clients is more likely to occur if the departing employee enjoys widespread name recognition or has developed a reputation as a specialist in executing searches in a specific industry or management function. Historically, TMP has not experienced significant problems in this area. However, a failure to retain TMP's most effective employees or maintain the quality of service to which TMP's clients are accustomed could have a material adverse effect on TMP's business, financial condition and operating results. Also, the ability of a departing TMP employee to move business to his or her new employer could have a material adverse effect on TMP's business, financial condition and operating results.

    Competition for highly-skilled employees is intense, particularly in the Internet industry. TMP may be unable to attract, assimilate and retain highly-skilled employees in the future. TMP has from time to time in the past experienced, and TMP may experience in the future, difficulty in hiring and retaining highly-skilled employees with appropriate qualifications.

    TMP FACES RISKS MAINTAINING ITS PROFESSIONAL REPUTATION AND BRAND NAME.

    TMP's ability to secure new employee recruiting engagements and to hire qualified professionals is highly dependent upon TMP's overall reputation and brand name recognition as well as the individual reputations of TMP's professionals. TMP obtains a majority of its new engagements from existing clients or from referrals by existing clients. Therefore, the dissatisfaction of any client could have a disproportionate, adverse impact on TMP's ability to secure new engagements. Any factor that diminishes TMP's reputation or the reputation of any of TMP's personnel could make it more difficult for TMP to compete successfully for both new engagements and qualified personnel. This could have an adverse effect on TMP's executive search business, financial condition and operating results.

    TMP FACES RESTRICTIONS IMPOSED BY BLOCKING ARRANGEMENTS.

    Either by agreement with clients or for marketing or client relationship purposes, executive search firms frequently refrain, for a specified period of time, from recruiting certain employees of a client, and possibly other entities affiliated with that client, when conducting executive searches on behalf of other clients. This is known as a "blocking" or "off-limits" arrangement. Blocking arrangements generally remain in effect for one or two years following completion of an assignment. The actual duration and scope of any blocking arrangement, including whether it covers all operations of a client and its affiliates or only certain divisions of a client, generally depends on such factors as:

    - the length of the client relationship,

    - the frequency with which the executive search firm has been engaged to perform executive searches for the client, and

    - the number of assignments the executive search firm has generated or expects to generate from the client.

    Some of TMP's executive search clients are recognized as industry leaders and/or employ a significant number of qualified executives who are potential candidates for other companies in that client's industry. Blocking arrangements with a client of this nature, or the awareness by a client's competitors of a blocking arrangement, may make it difficult for TMP to obtain executive search assignments from, or to fulfill executive search assignments for, competitors while employees of that client may not be solicited. As TMP's client base grows, particularly in TMP's targeted business sectors, blocking arrangements increasingly may impede TMP's growth or ability to attract and serve new clients. This could have an adverse effect on TMP's executive search business, results of operations and financial condition.

    TMP FACES RISKS RELATING TO TMP'S FOREIGN OPERATIONS.

    TMP conducts operations in various foreign countries, including Australia, Belgium, Brazil, Canada, China, France, Germany, India, Ireland, Italy, Japan, Luxembourg, the Netherlands, New Zealand, Singapore, Spain and the United Kingdom. For the six months ended June 30, 2001 and the years ended
December 31, 2000 and 1999, approximately 40%, 40% and 45%, respectively, of TMP's total commissions and fees were earned outside of the United States. These amounts are collected in the local currency. In addition, TMP generally pays operating expenses in the corresponding local currency. Therefore, TMP is at risk for exchange rate fluctuations between such local currencies and the dollar. TMP does not conduct any significant hedging activities. TMP is also subject to taxation in foreign jurisdictions. In addition, transactions between TMP and its foreign subsidiaries may be subject to U.S. and foreign withholding taxes. Applicable tax rates in foreign jurisdictions differ from those of the United States, and change periodically. The extent, if any, to which TMP will receive credit in the United States for taxes TMP pays in foreign jurisdictions will depend upon the application of limitations set forth in the Internal Revenue Code of 1986, as amended, as well as the provisions of any tax treaties that may exist between the United States and these foreign jurisdictions.

    TMP's current or future international operations might not succeed for a number of reasons including:

    - difficulties in staffing and managing foreign operations;

    - competition from local recruiting services;

    - operational issues, such as longer customer payment cycles and greater difficulties in collecting accounts receivable;

    - seasonal reductions in business activity;

    - language and cultural differences;

    - legal uncertainties inherent in transnational operations, such as export and import regulations, tariffs and other trade barriers;

    - taxation issues;

    - unexpected changes in trading policies and regulatory requirements;

    - issues relating to uncertainties of laws and enforcement relating to the regulation and protection of intellectual property; and

    - general political and economic trends.

    If TMP is forced to discontinue any of its international operations, TMP could incur material costs to close down such operation.

    TRADITIONAL MEDIA IS IMPORTANT TO TMP.

    A substantial portion of TMP's total commissions and fees comes from designing and placing recruitment advertisements in traditional media such as newspapers and trade publications. This business constituted approximately 12%, 15% and 20% of TMP's total commissions and fees for the six months ended
June 30, 2001 and the years ended December 31, 2000 and 1999, respectively. TMP also receives a substantial portion of its commissions and fees from placing advertising in yellow page directories. This business constituted approximately 6%, 8% and 11% of total commissions and fees for the six months ended June 30, 2001 and the years ended December 31, 2000 and 1999, respectively. TMP cannot assure you that the total commissions and fees TMP receives in the future will equal the total commissions and fees it received in the past.

    In addition, new media, like the Internet, may cause yellow page directories and other forms of traditional media to become less desirable forms of advertising media. If TMP is not able to generate Internet advertising fees to offset any decrease in commissions from traditional media, TMP's business, financial condition and operating results will be materially adversely affected.

    TMP DEPENDS ON ITS KEY MANAGEMENT PERSONNEL.

    TMP's continued success will depend to a significant extent on its senior management, including Andrew J. McKelvey, TMP's Chairman of the Board and CEO. The loss of the services of Mr. McKelvey or one or more of TMP's key employees could have a material adverse effect on TMP's business, financial condition and operating results. In addition, if one or more key employees join a competitor or form a competing company, the resulting loss of existing or potential clients could have a material adverse effect on TMP's business, financial condition and operating results.

    TMP IS INFLUENCED BY A PRINCIPAL STOCKHOLDER.

    Andrew J. McKelvey beneficially owns all of the outstanding TMP Class B common stock and a large number of shares of TMP common stock, which, together with his TMP Class B common stock ownership, represents approximately 43% of the combined voting power of all classes of TMP voting stock. Mr. McKelvey can strongly influence the election of all of the members of the TMP board. He can also exercise significant influence over TMP's business and affairs. This includes any determinations with respect to mergers or other business combinations, acquisition or disposition of TMP's assets, whether or not TMP incurs indebtedness, issuance of any additional TMP common stock or other equity securities, and payment of dividends with respect to TMP common stock.

    EFFECTS OF ANTI-TAKEOVER PROVISIONS COULD INHIBIT THE ACQUISITION OF TMP BY OTHERS.

    Some of the provisions of TMP's certificate of incorporation, TMP's bylaws and Delaware law could, together or separately:

    - discourage potential acquisition proposals,

    - delay or prevent a change in control, and

    - limit the price that investors might be willing to pay in the future for shares of TMP common stock.

    In particular, TMP's board of directors may issue up to 800,000 shares of TMP preferred stock with rights and privileges that might be senior to TMP common stock without the consent of the holders of TMP common stock. TMP's certificate of incorporation and bylaws provide, among other things, for advance notice of stockholder proposals and director nominations.

    TERRORIST ATTACKS HAVE CONTRIBUTED TO ECONOMIC INSTABILITY IN THE UNITED STATES; CONTINUED TERRORIST ATTACKS, WAR OR OTHER CIVIL DISTURBANCES COULD LEAD TO FURTHER ECONOMIC INSTABILITY AND DEPRESS TMP'S STOCK PRICE.

    On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. These attacks have caused instability in the global financial markets, and have contributed to downward pressure on stock prices of United States publicly traded companies, such as TMP. This instability has resulted in a slowdown in the employment sector as companies assessed the impact of the attacks on their operations and on their employment needs. These attacks may lead to armed hostilities or to further acts of terrorism and civil disturbances in the United States or elsewhere, which may further contribute to economic instability in the United States and could have a material adverse effect on TMP's business, financial condition and operating results.

    THERE MAY BE VOLATILITY IN THE MARKET PRICE OF TMP COMMON STOCK.

    The market for TMP common stock has, from time to time, experienced extreme price and volume fluctuations. Factors such as announcements of variations in TMP's quarterly financial results and fluctuations in advertising commissions and fees, including the percentage of TMP's commissions and fees derived from Internet-based services and products, could cause the market price of TMP common stock to fluctuate significantly. Further, due to the volatility of the stock market generally, the market price of TMP common stock could fluctuate for reasons unrelated to TMP's operating performance.

    The market price of TMP common stock is based in large part on professional securities analysts' expectations that TMP's business will continue to grow and that TMP will achieve certain levels of net income. If TMP's financial performance in a particular quarter does not meet the expectations of securities analysts, this may adversely affect the views of those securities analysts concerning TMP's growth potential and future financial performance. If the securities analysts who regularly follow TMP common stock lower their ratings of TMP common stock or lower their projections for TMP's future growth and financial performance, the market price of TMP common stock is likely to drop significantly.

    TMP FACES RISKS ASSOCIATED WITH GOVERNMENT REGULATION.

    As an advertising agency that creates and places print and Internet advertisements, TMP is subject to Sections 5 and 12 of the Federal Trade Commission Act of 1914, also known as the FTC Act. These sections regulate advertising in all media, including the Internet, and require advertisers and advertising agencies to have substantiation for advertising claims before disseminating advertisements. The FTC Act prohibits the dissemination of false, deceptive, misleading and unfair advertising, and grants the FTC enforcement powers to impose and seek civil penalties, consumer redress, injunctive relief and other remedies upon advertisers and advertising agencies which disseminate prohibited advertisements. Advertising agencies like TMP are subject to liability under the FTC Act if the agency actively participated in creating the advertisement, and knew or had reason to know that the advertising was false or deceptive.

    In the event that any advertising that TMP has created is found to be false, deceptive or misleading, the FTC Act could potentially subject TMP to liability. The fact that the FTC has recently brought several actions charging deceptive advertising via the Internet, and is actively seeking new cases involving advertising via the Internet, indicates that the FTC Act could pose a somewhat higher risk of liability to the advertising distributed via the Internet. The FTC has never brought any actions against TMP. TMP cannot assure you that other current or new government laws and regulations, or the application of existing laws and regulations will not:

    - subject TMP to significant liabilities including civil rights, affirmative action and other employment claims and state sales and use taxes;

    - significantly dampen growth in Internet usage;

    - prevent TMP from offering certain Internet content or services; or

    - otherwise have a material adverse effect on TMP's business, financial condition and operating results.

                            SHARE PRICE INFORMATION

    The table below sets forth, for the calendar quarters indicated, the high and low closing sale prices per share of TMP common stock and the high and low sale prices per share of HotJobs common stock, in each case as reported on The Nasdaq National Market. Historically, neither company has paid dividends. Additionally, under the terms of the merger agreement, both companies have agreed not to declare or pay dividends between signing of the merger agreement and completion of the merger.

    Shares of TMP common stock are listed on The Nasdaq National Market under the symbol "TMPW". On June 29, 2001, the last full trading day before the public announcement of the proposed merger, the high and low sale prices per share for TMP common stock as reported on The Nasdaq National Market reporting system were
$60.93 and $56.84, respectively. On [      ], 2001, the last full trading day
before the printing of this proxy statement/prospectus, the high and low sale prices per share for TMP common stock as reported on The Nasdaq National Market
reporting system were $[      ] and $[      ], respectively.

    Shares of HotJobs common stock are listed on The Nasdaq National Market under the symbol "HOTJ". On June 29, 2001, the last full trading day before the public announcement of the proposed merger, the high and low sale prices per share for HotJobs common stock as reported on The Nasdaq National Market
reporting system were $11.25 and $8.50, respectively. On [      ], 2001, the
last full trading day before the printing of this proxy statement/prospectus, the high and low sale prices per share for HotJobs common stock as reported on
The Nasdaq National Market were $[      ] and $[      ], respectively.

                                                                 TMP COMMON             HOTJOBS COMMON
                                                                    STOCK                    STOCK
                                                             -------------------      -------------------
                                                               HIGH       LOW           HIGH       LOW
                                                             --------   --------      --------   --------
1999
First Quarter..............................................   $34.94     $19.50            --         --
Second Quarter.............................................    44.69      21.50            --         --
Third Quarter..............................................    32.81      22.06        $36.13(1)  $ 7.50
Fourth Quarter.............................................    80.15      25.00         48.00      21.00

2000
First Quarter..............................................   $92.38     $60.00        $45.50     $22.00
Second Quarter.............................................    78.25      49.13         27.00       6.88
Third Quarter..............................................    84.75      64.81         20.25      11.94
Fourth Quarter.............................................    82.38      53.06         17.63      10.38

2001
First Quarter..............................................   $66.38     $36.44        $14.38     $ 3.31
Second Quarter.............................................    63.75      30.63         11.25       2.80
Third Quarter..............................................    58.94      27.88         12.63       5.60
Fourth Quarter (through October 18, 2001)..................    35.85      27.24          7.09       5.16

------------------------

(1) HotJobs common stock was initially offered to the public on August 10, 1999 at $8.00 per share.

    Based on the exchange ratio and the closing price of TMP common stock, HotJobs stockholders would have received for each share of HotJobs common stock
TMP common stock having a value of $13.17 and $[   ] if the merger had been
completed on June 29, 2001 and [        ], 2001, respectively.

   THE MARKET PRICE OF TMP COMMON STOCK AND HOTJOBS COMMON STOCK WILL LIKELY FLUCTUATE PRIOR TO THE MERGER, WHILE THE EXCHANGE RATIO WILL REMAIN FIXED. YOU SHOULD OBTAIN CURRENT STOCK PRICE QUOTATIONS FOR TMP COMMON STOCK AND HOTJOBS
                                 COMMON STOCK.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus, including information incorporated by reference in this proxy statement/prospectus (see "Where You Can Find More Information"), contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of TMP, HotJobs and the combined company, as well as certain information relating to the merger, including, without limitation:

    - statements relating to the synergies estimated to result from the merger,

    - statements relating to revenue, income and operations of the combined company after the merger,

    - statements relating to HotJobs future projected results as a standalone company, and

    - statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions.

    TMP's and HotJobs' managements believe that these forward-looking statements are reasonable; however, you should not place undue reliance on these statements, as they are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties, many of which are largely beyond the control of management, that could cause actual results to differ materially from those described in the forward-looking statements. TMP and HotJobs caution HotJobs stockholders not to place undue reliance on this information, which speaks only as of the date of this proxy statement/prospectus or, in the case of a document incorporated by reference, the date of that document. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

    - expected cost savings from the merger or TMP's other acquisitions may not be fully realized or realized within the expected time frame;

    - revenues following the merger may be lower than expected;

    - loss of key clients and personnel may be greater than expected;

    - costs or difficulties related to the integration of the businesses of TMP, HotJobs and the other companies acquired by TMP may be greater than expected;

    - general economic conditions, either internationally or nationally or in the jurisdictions in which TMP and HotJobs are doing business, may be less favorable than expected;

    - legislative or regulatory changes, including regulations affecting Internet commerce, may adversely affect the businesses in which TMP and HotJobs are engaged;

    - changes may occur in the securities markets; and

    - other economic, business, competitive and/or regulatory factors may affect TMP's and HotJobs' businesses generally as described in TMP's and HotJobs' filings with the SEC.

                                SPECIAL MEETING

GENERAL

    This proxy statement/prospectus is first being mailed by HotJobs to holders of HotJobs common stock, on or about [ ], 2001, and is accompanied by the notice of the special meeting and a form of proxy that is solicited by the HotJobs board for use at the special meeting, and any postponements or adjournments of the special meeting. The special meeting will be held on
[      ], 2001 at [      ], local time, at [      ],[      ].

MATTERS TO BE CONSIDERED

    The purpose of the special meeting is to adopt the merger agreement and the merger, and to consider any other matters that may properly come before the special meeting.

    HotJobs stockholders also may be asked to vote upon a proposal to adjourn or postpone the special meeting. HotJobs could use any adjournment or postponement of the special meeting for the purpose, among others, of allowing additional time for soliciting additional votes to adopt the merger agreement and the merger.

PROXIES

    The HotJobs board is soliciting your proxy to give you the opportunity to vote at the special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions.

    You may grant a proxy by signing and mailing your proxy card. If you are a holder of record, or if your shares are held in street name and you have a valid proxy from your broker, you may also cast your vote in person at the meeting.

    MAIL

    To grant your proxy by mail, please complete your proxy card, and sign, date and return it in the enclosed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated.

    IN PERSON

    If you attend the special meeting in person, you may vote your shares by ballot at the special meeting if you are a holder of record, or if your shares are held in street name and you have a valid proxy from your broker.

    REVOCATION

    You may revoke your proxy at any time prior to the closing of the polls at the special meeting by delivering to the Secretary of HotJobs a signed notice of revocation or a later-dated signed proxy or by attending the special meeting and voting in person. Attendance at the special meeting will not in itself constitute the revocation of a proxy.

    Written notices of revocation and other communications with respect to the revocation of HotJobs proxies should be addressed to HotJobs.com, Ltd., 406 West 31st Street, 9th Floor, New York, New York 10001, Attention: Corporate Secretary. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified in the proxies.

    IF YOU MAKE NO SPECIFICATION ON YOUR PROXY CARD, YOUR PROXY WILL BE VOTED IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

    The HotJobs board currently is unaware of any other matters that may be presented for action at the special meeting. If other matters, including a proposal to adjourn or postpone the special meeting, do properly come before the special meeting, however, it is intended that the shares represented by proxies will be voted, or not voted, by the individuals named in the proxies in their discretion. No proxy that is voted against adoption of the merger agreement and the merger will be voted in favor of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

    HotJobs will bear the entire cost of soliciting proxies from HotJobs stockholders. In addition to the solicitation of proxies by mail, HotJobs will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of HotJobs common stock held by them and secure their voting instructions if necessary. HotJobs will reimburse those record holders for their reasonable expenses in so doing. HotJobs has also made arrangements with MacKenzie Partners, Inc. to assist it in soliciting proxies, and has agreed to pay $7,500 plus expenses for those services. HotJobs also may use several of its regular employees, who will not be specially compensated, to solicit proxies from HotJobs stockholders, either personally or by telephone, telegram, facsimile, Internet or special delivery letter.

RECORD DATE AND VOTING RIGHTS

    In accordance with the provisions of Delaware law, HotJobs' bylaws and the
rules of The Nasdaq National Market, HotJobs has fixed [      ], 2001, as the
record date for determining those HotJobs stockholders entitled to notice of and to vote at the special meeting. Accordingly, only HotJobs stockholders of record at the close of business on the record date will be entitled to notice of and to vote at the special meeting. At the close of business on the record date, there
were [      ] shares of HotJobs common stock outstanding held by [      ]
holders of record. The presence, in person or by proxy, of shares of HotJobs common stock representing a majority of HotJobs shares outstanding and entitled to vote on the record date is necessary to constitute a quorum at the special meeting. Each share of HotJobs common stock outstanding on the record date entitles its holder to one vote.

    Shares of HotJobs common stock held by persons attending the special meeting but not voting, and shares of HotJobs common stock for which HotJobs has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the special meeting, but will have the same effect as votes against the merger agreement and the merger. Brokers that hold shares of HotJobs common stock in nominee or street name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on the matters to be considered and voted upon at the special meeting without specific instructions from those customers. These so-called broker non-votes will not be counted for purposes of determining whether a quorum exists and will not be voted at the special meeting, and will have the same effect as votes against the merger agreement and the merger.

    Under applicable Delaware law and HotJobs' certificate of incorporation and HotJobs' bylaws, the adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of HotJobs common stock entitled to vote at the special meeting.

    Because adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of HotJobs common stock entitled to vote at the special meeting, abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement and the merger.

    THE HOTJOBS BOARD URGES YOU TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

    As of the record date, directors and executive officers of HotJobs
beneficially owned [      ] shares of HotJobs common stock (including [      ]
shares subject to HotJobs stock options exercisable within 60 days), entitling them to exercise approximately [ ]% of the voting power of HotJobs common stock entitled to vote at the special meeting. Richard Johnson and John Hawkins, who as of the record date own an aggregate of [ ] shares, or [ ]% of the outstanding shares of HotJobs common stock, have each entered into a voting agreement with TMP to vote all of their shares of HotJobs common stock in favor of the adoption of the merger agreement and the merger. [As of the record date, directors and executive officers of TMP owned no shares of HotJobs common stock.] See "Information About HotJobs--Security ownership of certain beneficial owners and management."

    Additional information with respect to beneficial ownership of HotJobs common stock by directors and executive officers of HotJobs appears on page 57 of this proxy statement/prospectus or is incorporated by reference to HotJobs' Annual Report on Form 10-K for the year ended December 31, 2000. See "Information About HotJobs--Security ownership of certain beneficial owners and management" and "Where You Can Find More Information."

RECOMMENDATION OF THE HOTJOBS BOARD

    The HotJobs board has approved the merger agreement and the merger. The HotJobs board believes that the merger agreement and the merger are advisable and are fair to and in the best interests of HotJobs and its stockholders, and recommends that HotJobs stockholders vote "FOR" adoption of the merger agreement and the merger. See "The Merger--Recommendation of the HotJobs board; HotJobs' reasons for the merger."

                                   THE MERGER

GENERAL

    Each of the TMP board and the HotJobs board has approved the merger agreement and the merger. As a result of the merger, HotJobs will become a wholly owned subsidiary of TMP, and HotJobs stockholders will have their shares of HotJobs common stock converted into newly issued shares of TMP common stock at a rate of 0.2195 of a share of TMP common stock for each share of HotJobs common stock.

BACKGROUND OF THE MERGER

    During the past few years HotJobs has grown rapidly into a leading provider of comprehensive online recruiting solutions for employers, staffing firms and job seekers. In early 1999, prior to HotJobs' initial public offering, Andrew J. McKelvey, Chairman and Chief Executive Officer of TMP, approached Richard S. Johnson, founder and then-sole director of HotJobs, regarding a potential acquisition of HotJobs by TMP, but Mr. Johnson indicated that HotJobs was not interested in pursuing a business combination at that time.

    On May 22, 2001, at Mr. McKelvey's request, Mr. Johnson, Non-Executive Chairman and former President and Chief Executive Officer of HotJobs, and Dimitri J. Boylan, President, Chief Executive Officer and Chief Operating Officer and Secretary of HotJobs, met with Mr. McKelvey and discussed general matters with regard to the online recruiting industry. Messrs. Johnson and Boylan advised the other HotJobs board members of this meeting at a regularly scheduled HotJobs board meeting on May 23, 2001.

    On May 31, 2001, Mr. Boylan met with Mr. McKelvey, and at this meeting
Mr. McKelvey indicated that TMP would be interested in a business combination with HotJobs. On June 7, 2001, Mr. Boylan met again with Mr. McKelvey, with
Mr. Johnson participating by telephone. Mr. McKelvey reiterated TMP's interest in acquiring HotJobs, and the parties discussed various premiums to HotJobs' then-current stock price of $6.40 per share. Mr. Boylan and Mr. Johnson discussed these meetings with the HotJobs board in teleconferences on the dates of the meetings.

    On June 7, 2001, the HotJobs board discussed the possibility that the company's prospects might be enhanced by exploring strategic alternatives with regard to the company and determined to retain investment bankers and lawyers to assist in this effort. The HotJobs board decided to retain Lazard as its investment banker in connection with the exploration of strategic alternatives. HotJobs also retained Wachtell, Lipton, Rosen & Katz as its outside legal counsel with respect to its exploration of strategic alternatives.

    On June 12, 2001, Mr. Boylan and representatives of Lazard met with
Mr. McKelvey. Mr. Boylan and Lazard explained to Mr. McKelvey that HotJobs intended to explore strategic alternatives but might be willing to consider a preemptive bid from TMP. Mr. McKelvey mentioned a price of $9 per share, but Mr. Boylan and Lazard suggested that the price should be significantly higher. Mr. McKelvey also indicated that an acquisition by TMP would have to be conditioned on TMP being able to account for the transaction using the pooling-of-interests method of accounting, and in light of the pending elimination of the pooling method of accounting, this would require that the material terms of any transaction between TMP and HotJobs be publicly announced by June 29, 2001.

    In light of TMP's requirement that any transaction be eligible for pooling-of-interests accounting treatment, the HotJobs board asked Lazard to conduct a dual process--to explore a possible transaction with TMP on an expedited timetable, but at the same time, to solicit interest from other potential partners. Lazard identified a number of potential strategic partners for HotJobs, and beginning June 13th, Lazard began contacting these companies to explore their interest in pursuing a combination with HotJobs. While the other potential partners were not given a specific time frame (in case a TMP transaction did not materialize and a traditional solicitation process would be conducted), Lazard sought to ascertain the ability of other parties to act quickly.

    On June 18, 2001, TMP executed confidentiality agreements with HotJobs to facilitate the exchange of information between the companies. During the week of June 18th, representatives of TMP met with representatives of HotJobs to conduct a due diligence review of HotJobs. At these meetings, there were discussions regarding HotJobs' business, financial condition and prospects and the synergistic effects of a combination between HotJobs and TMP.

    On the evening of June 21, 2001, Mr. McKelvey and Mr. Boylan met to further discuss a potential combination between HotJobs and TMP and to discuss
Mr. Boylan's role in the combined company.

    On the morning of June 22, 2001, Mr. McKelvey informed Mr. Boylan,
Mr. Johnson and Lazard that TMP would be prepared to offer HotJobs $10.50 per share in TMP common stock.

    On June 23, 2001, the HotJobs board met and discussed TMP's offer, including the board's concerns about the offer price and volatility of TMP's stock price, as well as the certainty of any transaction closing. The HotJobs board was particularly concerned that, given the nature of the businesses of HotJobs and TMP, the certainty of closing not be affected by changes in general economic conditions, conditions in the industry in which HotJobs and TMP operate and the effect on HotJobs of announcement of the transaction. The HotJobs board also discussed the conditions and limitations of pooling-of-interests accounting. The HotJobs board determined that it would be interested in a stock-for-stock transaction with TMP at $14.00 per share. Representatives from Lazard informed the board that while a number of companies had expressed interest in exploring a transaction with HotJobs and Lazard was pursuing contacts with these companies, none had indicated any inclination to make a preemptive offer. Lazard reviewed these potential purchasers with the HotJobs board. Lazard noted that HotJobs' management believed that TMP appeared to have the greatest amount of synergies with HotJobs, which, in turn, would affect the pricing of the transaction from TMP's perspective. Following the board meeting, Lazard communicated the board's concerns regarding TMP's proposal to Mr. McKelvey and the fact that the board would be interested in a transaction at $14.00 per share.

    On June 24, 2001, Mr. McKelvey contacted Lazard and indicated that TMP would be willing to offer $12.00 per share in TMP common stock based on the 20-day trading average for TMP common stock, that TMP may consider a "collar" that would adjust with TMP's stock price, subject to a maximum and minimum exchange ratio, and that TMP expected the contract to provide appropriate certainty regarding the closing.

    On June 25, 2001, based on the progress in the negotiations up to that point and in light of the fact that TMP was proposing a stock-for-stock transaction, the HotJobs board directed HotJobs' management to engage in a due diligence review of TMP, and representatives of HotJobs met with representatives of TMP to conduct due diligence on TMP. At this meeting, there were discussions with regard to TMP's business, financial condition and prospects and the synergistic effects of a combination between HotJobs and TMP.

    On June 25th and 26th, negotiations between Lazard, on behalf of HotJobs, and TMP continued with respect to price, with the parties focusing on the possible exchange ratio. At this time, TMP indicated that it was not willing to provide a collar on the exchange ratio. On June 26th, Mr. McKelvey indicated that the TMP board had authorized an offer of a fixed exchange ratio of 0.2140 shares of TMP common stock per share of HotJobs common stock.

    On June 25th, Fulbright & Jaworski L.L.P., TMP's outside legal counsel, sent a draft merger agreement to HotJobs' outside legal counsel. HotJobs and TMP and their respective outside legal counsels began negotiating the agreement on June 26th and negotiations continued until June 29th, centered primarily on issues regarding certainty of closing, the circumstances in which HotJobs or its board would be able to consider alternative acquisition proposals, and retention of employees. The proposed agreement also required voting agreements from certain significant HotJobs stockholders.

    On June 26th and 27th, the HotJobs board met with HotJobs' management, Lazard and Wachtell to discuss the progress of the negotiations with TMP as well as contacts with other parties interested in acquiring HotJobs.

    On the morning of June 28th, Mr. Johnson met with Mr. McKelvey to discuss the potential transaction and Mr. McKelvey reiterated that TMP's offer was
0.2140 shares of TMP common stock per share of HotJobs common stock.

    On the evening of June 28, 2001, the HotJobs board held a special meeting at which HotJobs' management, Lazard and Wachtell reviewed their discussions and negotiations with TMP regarding a merger, as well as the results of their due diligence investigation of TMP. Lazard made a presentation to the HotJobs board regarding the financial matters with respect to the proposed transaction. HotJobs' outside legal counsel reviewed with the directors the terms of the proposed merger agreement and related agreements and the remaining issues to be negotiated and outlined the actions necessary to approve the transaction.

    HotJobs' board determined that it would not proceed with a transaction with TMP at an exchange ratio of 0.2140 but should counteroffer with an exchange ratio of 0.2250, and requested that Lazard convey this to TMP and ask TMP to increase its offer. Lazard relayed this information to Mr. McKelvey, and after consultation with the TMP board, Mr. McKelvey subsequently notified Lazard that TMP was prepared to offer an exchange ratio of 0.2195, but indicated that TMP would not go higher.

    Lazard relayed the increased exchange ratio offered to the HotJobs board, which determined that it was a basis for proceeding. Lazard delivered its oral opinion to the HotJobs board, subsequently confirmed in a written opinion on June 29, 2001, that the exchange ratio to be offered in the merger is fair to HotJobs stockholders from a financial point of view. At the conclusion of the meeting, the HotJobs board resolved to approve and adopt the merger agreement and the merger and recommend it to HotJobs stockholders, subject to satisfactory resolution of the remaining issues that it authorized the officers of the company to resolve.

    On June 29th, the parties continued negotiations to finalize the merger agreement and related agreements. On the afternoon of June 29, 2001, the merger agreement and related agreements were executed and the transaction was publicly announced.

RECOMMENDATION OF THE HOTJOBS BOARD; HOTJOBS' REASONS FOR THE MERGER

    The HotJobs board believes that the merger agreement and the merger are advisable and in the best interests of HotJobs and its stockholders, has approved the merger agreement and recommends that HotJobs stockholders vote "FOR" adoption of the merger agreement and the merger.

    In reaching its decision, the HotJobs board consulted with HotJobs' management and its financial and legal advisors, and considered a variety of factors, including the following material factors:

    - PREMIUM. The HotJobs board considered that the exchange ratio provided for in the merger agreement represented a premium of approximately 28% for HotJobs common stock based upon the respective closing sale prices for the shares of HotJobs and TMP common stock on June 28, 2001, the last trading day prior to the HotJobs' board's approval of the merger agreement and also represented a premium of approximately 117% from the closing price on May 31, 2001, the date when Mr. McKelvey initially expressed TMP's interest in acquiring HotJobs. The HotJobs board also considered the historical trading prices of HotJobs common stock and TMP common stock.

    - OPPORTUNITY TO PARTICIPATE IN THE COMBINED COMPANY. The HotJobs board considered its knowledge of TMP and the possibility that the transaction would create the premier online recruiting solutions provider with an increased breadth of product offerings and the ability to service a broader range of clients more effectively. The HotJobs board considered the fact that a stock-for-stock transaction would allow HotJobs stockholders to participate in the growth and opportunities of the combined company and to continue to have an investment in the online recruiting industry through a larger and more diversified enterprise.

    - ALTERNATIVES. The HotJobs board reviewed possible alternatives to a negotiated merger with TMP, including the possibility of an alternative transaction with a third party with respect to all or part of HotJobs' businesses and the possibility of continuing to operate HotJobs as an independent company. In this regard, the HotJobs board considered other combination candidates and the fact that while several companies had indicated some level of interest in exploring a transaction with HotJobs, no other transaction as timely or as favorable seemed likely. The HotJobs board considered the value to HotJobs stockholders of the potential alternatives, including remaining an independent company, and the timing and likelihood of achieving additional value from these alternatives. The HotJobs board considered the probability that HotJobs stockholders would prefer an immediate favorable transaction rather than have HotJobs implement a long-term strategic plan for profitable growth, which would be impacted by the typical risks associated with implementation, as well as general market and economic risks. After considering the above matters and the advice of its financial advisors, the HotJobs board concluded that the merger with TMP was superior to any currently available alternatives and was the best fit of any likely alternative. The HotJobs board also considered the flexibility provided in the merger agreement for the HotJobs board to consider and approve alternative proposals that potentially could arise.

    - TIMING OF SALE. The HotJobs board noted that the industry in general was impacted by the general economic conditions and that there were a number of uncertainties over the long-term. The HotJobs board considered the time required to execute HotJobs' long-range business and growth plans, as well as the benefits of being part of a larger, more diversified entity during times of market instability.

    - TERMS OF MERGER AGREEMENT. The HotJobs board, with the assistance of counsel, considered the general terms of the merger agreement, which it found to be favorable. In addition, the HotJobs board considered the likelihood of satisfaction of all conditions to the consummation of the merger. See "The Merger Agreement." The HotJobs board, with the assistance of counsel, considered in detail several specific provisions of the merger agreement, including the following:

       - MATERIAL ADVERSE EFFECTS. The HotJobs board considered the fact that the merger agreement does not permit TMP to refuse to consummate the transaction due to, among other things, any change in the market price or trading volume of HotJobs common stock, effects arising from or relating to general business or economic conditions in the United States (including prevailing interest rate and stock market levels), effects arising from or relating to the general state of the industry and market sectors in which HotJobs operates, and any loss of existing HotJobs customers or employees, any reduction in business by, or revenue from, existing HotJobs customers, or any reduction in HotJobs job seekers, in each case resulting primarily from announcement of the transaction. The HotJobs board noted the increased certainty of consummation due to this provision.

       - RETENTION POOL. The HotJobs board considered that the merger agreement provides for a pool of funds and TMP stock options to be used to encourage retention of HotJobs employees, which the HotJobs board believed would improve the company's ability to operate up to the time of closing.

       - FIXED EXCHANGE RATIO. The HotJobs board considered the fact that the fixed exchange ratio provides certainty as to the number of shares of TMP common stock that will be issued to HotJobs stockholders, but does not provide any value protection for HotJobs stockholders in the event that the price of TMP common stock falls prior to the consummation of the merger. On the other hand, the HotJobs board noted that in the event the value of the shares of common stock of TMP rises prior to the consummation of the merger, HotJobs stockholders would get the benefit of that rise in value.

       - NO SOLICITATION; TERMINATION FEE. The HotJobs board reviewed the provisions of the merger agreement that limit HotJobs' ability to solicit other offers and the requirement that HotJobs pay TMP a termination fee of $15 million (plus up to $2 million for TMP's out-of-pocket expenses) if the merger agreement is terminated in particular circumstances related to a superior proposal to acquire HotJobs or to certain actions by the HotJobs board. While the HotJobs board recognized that this provision would somewhat reduce the flexibility of HotJobs in connection with proposals for alternative transactions, it concluded, together with its advisors, that this provision was reasonable under the circumstances.

    - TAX CONSEQUENCES. The HotJobs board considered the fact that the merger was expected to be generally tax-free to HotJobs stockholders for U.S. federal income tax purposes.

    - SYNERGIES. The HotJobs board reviewed the potential strategic and other benefits of the merger, including the complementary nature and related expansion of various HotJobs and TMP businesses and the opportunity for significant cost savings. The HotJobs board believes that these cost savings are a potential benefit that HotJobs stockholders may realize as stockholders of TMP, although no assurances can be given that any particular level of synergies will be achieved. See "Cautionary Statement Concerning Forward-Looking Statements."

    - OPINION OF INVESTMENT BANKER. The HotJobs board considered the opinion of Lazard, HotJobs' investment banker, that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in the written opinion, the exchange ratio is fair to holders of HotJobs common stock from a financial point of view. See "--Opinion of HotJobs' investment banker."

    The foregoing discussion of the information and factors considered by the HotJobs board is not exhaustive but does include the material factors considered by the HotJobs board. The HotJobs board did not quantify or assign any relative or specific weight to the various factors that it considered. Rather, the HotJobs board based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the HotJobs board may have given different weights to different factors.

    In considering the recommendation of the HotJobs board to approve the merger agreement and the merger, HotJobs stockholders should be aware that certain officers and directors of HotJobs have certain interests in the proposed merger, including severance arrangements and Mr. Boylan's employment with TMP as President of the HotJobs division, that are different from and in addition to the interests of HotJobs stockholders generally. One director of HotJobs, John
G. Murray, abstained from voting on the merger due to the fact that he is a Managing Director of Deutsche Banc Alex. Brown, which acted as investment banker to TMP in connection with the merger. The HotJobs board also noted that certain directors would be executing voting agreements (in their capacities as stockholders) in connection with the proposed merger. The HotJobs board was aware of these interests and considered them in approving the merger agreement and the merger. See "--Interests of certain persons in the merger."

    THE HOTJOBS BOARD RECOMMENDS THAT HOTJOBS STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

OPINION OF HOTJOBS' INVESTMENT BANKER

    Under a letter agreement, dated June 11, 2001, HotJobs retained Lazard to act as its investment banker. As part of this engagement, the HotJobs board requested that Lazard evaluate the fairness, from a financial point of view, to the holders of HotJobs common stock of the exchange ratio to be offered to such holders in the merger. On June 28, 2001, Lazard delivered to the HotJobs board its oral opinion that, as of that date, the exchange ratio to be offered to the holders of HotJobs common stock in the merger was fair from a financial point of view to such holders. Lazard subsequently confirmed its oral opinion by delivering a written opinion, dated June 29, 2001, that, as of such date, the exchange ratio to be offered to the holders of HotJobs common stock in the merger was fair from a financial point of view to such holders.

    THE FULL TEXT OF THE WRITTEN OPINION OF LAZARD IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/ PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. LAZARD'S WRITTEN OPINION DESCRIBES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LAZARD IN CONNECTION WITH ITS OPINION. HOTJOBS STOCKHOLDERS ARE URGED TO READ THE

LAZARD OPINION IN ITS ENTIRETY. LAZARD'S WRITTEN OPINION IS DIRECTED TO THE HOTJOBS BOARD AND ONLY ADDRESSES THE FAIRNESS OF THE EXCHANGE RATIO TO THE STOCKHOLDERS OF HOTJOBS FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION. LAZARD'S WRITTEN OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF HOTJOBS AS TO HOW THE STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. THE FOLLOWING IS ONLY A SUMMARY OF THE LAZARD OPINION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE LAZARD OPINION SET FORTH IN APPENDIX B.

    In connection with its oral opinion rendered on June 28, 2001 and its written opinion dated June 29, 2001, Lazard, among other things:

    - reviewed the financial terms and conditions of the merger agreement;

    - analyzed certain historical business and financial information relating to HotJobs and TMP;

    - reviewed various financial forecasts and other data provided to Lazard by HotJobs and TMP relating to their respective businesses and various publicly available forecasts prepared by nationally recognized research analysts who report on TMP;

    - held discussions with members of the senior managements of HotJobs and TMP with respect to the businesses and prospects of HotJobs and TMP, respectively, the strategic objectives of each, and possible benefits which might be realized following the merger;

    - reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be generally comparable to the businesses of HotJobs and TMP;

    - reviewed the financial terms of certain business combinations involving companies in lines of businesses Lazard believed to be generally comparable to those of HotJobs and TMP;

    - reviewed the historical stock prices and trading volumes of HotJobs common stock and TMP common stock; and

    - conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

    Lazard relied upon the accuracy and completeness of all information publicly available or reviewed by or discussed with Lazard. Lazard did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of HotJobs or TMP, or concerning the solvency or fair value of either HotJobs or TMP. With respect to financial forecasts provided to it by HotJobs and TMP, Lazard assumed that the financial forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of HotJobs and TMP as to the future financial performance of HotJobs and TMP, respectively. With the consent of HotJobs, Lazard also relied on publicly available forecasts prepared by nationally recognized research analysts who report on TMP. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

    The written opinion of Lazard was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, June 29, 2001. In rendering its opinion, Lazard was not opining as to the prices at which HotJobs common stock and TMP common stock will trade before or after the consummation of the merger.

    In rendering its opinion, Lazard assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by HotJobs and that obtaining the necessary regulatory approvals for the merger would not have an adverse effect on HotJobs or TMP. In addition, Lazard assumed that the merger would be accounted for as a pooling-of-interests acquisition under U.S. generally accepted accounting principles and would qualify as a tax-free reorganization for U.S. federal income tax purposes.

    Though Lazard initiated a process to solicit third party indications of interest in a transaction with HotJobs, such process, as of the date of Lazard's written opinion, had not been completed.

    The following is a summary of the material financial and comparative analyses performed by Lazard in connection with providing its oral opinion to the HotJobs board and reviewing it with the HotJobs board at its meeting on June 28, 2001.

    PUBLIC MARKET VALUATION ANALYSIS. Lazard reviewed and compared certain actual and estimated financial, operating and market information of selected public companies in the online recruiting industry. The companies included in this analysis were:

    - Earthweb, Inc.,

    - HeadHunter.NET, Inc.,

    - kforce.com, Inc.,

    - Webhire, Inc.,

    - StepStone ASA,

    - E-Cruiter.com, Inc., and

    - Jobpilot AG.

    Using publicly available information and published Wall Street research reports for the selected companies, Lazard calculated multiples of enterprise value to projected 2002 earnings before interest, taxes, depreciation and amortization, or EBITDA. Based upon these results, Lazard applied a range of multiples of enterprise value to projected 2002 EBITDA from 4.0x to 6.0x to 2002 EBITDA projections provided by the management of HotJobs to derive a range of implied enterprise values for HotJobs of approximately $125 million to $175 million. Based on approximately 37.3 million shares of HotJobs common stock outstanding and assuming approximately $81.9 million net cash as of March 31, 2001 plus proceeds from the exercise of HotJobs stock options, this implied a range of per share values of approximately $5.25 to $6.50 for HotJobs common stock. Based upon the closing price of TMP common stock of $57.80 as of June 27, 2001, these results implied a range of exchange ratios of 0.0908x to 0.1125x as compared to the exchange ratio of 0.2195x in the merger.

    PRIVATE MARKET VALUATION ANALYSIS. Lazard reviewed and analyzed selected publicly available financial and operating data relating to selected acquisition transactions that Lazard considered comparable for the purpose of this analysis. These selected comparable transactions included significant newspaper publishing transactions from November 1997 to July 2000. In addition, these selected comparable transactions included the following transactions in the online recruiting industry which lists the acquiror followed by the target:

    - Scout24 AG/topjobs.Net plc,

    - Investor group including Knight Ridder, Inc. and Tribune
      Company/CareerBuilder, Inc.,

    - HotJobs/Resumix, Inc., and

    - HeadHunter.NET, Inc./Career Mosaic Inc.

    The selected comparable transactions also included the following other transactions that Lazard considered relevant:

    - Investor group involving Hicks, Muse, Tate & Furst Inc. and Apax Partners & Co. Ventures Limited/Yell (British Telecommunications plc's yellow-pages business),

    - The Great Universal Stores P.L.C./Experian Corp. (Bain Capital and Thomas
      H. Lee Company), and

    - Management-led investor group/Hebdo Mag International Inc.

    Lazard compared the transaction value of the selected comparable transactions as a multiple of last twelve months, or LTM, revenues at the time of the announcement of such transactions:

                                                              TRANSACTION VALUE AS A MULTIPLE OF
                                                                         LTM REVENUES
                                                              ----------------------------------
Median of selected newspaper transactions...................                 3.2x
Median of selected online recruiting transactions...........                 4.6x
Median of other relevant transactions.......................                 2.8x

Overall Median..............................................                 3.2x

    Based on the LTM revenues multiples from the selected comparable transactions and 2001 estimated revenues provided by the management of HotJobs, Lazard derived a range of implied enterprise values for HotJobs of approximately $400 million to $450 million. Based on approximately 37.3 million shares of HotJobs common stock outstanding and assuming approximately $81.9 million net cash as of March 31, 2001 plus proceeds from the exercise of HotJobs stock options, this implied a range of per share values of approximately $12.00 to $13.25 for HotJobs common stock. Based upon the closing price of TMP common stock of $57.80 as of June 27, 2001, these results implied a range of exchange ratios of 0.2076x to 0.2292x as compared to the exchange ratio of 0.2195x in the merger.

    PREMIUMS PAID ANALYSIS. Lazard reviewed the publicly available information concerning premiums paid in transactions involving U.S. Internet targets since January 1, 1996 as well as for transactions involving U.S. targets across industries since January 1, 1996 that had transaction values that ranged from $200 million to $1.0 billion. Using publicly available data, Lazard calculated the following premium percentages paid in these transactions:

                                                        ALL TRANSACTIONS       EXCLUDING NEGATIVE PREMIA
                                                    ------------------------   -------------------------
                                                    PREMIUM TO CLOSING PRICE   PREMIUM TO CLOSING PRICE
                                                      FOUR WEEKS PRIOR TO         FOUR WEEKS PRIOR TO
                                                          ANNOUNCEMENT               ANNOUNCEMENT
                                                    ------------------------   -------------------------
Median of U.S. Internet targets...................            52.6%                      60.3%
Median of all U.S. targets........................            42.3%                      48.9%

    Based on the range of premiums in these transactions and the closing price of HotJobs common stock four weeks prior to June 28, 2001, Lazard derived a range of implied per share values of approximately $8.50 to $9.25 for HotJobs common stock. Based on approximately 37.3 million shares of HotJobs common stock outstanding and assuming approximately $81.9 million net cash as of March 31, 2001 plus proceeds from the exercise of HotJobs stock options, this implied a range of enterprise values for HotJobs of approximately $250 million to $300 million. Based upon the closing price of TMP common stock of $57.80 as of June 27, 2001, these results implied a range of exchange ratios of 0.1471x to 0.1600x as compared to the exchange ratio of 0.2195x in the merger.

    DISCOUNTED CASH FLOW ANALYSIS. Based upon publicly available information and projections provided by the management of HotJobs and taking into account a net operating loss balance of approximately $102 million, Lazard estimated the net present value of the future free cash flows of HotJobs. Lazard utilized discount rates ranging from 16% to 18% and perpetuity free cash flow growth rates ranging from 3% to 5%. This range of discount rates was based on a weighted average cost of capital analysis of comparable publicly traded companies. Using this analysis, Lazard derived a range of implied enterprise values for HotJobs of approximately $450 million to $625 million. Based on approximately 37.3 million shares of HotJobs common stock outstanding and assuming approximately $81.9 million net cash as of March 31, 2001 plus proceeds from the exercise of HotJobs stock options, this implied a range of per share values of approximately $13.25 to $17.50 for HotJobs common stock. Based upon the closing price of TMP common stock of $57.80 as of June 27, 2001, these results implied a range of exchange ratios of 0.2292x to 0.3028x as compared to the exchange ratio of 0.2195x in the merger.

    PRO FORMA CONTRIBUTION ANALYSIS. Lazard performed a contribution analysis in order to evaluate the percentage contribution of each of HotJobs and TMP to the combined company on a pro forma basis. Lazard calculated the relative contributions by HotJobs and TMP to the combined company with respect to cash net income and compared these results to the pro forma equity ownership of approximately 7% by current HotJobs stockholders and approximately 93% by current TMP stockholders of the combined company based on the exchange ratio of 0.2195x.

    Using projections from HotJobs' management for HotJobs through 2003 and projections from TMP's management for TMP through 2002 and Morgan Stanley Dean Witter research projections, dated May 3, 2001, for TMP for 2003, Lazard calculated the following relative pro forma contributions of HotJobs and TMP to the combined company:

                                                              HOTJOBS         TMP
CASH NET INCOME                                               --------      --------
2000........................................................    (38%)         138%
2001........................................................     (1%)         101%
2002........................................................      5%           95%
2003........................................................      9%           91%

    These results indicated that HotJobs stockholders, on a pro forma basis, will own approximately 7% of the combined company, but HotJobs' profit contribution is not projected to meet or exceed that threshold until 2003.

    HISTORICAL EXCHANGE RATIO ANALYSIS. Lazard reviewed the implied exchange ratio of shares of HotJobs common stock to shares of TMP common stock based on the closing prices of the shares for the twelve months ending June 27, 2001. The following table illustrates the implied exchange ratio on the dates or for the periods indicated:

                                          IMPLIED EXCHANGE
                                            RATIO AS OF
                                      ------------------------        AVERAGE IMPLIED EXCHANGE RATIO
                                       MERGER                    FOR INDICATED PERIOD ENDED JUNE 27, 2001
                                      EXCHANGE                   -----------------------------------------
                                       RATIO     JUNE 27, 2001    1 YEAR    6 MONTHS   3 MONTHS   1 MONTH
                                      --------   -------------   --------   --------   --------   --------
Exchange Ratio......................  0.2195x       0.1645x      0.1788x    0.1405x    0.1119x    0.1262x

    TMP COMPARABLE COMPANIES TRADING ANALYSIS. Lazard reviewed and compared certain actual and estimated financial, operating and market information of selected public companies in the staffing industry as well as certain other companies in lines of business believed to be generally comparable to those of TMP. The companies in the staffing industry included in this analysis were:

    - Adecco SA,

    - Manpower Inc.,

    - Randstad Holding N.V., and

    - Robert Half International Inc.

    The other companies included in this analysis were:

    - eBay Inc., and

    - Reuters Group PLC.

    Lazard compared market multiples of enterprise value to projected 2001 and 2002 revenues as well as to projected 2001 and 2002 EBITDA for TMP with those of the selected public companies. Lazard also compared the closing stock prices of TMP and the selected public companies against their respective 2001 and 2002 estimated earnings per share, or PE, as well as against the ratio of the PE to their long-term earnings per share growth rate, or PEG, based on long-term earnings per share growth rates as estimated by the Institutional Brokers Estimate System, or IBES. Lazard also reviewed and compared the stock performance of TMP with those of the selected public companies with respect to the percentage of the highest intraday stock price for each company for the previous 52-week period. Historical and estimated information were based on publicly available information as well as published Wall Street research reports and stock prices were based on the closing stock prices as of June 27, 2001. Projections for TMP were provided by the management of TMP. Comparative data for this analysis is shown in the following table:

                                                                ENTERPRISE VALUE/
                                            ---------------------------------------------------------
                                            2001 REVENUES   2002 REVENUES   2001 EBITDA   2002 EBITDA
                                             (ESTIMATED)     (ESTIMATED)    (ESTIMATED)   (ESTIMATED)
                                            -------------   -------------   -----------   -----------
Median of staffing companies..............       0.44x           0.40x          9.2x          8.3x
Median of other companies.................      15.50x          11.40x         61.8x         31.0x

TMP.......................................       3.80X           3.03X         19.1X         15.3X

                                                 PRICE/        PRICE/        IBES     % OF 52       2002
                                                2001 EPS      2002 EPS      5-YEAR      WEEK         PEG
                                               (ESTIMATED)   (ESTIMATED)    GROWTH      HIGH     (ESTIMATED)
                                               -----------   -----------   --------   --------   -----------
Median of staffing companies.................     15.9x         13.7x        17.8%      60.6%       0.81x
Median of other companies....................    101.1x         62.5x        30.7%      86.2%       2.19x

TMP..........................................     38.7X         31.9X        35.4%      66.4%       0.90X

    The summary set forth above does not purport to be a complete description of the analyses performed by Lazard, although it is a summary of the material financial and comparative analyses performed by Lazard in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Lazard believes that its analyses must be considered as a whole, and that selecting portions of the analyses or the summary set forth above without considering all analyses as a whole could create an incomplete view of the evaluation process underlying the Lazard opinion.

    In its analyses, Lazard made numerous assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of HotJobs, TMP or Lazard. The estimates or forecasts contained in these analyses and the valuation ranges resulting from any particular analysis do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than those suggested by these analyses. Lazard did not assign any specific weight to any of the analyses described above and did not draw any specific conclusions from or with regard to any one method of analysis. In addition, analyses relating to the value of the businesses or securities are not appraisals and do not reflect the prices at which the businesses or securities may actually be sold or the prices at which their securities may trade. As a result, these analyses and estimates are inherently subject to substantial uncertainty.

    No company or transaction used in any of the analyses is identical to HotJobs, TMP or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of HotJobs and TMP and other factors that could affect the public trading values or the announced merger transaction values, as the case may be, of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

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    Lazard's opinion and presentation was only one of many factors considered by the HotJobs board in its evaluation of the merger and should not be viewed as determinative of the views of the HotJobs board or HotJobs' management. In addition, the terms of the merger agreement were determined through arm's-length negotiations between HotJobs and TMP, and were approved by the HotJobs board. Lazard has consented to the inclusion of and references to its opinion in this proxy statement/ prospectus.

    Under the terms of Lazard's engagement, Lazard is entitled to receive usual and customary fees from HotJobs in connection with the merger. A substantial portion of such fee is contingent upon the completion of the merger. HotJobs has agreed to reimburse Lazard for reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, and to indemnify Lazard and certain related parties against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Lazard's engagement.

    Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In the ordinary course of its business, Lazard and its affiliates may from time to time effect transactions and hold securities, including derivative securities, of HotJobs or TMP for its own account and for the account of Lazard's customers.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

    TMP and HotJobs cannot complete the merger until they have filed notifications with the Antitrust Division and the FTC under the HSR Act, and the applicable rules of the FTC, and specified waiting periods have expired or been terminated. Each of TMP and HotJobs filed the Premerger Notification and Report Form in connection with the merger on July 13, 2001. On August 13, 2001, TMP and HotJobs received a Request for Additional Information and Materials, also known as a second request, from the U.S. Federal Trade Commission. The applicable HSR waiting period is extended until 11:59 p.m., New York City time, on the thirtieth day after substantial compliance by the parties with the second request. The FTC can also terminate the applicable HSR waiting period at any time. Even after the waiting period expires or has been terminated, however, either the Antitrust Division of the U.S. Department of Justice of the FTC could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the transaction. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the transaction will not be made or that, if a challenge is made, TMP and HotJobs will prevail.

    TMP and HotJobs believe that the merger is compatible with U.S. antitrust laws. However, at any time before or after consummation of the merger, the Antitrust Division, the FTC, other governmental authorities or private persons could take action against the merger under the antitrust laws, including seeking to enjoin consummation of the merger, rescind the merger, cause TMP or HotJobs to divest, in whole or in part, any of their assets or businesses, and/or recover monetary damages. TMP and HotJobs can give no assurance that a challenge to the merger on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

    While TMP and HotJobs believe they will be able to obtain the required regulatory approvals, TMP and HotJobs cannot predict whether the required regulatory approvals will be obtained within the time frame contemplated by the merger agreement or on conditions that would not be detrimental to TMP or HotJobs, or whether these approvals will be obtained at all. Under the merger agreement, in connection with obtaining these approvals, neither TMP nor HotJobs is required to agree to any limitation, divestiture or condition that would have a material adverse effect on TMP after the merger.

    See "The Merger Agreement--Additional covenants" and "The Merger Agreement--Conditions to each of TMP's and HotJobs' obligation to effect the merger."

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following general discussion summarizes the anticipated material U.S. federal income tax consequences of the merger to holders of HotJobs common stock that exchange their HotJobs common stock for TMP common stock in the merger. This discussion addresses only those HotJobs stockholders that hold their HotJobs common stock as a capital asset, and does not address all of the U.S. federal income tax consequences that may be relevant to particular HotJobs stockholders in light of their individual circumstances or to HotJobs stockholders that are subject to special rules, such as:

    - financial institutions,

    - mutual funds,

    - tax-exempt organizations,

    - insurance companies,

    - dealers in securities or foreign currencies,

    - traders in securities that elect to apply a mark-to-market method of accounting,

    - foreign holders,

    - persons that hold their shares as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction,

    - holders that acquired their shares upon the exercise of HotJobs stock options or otherwise as compensation, or

    - investors in pass-through entities.

    If a partnership holds HotJobs common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding HotJobs common stock should consult their tax advisors.

    The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws and U.S. federal laws other than U.S. federal income tax laws, are not addressed.

    Holders of HotJobs common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state and local and foreign income and other tax laws in their particular circumstances.

    TMP and HotJobs have structured the merger so that it is anticipated that the merger will be a reorganization for U.S. federal income tax purposes. It is a condition to the consummation of the merger that (1) HotJobs receive a written opinion from Wachtell, Lipton, Rosen & Katz, counsel to HotJobs, dated as of the effective time of the merger, to the effect that, for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code and (2) TMP receive a written opinion from Fulbright & Jaworski L.L.P., counsel to TMP, dated as of the effective time of the merger, to the effect that, for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. The opinions will be based on customary assumptions and customary representations made by, among others, HotJobs and TMP. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

    Assuming the merger qualifies as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, holders of HotJobs common stock that exchange their HotJobs common stock solely for TMP common stock in the merger will not recognize gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, they receive in lieu of a fractional share of TMP common stock. Each holder's aggregate tax basis in the TMP common stock received in the merger (including fractional shares deemed received and redeemed as described below) will be the same as that holder's aggregate tax basis in the HotJobs common stock surrendered in the merger. The holding period of the TMP common stock received in the merger by a holder of HotJobs common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of HotJobs common stock that the holder surrendered in the merger.

    A holder of HotJobs common stock that receives cash in lieu of a fractional share of TMP common stock will be treated as having received the fractional share in the merger and then as having received the cash in redemption of the fractional share, and will generally recognize gain or loss equal to the difference between the amount of cash received and that holder's tax basis in the TMP common stock that is allocable to the fractional share of TMP common stock. That gain or loss generally will constitute capital gain or loss. In the case of an individual stockholder, any such capital gain generally will be subject to a maximum U.S. federal income tax rate of 20% if the individual has held his or her HotJobs common stock for more than 12 months on the date of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

    Some non-corporate holders of HobJobs common stock may be subject to backup withholding on cash payments received instead of fractional shares of common stock in the merger unless they:

    - furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included with the transmittal forms to be delivered to holders of HotJobs common stock following the date of completion of the merger; or

    - demonstrate to the satisfaction of the exchange agent that they are otherwise exempt from backup withholding.

    A holder of HobJobs common stock receiving TMP common stock as a result of the merger may be required to retain records related to that holder's HotJobs common stock, and file with its U.S. federal income tax return a statement setting forth facts relating to the merger.

ACCOUNTING TREATMENT

    TMP and HotJobs anticipate that the merger will be accounted for as a pooling-of-interests under U.S. generally accepted accounting principles. Under this method of accounting, TMP stockholders and HotJobs stockholders will be deemed to have combined their existing voting common stock interests by virtue of the exchange of shares of HotJobs common stock for shares of TMP common stock. Accordingly, the book value of the assets, liabilities and stockholders' equity of each of TMP and HotJobs, as reported on their respective consolidated balance sheets, will be carried over to the consolidated balance sheet of TMP, and no goodwill will be created. TMP will be able to include in its consolidated income the consolidated income of HotJobs for the entire fiscal year in which the merger occurs. However, TMP must treat the expenses incurred to effect the merger as current charges against income, rather than as a portion of the purchase price capitalized in TMP's balance sheet.

    It is a condition to completion of the merger that (a) TMP's accountants deliver a letter to the effect that they agree with TMP's conclusion that the merger will qualify for pooling-of-interests accounting treatment and
(b) HotJobs' accountants deliver a letter to the effect that they agree with HotJobs' conclusion that HotJobs meets the requirements to be party to a merger accounted for as a pooling-of-interests. See "The Merger Agreement--Conditions to each of TMP's and HotJobs' obligation to effect the merger."

    TMP and HotJobs have prepared the unaudited pro forma financial information contained in this proxy statement/prospectus using the pooling-of-interests accounting method to account for the merger. See "Summary--Comparative Per Share Data" and "Unaudited Pro Forma Condensed Combined Financial Information."

RESALE OF TMP COMMON STOCK

    Shares of TMP common stock to be issued to HotJobs stockholders in the merger have been registered under the Securities Act of 1933. Shares of TMP common stock issued in the merger may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of HotJobs as that term is used for purposes of the Securities Act and applicable rules relating to pooling-of-interests accounting treatment. Any subsequent transfer of shares, however, by any person who is an affiliate of HotJobs at the time the merger agreement is submitted for vote of the HotJobs stockholders will, under existing law, require either:

    - further registration under the Securities Act of the shares of TMP common stock to be transferred;

    - compliance with Rule 145 or Regulation S promulgated under the Securities Act; or

    - the availability of another exemption from registration.

    An "affiliate" of HotJobs is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, HotJobs. These restrictions are expected to apply to the directors and certain executive officers of HotJobs and the holders of 10% or more of the HotJobs common stock. The same restrictions may apply to some relatives and/or spouses of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. TMP will give stop transfer instructions to its transfer agent with respect to the shares of TMP common stock to be received by persons subject to these restrictions, and the certificates for their shares will bear appropriate legends.

    SEC guidelines regarding qualifying for the pooling-of-interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. SEC guidelines indicate that the pooling-of-interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if those affiliates do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with an acquisition during the period beginning 30 days before the consummation of the business combination and ending when financial results covering at least
30 days of post-acquisition operations of the combined entity have been published. TMP has agreed in the merger agreement to use its reasonable best efforts to cause each person that is an affiliate of TMP to deliver to TMP a written agreement intended to preserve the ability to treat the merger as a pooling-of-interests. HotJobs has agreed to use its reasonable best efforts to cause each person that is an affiliate of HotJobs to deliver to TMP a written agreement intended to ensure compliance with the Securities Act and to preserve the ability to treat the merger as a pooling-of-interests. TMP has agreed to use its reasonable best efforts to file with the SEC a Form 8-K within 28 days, but no later than 42 days, after the end of the first full calendar month following the effective time of the merger, containing combined sales and net income amounts covering at least 30 days of post-acquisition combined operations as contemplated by the terms of SEC Accounting Series Release 135.

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
DISSENTERS' RIGHTS OF APPRAISAL

    Under the corporation laws of the State of Delaware, which is where HotJobs is incorporated, HotJobs stockholders do not have any appraisal or dissenters' rights in connection with the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the HotJobs board to approve the merger, HotJobs stockholders should be aware that the senior executive officers of HotJobs and the members of the HotJobs board have interests in the transaction that are different from, or in addition to, the interests of HotJobs stockholders generally. The HotJobs board was aware of and considered these potentially conflicting interests when it approved the merger.

    John G. Murray, one of HotJobs' directors, is a Managing Director of Deutsche Banc Alex. Brown, which acted as investment banker to TMP in connection with the merger. Due to this relationship, Mr. Murray abstained from voting on the merger.

    EMPLOYMENT AGREEMENTS WITH HOTJOBS. Employment agreements that contain severance provisions are in effect between HotJobs and each of Dimitri Boylan and Lowell Robinson. The employment agreements for each of Messrs. Boylan and Robinson provide that upon a termination of the executive's employment in connection with a change of control, including the merger, the executive will be entitled to receive severance equal to one year's base salary in the case of Mr. Boylan, and two year's base salary in the case of Mr. Robinson. In addition, upon a termination of employment entitling the individual to severance in connection with a change of control, the HotJobs stock options held by each of Messrs. Boylan and Robinson will accelerate and become immediately exercisable for the remainder of their original term. The employment agreement with each of Messrs. Boylan and Robinson provides that the executive is entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments, under the severance agreements or otherwise, imposed under Section 4999 of the Internal Revenue Code.

    At this time, it is not known whether any of these executive officers' employment with the surviving corporation will terminate under circumstances entitling the executive to severance. If cash severance payments are made to these executive officers at the completion of the merger, the pre-tax amount of the payments is estimated to be approximately $325,000 for Mr. Boylan and $500,000 for Mr. Robinson under the terms of their current employment
agreements. Assuming that the merger is completed on [      ], 2001, the
aggregate number of unvested HotJobs stock options held by Messrs. Boylan and Robinson that will become fully vested and exercisable upon a qualifying
termination in connection with the merger is [      ] and [      ],
respectively.

    NEW EMPLOYMENT AGREEMENT BETWEEN MR. BOYLAN AND TMP. In connection with the merger, TMP and Mr. Boylan executed a term sheet that set forth the general terms of a proposed new employment agreement that is intended to be negotiated and executed prior to completion of the merger. Pursuant to the term sheet, the new employment agreement will become effective upon completion of the merger and expire on the third anniversary thereof. During the term of the new employment agreement, Mr. Boylan will serve as President of the HotJobs division of TMP, with responsibilities and duties commensurate with such position.

    During the term of the proposed new employment agreement, Mr. Boylan will be entitled to receive a base salary of $375,000 per year and an annual bonus on the same basis as other key management employees of TMP, provided that the annual bonus will not be less than 20% of his base salary. The new employment agreement will provide that upon the execution of his employment agreement he will be entitled to receive a signing bonus of $375,000. In addition, Mr. Boylan will be granted an option to purchase 50,000 shares of TMP common stock on completion of the merger and an additional option to purchase 50,000 shares of TMP common stock in December 2001 (or if the completion of the merger has not occurred as of such time, upon the completion of the merger). The TMP stock options will have an exercise price equal to the fair market value of TMP common stock on

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the date of grant, vest in four equal installments on each of the first through fourth anniversaries of the completion of the merger, subject to accelerated vesting upon a termination of employment by TMP without "cause" or by the executive for "good reason" and have a term of ten years without regard to the executive's termination of employment. Mr. Boylan may also be entitled to annual equity grants on the same basis as other key management employees. Mr. Boylan will generally be entitled to participate in the employee benefit plans and programs of TMP provided to other key management employees of TMP. Upon a termination of Mr. Boylan by TMP without cause or by the executive for good reason, Mr. Boylan will be entitled to receive a payment equal to his then applicable base salary for the remainder of the term of the employment agreement, the initial stock option grants of 100,000 shares will fully vest and benefits will continue to be provided for the remainder of the term of the employment agreement. The new employment agreement will preserve the excise tax gross-up provision from Mr. Boylan's employment agreement with HotJobs and will also contain restrictive covenants that will apply to the executive while employed and during specified periods thereafter.

    STOCK-BASED RIGHTS. Upon the consummation of the merger, each HotJobs stock option outstanding and unexercised as of the consummation of the merger granted pursuant to the HotJobs stock plans will cease to represent the right to acquire shares of HotJobs common stock and will be converted into and become a right with respect to TMP common stock. HotJobs stock options granted under the HotJobs Stock Award Plan and HotJobs stock options granted to non-employee directors of HotJobs will become fully vested and exercisable in connection with
the merger. Assuming the merger is completed on [            ], 2001, the
aggregate number of unvested HotJobs stock options held by Messrs. Boylan and Robinson and the non-employee directors that will become fully vested and
exercisable as a result of the merger is [      ].

    PRO-RATA BONUSES. In connection with the merger, HotJobs and TMP have agreed that, upon or prior to the completion of the merger, HotJobs may pay bonuses to its employees with respect to services in calendar year 2001 on a pro rata basis through the effective date of the merger.

    RETENTION PROGRAM. In connection with the merger, HotJobs and TMP have agreed to establish a retention program with a retention pool in the aggregate amount of $5 million which is to be paid to the employees of HotJobs (other than Mr. Boylan). The per employee allocation of the retention pool will be determined by Mr. Boylan, subject to the approval of Mr. McKelvey. Retention awards will vest and become payable in full not later than the earlier to occur of June 29, 2002 and the termination of a participant's employment for any reason, other than a termination by TMP for "cause" or a termination by the participant without "good reason."

    OPTION POOL. In connection with the merger, HotJobs and TMP have agreed that upon completion of the merger, TMP will grant TMP stock options in respect of 500,000 shares of TMP common stock in the aggregate to the HotJobs employees identified by Mr. Boylan, the per employee allocation of which is subject to the approval of Mr. McKelvey. The TMP stock options will have an exercise price equal to the fair market value of TMP common stock on completion of the merger and will vest in four equal annual installments on each of the first through fourth anniversaries of the completion of the merger, subject to accelerated vesting as provided in the option awards granted to similarly situated employees of TMP.

    INDEMNIFICATION AND INSURANCE. The merger agreement provides that TMP and the surviving corporation will indemnify the present and former directors and officers of HotJobs to the fullest extent permitted by law against any liabilities or expenses incurred in connection with any claim or proceeding arising out of matters existing or occurring at or prior to the consummation of the merger. The merger agreement further provides that, for a period of six years following the consummation of the merger, TMP will cause the surviving corporation to maintain a policy of officers' and directors' liability insurance for acts and omissions occurring on or prior to the consummation of the merger on terms substantially no less advantageous than HotJobs' policy in effect on June 29, 2001, PROVIDED that, the surviving corporation will not be required to pay annual premiums in excess of 200% of the annual premium paid by HotJobs in 2000 to procure such insurance.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

    It is currently anticipated that HotJobs will continue to be run as a separate entity after the merger.

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                              THE MERGER AGREEMENT

    The following is a summary of the material terms and provisions of the merger agreement. The merger agreement is attached as Appendix A to this proxy statement/prospectus and incorporated by reference in this proxy statement/prospectus. We encourage you to carefully read the complete merger agreement for the precise legal terms of the merger agreement and other information that may be important to you.

STRUCTURE OF THE MERGER

    The merger agreement provides that at the time the merger becomes effective a wholly owned subsidiary of TMP will merge with and into HotJobs. HotJobs will be the surviving corporation and will become a wholly owned subsidiary of TMP. However, HotJobs stockholders must adopt the merger agreement and all conditions to the merger must be satisfied or waived before the merger occurs.

CONSUMMATION OF THE MERGER

    It is expected that the closing contemplated by the merger agreement will take place after all the conditions to the merger have been satisfied or waived. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of Delaware.

MERGER CONSIDERATION

    Upon completion of the merger, each share of HotJobs common stock that is issued and outstanding immediately prior to the completion of the merger will be automatically converted into the right to receive 0.2195 of a share of TMP common stock.

    No fractional shares of TMP common stock will be issued. Each holder of HotJobs common stock that would otherwise get a fractional share of TMP common stock will instead receive an amount in cash, without interest, equal to such fraction multiplied by the per share closing price of TMP common stock on The Nasdaq National Market on the closing date of the merger, as such price is reported by THE WALL STREET JOURNAL (or, if not reported there, any other authoritative source), less the amount of any taxes required to be withheld. Thus, if you own 100 shares of HotJobs common stock, you will receive in the merger 21 shares of TMP common stock and cash for the remaining 0.95 of a share, calculated based on the closing price of TMP common stock on the date the merger is consummated.

EXCHANGE OF STOCK CERTIFICATES

    As soon as practicable after the closing of the merger, TMP will cause an exchange agent to deliver transmittal forms to each holder of record of HotJobs common stock. These transmittal forms will be used in surrendering shares of HotJobs common stock in exchange for TMP common stock and, in the case of fractional shares, cash. After receipt of the transmittal form, HotJobs stockholders should surrender their HotJobs stock certificates to the exchange agent. Each holder surrendering the holder's HotJobs stock certificate will then receive a TMP stock certificate representing the number of whole shares of TMP common stock to which the holder is entitled, a check for the cash payable in lieu of any fractional share and any dividends or other distributions to which such holder is entitled. TMP will send instructions specifying other details of the exchange with the transmittal forms.

    HOTJOBS STOCKHOLDERS SHOULD NOT SEND IN THEIR HOTJOBS STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

    After the effective time of the merger, until it is exchanged, each HotJobs stock certificate will be deemed for all purposes only to evidence the right to receive the number of shares of TMP common stock into which the shares of HotJobs common stock evidenced by the HotJobs stock certificate have been converted and the right to receive a cash payment in lieu of any fraction of a share.

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TREATMENT OF HOTJOBS STOCK OPTIONS

    Upon completion of the merger, TMP will assume each outstanding and unexercised option to purchase HotJobs common stock. Each of the assumed options will have the same terms and conditions as the original HotJobs stock option except that:

    - the assumed options will be exercisable for shares of TMP common stock;

    - each outstanding HotJobs stock option will be converted into a TMP stock option to purchase a number of shares of TMP common stock that is equal to the product of 0.2195 multiplied by the number of shares of HotJobs common stock subject to the original HotJobs stock option before the merger, rounded up to the nearest whole share; and

    - the exercise price per share for each converted TMP stock option will be equal to the aggregate exercise price per share of HotJobs common stock subject to each HotJobs stock option before the conversion divided by the number of shares of TMP common stock as determined in the prior sentence, rounded up to the nearest whole cent.

    As soon as practicable after the closing of the merger, TMP will file a registration statement to register the shares of TMP common stock underlying these options and shall maintain the effectiveness of that registration statement and the current status of the prospectus(es) contained therein for as long as these options remain outstanding.

REPRESENTATIONS AND WARRANTIES

    HotJobs and TMP have each made customary representations and warranties to the other in the merger agreement relating to, among other things:

    - their organization, the organization of their significant subsidiaries, their equity interest in other business entities and similar corporate matters;

    - their capital structure;

    - authorization, execution and delivery and performance of the merger agreement;

    - absence of various conflicts, violations or defaults resulting from executing and delivering the merger agreement, consummating the merger and other transactions under the merger agreement, and complying with the merger agreement;

    - governmental consents and filings;

    - compliance in all material respects with the Securities Act and the Securities Exchange Act of 1934, including timely filing of all required documents, and accuracy of information with respect to any material fact in any document filed with the SEC or in public announcements or news releases since December 31, 2000;

    - accuracy of the information supplied by HotJobs or TMP, respectively, specifically for inclusion or incorporation in the registration statement of which this proxy statement/prospectus is a part;

    - conduct of their businesses in the ordinary course and the absence of material adverse events;

    - pending and threatened litigation;

    - compliance with laws;

    - timely filing of tax returns and the payment of taxes;

    - absence of actions that would preclude the merger from being accounted for as a pooling-of-interests or constituting a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

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
    - intellectual property rights;

    - requisite stockholder approval; and

    - fees payable to brokers, investment banks, financial advisors and other persons.

    HotJobs has made certain additional representations and warranties regarding its material contracts, benefit plans, compliance with regulations regarding employment related matters, title to properties and unlawful payments. Also, HotJobs has represented and warranted that it has received an opinion of its financial advisor to the effect that, as of the date of the merger agreement, the exchange ratio is fair from a financial point of view to the holders of HotJobs common stock.

INTERIM OPERATIONS OF HOTJOBS AND TMP

    From the date of the merger agreement until the closing of the merger, HotJobs and TMP have agreed to carry on their respective businesses in the ordinary course of business, consistent with past practice and in compliance in all material respects with all applicable laws. They have also agreed to the extent consistent with the foregoing, to use all commercially reasonable efforts consistent with past practice to:

    - preserve their respective present business organizations;

    - keep available the services of their respective present officers and key employees; and

    - preserve their respective relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them.

    During the period before the closing of the merger, HotJobs and TMP will not, without the consent of the other party:

    - declare, set aside or pay any dividends on, or make any other distributions in respect of, their capital stock (other than distributions by a wholly owned subsidiary to its parent), or split, combine or reclassify any of their respective capital stock;

    - amend their respective certificates of incorporation or bylaws;

    - except as required by generally accepted accounting principles, make any change in their respective accounting method or practices;

    - take any action that would reasonably be expected to prevent, impair or materially delay the consummation of the merger; or

    - take any action that would reasonably be expected to preclude the merger from being accounted for as a pooling-of-interests or constituting a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

    In addition, during the period before the closing of the merger, except as otherwise permitted by the merger agreement, HotJobs will not, without the consent of TMP, among other things:

    - amend the terms of any outstanding securities (including stock options);

    - purchase, redeem or otherwise acquire any shares of its capital stock or any other securities;

    - issue, deliver, grant, sell, pledge or otherwise encumber any shares of its capital stock, any other securities convertible into or exchangeable for shares of capital stock, or any rights, warrants or options to acquire any such shares or securities, other than the issuance of shares of common stock upon the exercise of stock options outstanding as of the date of the merger agreement or stock options permitted to be granted pursuant to the merger agreement;

    - acquire or agree to acquire another business;

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    - sell, lease, license, mortgage, dispose of any properties or assets, except in the ordinary course of business;

    - incur any additional indebtedness, except for borrowings under existing credit facilities, guarantee the indebtedness of another person or entity, issue or sell any debt securities, guarantee any debt securities of another person or entity or, other than in the ordinary course of business or to a wholly owned subsidiary, make any loans, advances or capital contributions to any person or entity;

    - cancel any indebtedness in excess of specified thresholds, except in the ordinary course of business;

    - incur any material capital expense;

    - pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation, except in the ordinary course of business;

    - amend, modify or terminate any material contract in a manner that would reasonably be expected to have a material adverse effect on HotJobs, or enter into any material contract, agreement or binding arrangement other than pursuant to material contracts, agreements or binding arrangements in place as of the date of the merger agreement and disclosed to TMP;

    - except as required by applicable law or contractual commitments existing as of the date of the merger agreement:

       - adopt, enter into, terminate or amend in any material respect any collective bargaining agreement or benefit plan or any other agreement, plan or policy involving its present or former officers, directors or other executive employees,

       - increase the compensation, bonus or fringe or other benefits payable to any current or former officer, other than increases made in connection with normal periodic reviews and related compensation and benefit increases which are consistent with past practice,

       - increase the severance or termination pay of any current or former director, officer or other executive employee,

       - enter into or amend any employment, deferred compensation, consulting, severance, termination or indemnification agreement or arrangement with any current or former officer, director or other executive employee,

       - fund or in any other way secure the payment of compensation or benefits under any employee plan or contract or benefit plan,

       - accelerate the vesting of payment under any compensation or benefit plan, or

       - amend or modify any stock option, or grant any awards under any benefit plan, or performance or other compensation plan or arrangement, or pay any benefit or amount not required under any benefit plan;

    - transfer or license to any person or entity, or modify, any rights to its intellectual property, except as previously disclosed to TMP or in the ordinary course of business;

    - enter into any hedging, option, derivative or similar transaction of any foreign exchange position, other than in the ordinary course of business and consistent with past practice; or

    - change any material tax election, change any annual tax accounting period or method of tax accounting in any material respect, file any amended tax return, enter into any closing agreement relating to any material tax, settle any material tax claim or assessment, or surrender any right to claim a material tax refund or to any extension or waiver of the limitations period applicable to any material tax claim or assessment.

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NO SOLICITATION

    HotJobs has agreed not to solicit, initiate or encourage any inquiries or proposals relating to the possible acquisition of 15% or more of the consolidated assets or voting power of HotJobs by any party other than TMP and its affiliates, such a proposal referred to as a Takeover Proposal. HotJobs has also agreed not to have any discussions, provide confidential information or engage in negotiations relating to a Takeover Proposal, or to approve or recommend a Takeover Proposal. However, the merger agreement provides that, notwithstanding anything in the merger agreement to the contrary, prior to the special meeting, HotJobs is expressly allowed to:

    - comply with applicable law with regard to a Takeover Proposal or make any disclosure to HotJobs stockholders if, in the good faith judgment of HotJobs (after taking into account the advice of outside counsel), failure to do so would be inconsistent with applicable law (and such disclosure will not be considered a change, amendment or modification of HotJobs' recommendation to its stockholders);

    - change its recommendation to its stockholders, if it has received an unsolicited bona fide written Takeover Proposal for 50% of the consolidated assets or voting power of HotJobs that the HotJobs board concludes in good faith would, if consummated, result in a transaction that is more favorable to HotJobs stockholders from a financial point of view than the merger and is reasonably capable of being completed by March 31, 2002, such a proposal referred to as a Superior Proposal, and its change in recommendation is in connection with a termination of the merger agreement by HotJobs in order to enter into an agreement for such Superior Proposal (see "--Termination of the merger agreement" and "--Termination fees and expenses"); and

    - engage in discussions or negotiations with, or provide confidential information in response to, an unsolicited written Takeover Proposal, if the HotJobs board concludes in good faith that there is a reasonable likelihood that such Takeover Proposal could constitute a Superior Proposal.

    Prior to providing any information or data to any party or entering into discussions or negotiations with any party as permitted above, HotJobs has agreed to notify TMP promptly of any proposals or offers received or any information requested, and to keep TMP reasonably informed of the status and terms of any inquiries, proposals, offers, discussions or negotiations.

HOTJOBS STOCKHOLDERS' MEETING

    HotJobs has agreed to cause a meeting of its stockholders to be held as promptly as reasonably practical after the signing of the merger agreement. The HotJobs board has agreed to recommend approval of the merger agreement by HotJobs stockholders and to take all reasonable and lawful action to solicit and obtain the approval.

INDEMNIFICATION

    After the closing of the merger, TMP will cause the surviving corporation to assume the obligation to indemnify and exculpate from liability any of HotJobs' or its subsidiaries' former and present directors, officers or employees who is currently covered with respect to acts or omissions existing and occurring before the closing of the merger. TMP will indemnify and hold harmless, and provide advancement of expenses to, all former and present directors, officers and employees of HotJobs and its subsidiaries to the fullest extent permitted by HotJobs' certificate of incorporation, bylaws or any indemnification agreement between such directors, officers and employees for acts or omissions occurring at or prior to the effective time of the merger. TMP also will cause the surviving corporation to maintain directors and officers insurance for a period of six years after the closing of the merger on substantially the same terms for HotJobs' current directors, officers and employees with respect to acts or omissions existing and occurring before the effective time of the merger; PROVIDED that TMP is not

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required to pay annual premiums for this insurance which exceed 200% of the amount per annum paid by HotJobs during 2000.

PUBLICATION OF COMBINED FINANCIALS

    TMP has agreed to use its reasonable best efforts to file a report with the SEC that contains financial results covering at least 30 days of post-merger combined operations of TMP and HotJobs within 28 days, but in no event later than 42 days, after the end of the first full calendar month after the closing of the merger.

ADDITIONAL COVENANTS

    The merger agreement contains mutual covenants of TMP and HotJobs, including covenants relating to the execution and delivery of any additional documents; public announcements; taxes; treatment of the transaction as a pooling-of-interests for accounting purposes; timely filings of various documents; obtaining consents and approvals from governmental and non-governmental entities; defense of legal or administrative challenges to the consummation of the merger; and Section 16(b) of the Exchange Act. In addition, HotJobs has agreed to terminate its employee stock purchase plan on or prior to the closing and has stopped offering any more of its common stock under this plan as of July 31, 2001, the last day of the latest purchase period under the plan.

    TMP has agreed to use its reasonable best efforts to cause the shares of TMP common stock to be issued in the merger to be listed on The Nasdaq National Market.

    Regarding HotJobs employees, TMP has also agreed that it will:

    - waive any limitations regarding preexisting conditions and eligibility waiting periods under any health plan HotJobs employees may be eligible for after completion of the merger to the extent such preexisting condition or waiting period did not apply to the HotJobs employee under a comparable HotJobs plan immediately prior to completion of the merger;

    - provide HotJobs employees with credit for any co-payments and deductibles paid before completion of the merger in satisfying any applicable deductible or out-of-pocket requirements under TMP health plans;

    - treat all service by the HotJobs employees prior to completion of the merger as service with TMP for eligibility, vesting and benefit accrual purposes (but not for purposes of benefit accruals under any defined benefit pension plan) under all compensation and benefit plans and policies; and

    - honor all employment, retention and severance arrangements and all obligations to current and former HotJobs employees.

ACCOUNTANTS' LETTERS

    Each of TMP and HotJobs has agreed to use its reasonable best efforts to cause its accountants to deliver to the other party before the closing of the merger a comfort letter in connection with the registration statement of which the proxy statement/prospectus is a part. In addition, TMP has agreed to use its reasonable best efforts to cause its accountants to deliver a letter to the effect that they agree with TMP's conclusion that the merger will qualify for pooling-of-interests accounting treatment and HotJobs has agreed to use its reasonable best efforts to cause its accountants to deliver a letter to the effect that they agree with HotJobs' conclusion that HotJobs meets the requirements to be party to a merger accounted for as a pooling-of-interests.

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AFFILIATE LETTERS

    TMP and HotJobs have agreed to provide each other with a list of people and entities who may be deemed to be affiliates of HotJobs or TMP, as the case may be, under specific legal and accounting definitions. They have also agreed to cause these individuals to deliver agreements providing that they will not sell, transfer or otherwise dispose of or reduce the risk of ownership of any shares of TMP or HotJobs common stock owned by them. This restriction commences
45 days prior to closing of the merger and ends when financial results covering at least 30 days of combined results of TMP and HotJobs have been published after the closing of the merger, which shall not be later than 42 days after the end of the first full calendar month after closing of the merger.

CONDITIONS TO EACH OF TMP'S AND HOTJOBS' OBLIGATION TO EFFECT THE MERGER

    The respective obligation of each of TMP and HotJobs to complete the merger is subject to the satisfaction or waiver of certain conditions, including the following:

    - the affirmative vote of a majority of the outstanding shares of HotJobs common stock to adopt the merger agreement;

    - the approval for listing on The Nasdaq National Market of the shares of TMP common stock to be issued or reserved for issuance in connection with the merger;

    - the waiting period under the Hart-Scott-Rodino Antitrust Act having expired or been terminated;

    - the absence of any order, injunction, statute, law, rule, legal restraint or prohibition preventing the consummation of the merger;

    - the registration statement of which this proxy statement/prospectus is a part having been declared effective by the SEC and not being subject to any stop order or proceedings seeking a stop order;

    - HotJobs and TMP having received (a) a letter from TMP's accountants, stating that they agree with TMP's conclusion that the merger will qualify for pooling-of-interests accounting treatment and (b) a letter from KPMG LLP, HotJobs' accountants, stating that they agree with HotJobs' conclusion that HotJobs meets the requirements to be party to a merger accounted for as a pooling-of-interests;

    - the absence of pending suits, actions or proceedings by governmental entities (1) challenging the acquisition by, or seeking to place limitations on the ownership by, TMP or TMP Tower Corp. of any shares of HotJobs common stock, seeking to restrain or prohibit consummation of the merger or seeking material damages, (2) seeking to prohibit or materially limit the ownership and operation by TMP or its subsidiaries, or HotJobs or its subsidiaries, of any material position of their respective business or assets or to compel HotJobs, TMP or any of TMP's subsidiaries to divest or hold separate any material portion of TMP, HotJobs and their respective subsidiaries' business or assets, or (3) seeking to prohibit TMP or any of its subsidiaries from effectively controlling the business or operations of HotJobs or its subsidiaries; and

    - HotJobs and TMP having obtained consents, approvals and actions of, filings with and notices to relevant governmental entities, the failure of which to be obtained or taken, individually or in the aggregate, would reasonably be expected to have a material adverse effect on TMP and its subsidiaries.

    For the purposes of the merger agreement, material adverse effect, with respect to HotJobs or TMP, means any change, effect, event, occurrence or state of facts that is materially adverse to the business, financial condition or results of operations of such entity and its subsidiaries, taken as a whole, provided that none of the following, either alone or in combination, will constitute or be taken into account in determining whether there has been a material adverse effect:
(1) change in the market price or trading volume of the entity's capital stock after the date of the merger agreement; (2) effects arising from or relating to general business or economic conditions in the United States; (3) effects arising from or relating to the general state of the industries and market sectors in which the entity operates; and (4) loss of existing customers or employees, a reduction in business by, or revenue from, existing customers, or reductions in job seekers, in each case resulting primarily from the announcement or consummation of the merger.

CONDITIONS TO THE OBLIGATIONS OF TMP

    The obligation of TMP to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

    - each representation and warranty of HotJobs in the merger agreement being true and correct in all respects without reference to any qualification as to materiality such that the aggregate effect of any inaccuracies in the representations and warranties will not have a material adverse effect on HotJobs, as of the date of the merger agreement and as of the closing date of the merger, except to the extent that the representations and warranties expressly relate to an earlier date, in which case as of the earlier date;

    - HotJobs having performed or complied with (1) all agreements and covenants under the merger agreement that are qualified as to material adverse effect, and (2) all agreements and covenants under the merger agreement that are not qualified as to material adverse effect, except where non-performance or non-compliance, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on HotJobs;

    - TMP receiving a letter executed by each of the persons or entities deemed to be affiliates of HotJobs agreeing to, among other things, various restrictions on dispositions of HotJobs common stock and TMP common stock to be received by the affiliates in the merger;

    - all consents, the absence of which, in the aggregate, would be reasonably likely to have a material adverse effect on HotJobs, having been obtained; and

    - TMP receiving an opinion of its counsel stating that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

CONDITIONS TO THE OBLIGATIONS OF HOTJOBS

    The obligation of HotJobs to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

    - each representation and warranty made by TMP and TMP Tower Corp. in the merger agreement being true and correct in all respects without reference to any qualification as to materiality such that the aggregate effect of any inaccuracies in the representations and warranties will not have a material adverse effect on TMP, as of the date of the merger agreement and as of the closing date of the merger, except to the extent that the representations and warranties expressly relate to an earlier date, in which case as of the earlier date;

    - TMP having performed or complied with (1) all agreements and covenants under the merger agreement that are qualified as to material adverse effect, and (2) all agreements and covenants under the merger agreement that are not qualified as to material adverse effect, except where non-performance or non-compliance individually or in the aggregate would not be reasonably expected to have a material adverse effect on TMP; and

    - HotJobs receiving an opinion of its counsel stating that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

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
AMENDMENTS AND WAIVERS

    The merger agreement may be amended by a written amendment executed by both of HotJobs and TMP. After HotJobs stockholders approve the merger, neither HotJobs nor TMP may amend the merger agreement in a way that would require stockholder approval without getting that approval. Prior to the effective time of the merger, the parties may extend the time for compliance with the provisions of the merger agreement or waive compliance with the conditions precedent or inaccuracies in the representations or warranties.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the HotJobs stockholders, by:

    - mutual consent of HotJobs and TMP;

    - either HotJobs or TMP if:

       1. the merger has not been completed by March 31, 2002, except that a party may not terminate the merger agreement if its action or inaction was the principal cause the merger has not been completed;

       2. any temporary restraining order, preliminary or permanent injunction, statute, law or other legal restraint or prohibition preventing the consummation of the merger exists and has become final and nonappealable, so long as the party seeking to terminate the merger agreement has used its reasonable best efforts to prevent or remove such order, injunction, statute, law, restraint or prohibition; or

       3.  the HotJobs stockholders do not approve the merger agreement.

    - by TMP if:

       1. the HotJobs board fails to include or withdraws its recommendation to HotJobs stockholders that they adopt the merger agreement and the merger;

       2. the HotJobs board modifies or changes in a manner adverse to TMP its recommendation to HotJobs stockholders that they adopt the merger agreement and the merger, so long as TMP has previously notified HotJobs in writing that it intends to terminate the merger agreement for this reason and HotJobs has not revised its recommendation in a manner not so adverse within two business days of TMP's notice;

       3. a tender or exchange offer for HotJobs capital stock has commenced and the HotJobs board does not recommend rejection of that tender or exchange offer to HotJobs stockholders within 15 business days (or such longer period as HotJobs requires to obtain the information necessary to evaluate such offer) of commencement;

       4. the HotJobs board recommends a Takeover Proposal or recommends that its stockholders tender or exchange their shares into any tender offer or exchange offer that is a Takeover Proposal;

       5. the HotJobs board materially breaches its obligations by failing to call the special meeting;

       6. the HotJobs board adopts a resolution authorizing HotJobs to take any of the actions listed above;

       7. HotJobs willfully breaches the non-solicitation provision of the merger agreement which results in a person or entity making a Takeover Proposal; or

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       8.  HotJobs breaches or fails to perform any representation, warranty, covenant or agreement, which breach or failure to perform would cause either of the first two conditions set forth under "--Conditions to the obligations of TMP" not to be satisfied and which breach or failure has not been cured within 30 days after HotJobs receives written notice of the breach or failure to perform.

    - by HotJobs if:

       1. it notifies TMP that it intends to enter into a binding written agreement for a Superior Proposal, so long as HotJobs has complied in all material respects with the non-solicitation provision of the merger agreement, has notified TMP in writing of the Superior Proposal and its terms and TMP does not make a counteroffer within 72 hours that the HotJobs board reasonably concludes in good faith is as favorable to the HotJobs stockholders as the Superior Proposal and HotJobs pays TMP the termination fee and reimburses TMP's expenses as described below; or

       2. TMP breaches or fails to perform any representation, warranty, covenant or agreement, which breach or failure to perform would cause either of the first two conditions set forth under "--Conditions to the obligations of HotJobs" not to be satisfied and which breach or failure to perform has not been cured within 30 days after TMP receives written notice of the breach or failure to perform.

    If the merger agreement is validly terminated, the merger agreement becomes void. The only provisions which survive are those relating to confidentiality, fees and expenses and general provisions.

TERMINATION FEES AND EXPENSES

    PAYMENT OF EXPENSES OF THE MERGER GENERALLY

    In general, HotJobs and TMP will each pay their own fees and expenses incurred in connection with the merger.

    WHEN HOTJOBS MUST PAY TMP'S EXPENSES AND A TERMINATION FEE

    HotJobs will pay TMP a termination fee of $15 million and reimburse TMP's out-of-pocket expenses relating to the merger (up to a maximum of $2 million) if:

    - a Takeover Proposal is publicly disclosed or any party has announced an intention to make a Takeover Proposal and:

       - the merger agreement is terminated by TMP or HotJobs due to failure of the stockholders of HotJobs to approve the merger; or

       - the merger agreement is terminated by TMP due to either of termination provisions 7 or 8 under the paragraph "--Termination of the merger agreement--by TMP"

       and within 12 months of termination either HotJobs enters into a definitive agreement with respect to a Takeover Proposal or a Takeover Proposal is consummated, in either case for 50% of the consolidated assets or voting power of HotJobs; or

    - HotJobs terminates the merger agreement due to termination provision 1 under the paragraph "--Termination of the merger agreement--by HotJobs"; or

    - TMP terminates the merger agreement due to any of termination provisions 1 through 6 under the paragraph "--Termination of the merger agreement--by TMP".

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                             THE VOTING AGREEMENTS

    In connection with, and in order to induce TMP to enter into, the merger agreement, TMP entered into voting agreements with two directors of HotJobs, Richard Johnson and John Hawkins. Each voting agreement provides that the stockholder agrees to vote all shares of HotJobs common stock owned by him in favor of approval and adoption of the merger agreement and the merger at any meeting of HotJobs stockholders. Each voting agreement also provides that the stockholder agrees not to transfer any HotJobs securities owned by him, except for 250,000 shares of HotJobs common stock that Mr. Johnson may transfer without restriction under the terms of his voting agreement and except for shares that the stockholder may transfer to a transferee who executes the voting agreement and a proxy or agrees to hold the transferred securities subject to the provisions of the voting agreement. Each voting agreement terminates on the earlier of the effectiveness of the merger or the termination of the merger agreement in accordance with its terms.

    In connection with the voting agreement, each stockholder granted TMP a proxy to vote his shares of HotJobs capital stock in favor of approval and adoption of the merger agreement and the merger at any meeting of HotJobs stockholders. The proxy remains effective until the earlier of the effectiveness of the merger or the termination of the merger agreement in accordance with its terms.

    As of the record date, Richard Johnson and John Hawkins owned an aggregate
of [      ] shares of HotJobs common stock, which represents approximately [  ]%
of the total number of shares of HotJobs common stock outstanding.

                             INFORMATION ABOUT TMP

    TMP, with more than 9,500 employees in 32 countries, is the online recruitment leader, the world's largest recruitment advertising agency network and one of the world's largest executive search and executive selection agencies. TMP, headquartered in New York, is also the parent company of Monster.com(-Registered Trademark-) which is the leading global career portal on the Web, the world's largest Yellow Pages advertising agency and a provider of direct marketing services. TMP's clients include more than 90 of the Fortune 100 and more than 480 of the Fortune 500 companies.

    Job seekers look to manage their careers through TMP by posting their resumes on Monster.com(-Registered Trademark-), by searching Monster.com(-Registered Trademark-)'s database of over 475,000 paid job postings, either directly or through the use of customized job search agents and by utilizing TMP's extensive career resources. In addition, employers who are TMP's clients, look to TMP to help them find the right employee, whether they are searching for an entry level candidate or a CEO, which TMP refers to as their "Intern to CEO" strategy. TMP believes the Internet offers a substantial opportunity for it to grow its revenue. TMP believes its growth will primarily come from strengthening its leadership position in the online recruitment market, which is estimated by Forrester Research to grow from $1.2 billion in 2000 to $7.1 billion in 2005, with additional revenue growth opportunities from the executive search market, which is expected to grow from $4.5 billion in 2000 to $5.5 billion in 2001 and the selection and temporary contracting market, which is expected to reach $155 billion in 2001, according to estimates from a report by the Staffing Industry Analysts, Inc. TMP's strategies to address this opportunity are to:

    - continue to promote the Monster.com(-Registered Trademark-) brand through online and traditional advertising, aggressive marketing programs and select alliances or affiliations;

    - leverage its more than 5,300 client service, marketing and creative personnel to expand Monster.com(-Registered Trademark-); and

    - continue to pursue strategic acquisitions.

    TMP's executive offices are located at 622 Third Avenue, New York, New York 10017. TMP's telephone number is (212) 351-7000 and its Internet address is HTTP://WWW.TMP.COM.

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                           INFORMATION ABOUT HOTJOBS

GENERAL

    HotJobs is a leading recruiting solutions and software company that develops and provides its customers with innovative recruiting solutions and services. HotJobs' solutions include HotJobs.com, its popular consumer job board; the Agency Desktop, which provides a direct business-to-business exchange between corporate hiring managers and staffing firms; applicant tracking software; HotJobs Career Expos; and online advertising.

    HotJobs was incorporated in Delaware in February 1997 as Hot Jobs, Inc. HotJobs changed its name to HotJobs.com, Ltd. on September 23, 1998. HotJobs' principal executive offices are located at 406 West 31st Street, 9th Floor, New York, New York 10001. The telephone number at that location is (212) 699-5300.

MANAGEMENT AND ADDITIONAL INFORMATION

    Certain information relating to executive compensation, various of HotJobs' benefit plans (including HotJobs' stock option plans), voting securities, including information regarding the principal holders of those securities, certain relationships and related transactions and other matters regarding HotJobs is incorporated by reference or set forth in HotJobs' Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated in this proxy statement/prospectus by reference. Stockholders desiring copies of this proxy statement/prospectus and the other documents may contact HotJobs at its address or telephone number indicated under "Where You Can Find More Information."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of HotJobs common stock as of September 30, 2001, except as otherwise indicated by (a) each director; (b) HotJobs' chief executive officer and its other executive officers; (c) each person, or group of affiliated persons that HotJobs knows to beneficially own 5% or more of the outstanding shares of HotJobs common stock; and (d) all directors and executive officers as a group.

    Except as otherwise noted, the address of each person listed in the table is c/o HotJobs.com, Ltd., 406 West 31st Street, 9th Floor, New York, New York 10001.

    Beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 30, 2001 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage of ownership of any other person. To HotJobs' knowledge, except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                        NUMBER OF SHARES OF
                                                           COMMON STOCK       PERCENT OF
                         NAME                           BENEFICIALLY OWNED     OWNERSHIP
                         ----                           -------------------   -----------
Richard S. Johnson (1)................................       7,572,600              19.3%
The TCW Group, Inc. (2)...............................       3,704,411               9.6%
Capital Research and
  Management Company (3)..............................       2,725,000               7.1%
SMALLCAP World Fund, Inc. (4).........................       2,350,000               6.1%
Bennett Carroccio (5).................................       2,258,480               5.8%
Dimitri J. Boylan (6).................................         728,875               1.9%
Lowell W. Robinson (7)................................         123,750                 *
John G. Murray (8)....................................         108,566                 *
John Hawkins (9)......................................          79,607                 *
Kevin P. Ryan (10)....................................          76,501                 *
Robert H. McNabb (11).................................          70,000                 *
Philip Guarascio (12).................................          61,945                 *
All directors and executive officers
  as a group (8 persons) (13).........................       8,821,844              22.2%

--------------------------

*   Less than 1%.

(1) Includes 560,500 shares issuable upon the exercise of outstanding options and 500,000 shares held by the Richard S. Johnson 2000 Grantor Retained Annuity Trust.

(2) Based solely on a review of Schedule 13G filings with the SEC. The address of The TCW Group, Inc. is 865 South Figueroa Street, Los Angeles, CA 90017.

(3) Based solely on a review of Schedule 13G filings with the SEC. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, CA 90071. Capital Research and Management Company, a registered investment adviser, is deemed to be the beneficial owner of 2,350,000 shares as a result of acting as investment adviser to various registered investment companies, including SMALLCAP World Fund, Inc. Capital Research and Management Company disclaims beneficial ownership of these shares.

(4) Based solely on a review of Schedule 13G filings with the SEC. The address of SMALLCAP World Fund, Inc. is 333 South Hope Street, Los Angeles, CA 90071.

(5) Based solely on review of Schedule 13G filings with the SEC. Includes 60,000 shares issuable upon the exercise of outstanding options, 80,000 shares owned by OTEC, of which Mr. Carroccio is the President, Chief Executive Officer and sole stockholder. Mr. Carroccio's address is c/o OTEC, 24 West 40th Street, 12th Floor, New York, NY 10018.

(6) Includes 84,875 shares issuable upon the exercise of outstanding options.

(7) Includes 123,750 shares issuable upon the exercise of outstanding options.

(8) Includes 13,659 shares held by Mr. Murray's IRA. Also includes 60,000 shares issuable upon the exercise of outstanding options.

(9) Includes 1,621 shares beneficially owned by Mr. Hawkins' spouse who owned these shares prior to the marriage, 60,000 shares issuable upon the exercise of outstanding options and 5,970 shares held by retirement plans.

(10) Includes 52,083 shares issuable upon the exercise of outstanding options.

(11) Includes 65,000 shares issuable upon the exercise of outstanding options.

(12) Includes 60,000 shares issuable upon the exercise of outstanding options.

(13) Includes 1,066,208 shares issuable upon the exercise of outstanding options. Also see other footnotes above.

                        DESCRIPTION OF TMP CAPITAL STOCK

    As a result of the merger, HotJobs stockholders will become TMP stockholders. Your rights as a TMP stockholder will be governed by Delaware law, TMP's certificate of incorporation and TMP's bylaws. The following description of TMP's capital stock, including the TMP common stock to be issued in the merger, reflects the anticipated state of affairs at the completion of the merger.

    The description summarizes the material terms of TMP's capital stock but does not purport to be complete, and is qualified in its entirety by reference to the applicable provisions of Delaware law, TMP's certificate of incorporation and TMP's bylaws.

    TMP's certificate of incorporation provides TMP with the authority to issue 1,500,000,000 shares of Common Stock, 39,000,000 shares of TMP Class B common stock, 200,000 shares of 10.5% Cumulative Preferred Stock and 800,000 shares of TMP preferred stock. No shares of TMP preferred stock or 10.5% Cumulative Preferred Stock are outstanding.

TMP COMMON STOCK

    DIVIDENDS. Each share of TMP common stock and TMP Class B common stock is entitled to dividends if, as and when dividends are declared by the TMP board and paid. Under Delaware corporate law, TMP may declare and pay dividends only out of its surplus, or in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding year. No dividends may be declared, however, if the capital of TMP has been diminished by depreciation, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on distribution. Dividends must be paid on both TMP common stock and TMP
Class B common stock at any time that dividends are paid on either. Any dividend so declared and payable in cash, capital stock of TMP (other than TMP common stock or TMP Class B common stock) or other property will be paid equally, share for share, on TMP Class B common stock and TMP common stock. Dividends and distributions payable in shares of TMP Class B common stock may be paid only on shares of TMP Class B common stock, and dividends and distributions payable in shares of TMP common stock may be paid only on shares of TMP common stock. If a dividend or distribution payable in TMP common stock is made on TMP common stock, TMP must also make a simultaneous dividend or distribution on TMP
Class B common stock. Pursuant to any such dividend or distribution, each share of TMP Class B common stock will receive a number of shares of TMP Class B common stock equal to the number of shares of TMP common stock payable on each share of TMP common stock.

    VOTING RIGHTS. Each share of TMP common stock is entitled to one vote and each share of TMP Class B common stock is entitled to ten votes on all matters. Except as described below, TMP common stock and TMP Class B common stock vote together as a single class on all matters presented for a vote of the stockholders, including the election of directors. The holders of a majority of the outstanding shares of TMP common stock or TMP Class B common stock, voting as separate classes, must approve certain amendments affecting shares of such class. Specifically, if there is any proposal to amend TMP's certificate of incorporation in a manner that would increase or decrease the number of authorized shares of TMP common stock or TMP Class B common stock, increase or decrease the par value of the shares of TMP common stock or TMP Class B common stock or alter or change the powers, preferences, or special rights of the shares of TMP common stock or TMP Class B common stock so as to affect them adversely, such an amendment must be approved by a majority of the outstanding shares of the affected class, voting separately as a class. In addition, any merger or consolidation in which each share of TMP common stock receives consideration that is not of the same type or is less than the amount of the consideration to be received by each share of TMP Class B common stock, other than consideration payable in securities which provide each share of TMP
Class B common stock with the number of votes that is no more than ten times the number of votes provided each share of TMP common stock, must be approved by a majority of the outstanding shares of TMP common stock, voting separately as a class. Shares of TMP common stock and TMP Class B common stock do not have cumulative voting rights.

    CONVERSION. Each share of TMP Class B common stock is convertible at any time, at the option of the holder, into one share of TMP common stock. If at any time (1) the outstanding shares of TMP Class B common stock represent less than 15% of the combined voting power of issued and outstanding shares of TMP common stock and TMP Class B common stock, (2) the TMP board and the holder of a majority of the outstanding shares of TMP Class B common stock approve the conversion of all of the TMP Class B common stock into TMP common stock, or
(3) the holder of a majority of the outstanding shares of TMP Class B common stock dies, then each outstanding share of TMP Class B common stock shall be converted automatically into one share of TMP common stock without any action by the holder. In the event of such a conversion, certificates formerly representing outstanding shares of TMP Class B common stock will thereafter be deemed to represent an equal number of shares of TMP common stock. At any time when a holder of shares of TMP Class B common stock sells or assigns the holder's beneficial ownership of any shares of TMP Class B common stock, then, immediately upon the occurrence of this event, the specific shares of TMP
Class B common stock so sold or assigned are automatically converted into shares of TMP common stock on a one-for-one basis.

    LIQUIDATION RIGHTS. In the event of the liquidation, dissolution or winding up of TMP, holders of the shares of TMP common stock and TMP Class B common stock are entitled to share equally, share for share, in the assets available for distribution.

    OTHER. Additional shares of TMP Class B common stock may only be issued upon stock splits of, or stock dividends on, the existing TMP Class B common stock. No stockholder of TMP has preemptive or other rights to subscribe for additional shares of TMP.

TMP PREFERRED STOCK

    Other than the 10.5% Cumulative Preferred Stock, which will not be reissued, TMP preferred stock may be issued from time to time in one or more series as determined by the TMP board. The TMP board is authorized to issue the shares of TMP preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of such TMP preferred stock may have the effect of delaying, deferring or preventing a change in control of TMP without further action by the stockholders and may adversely affect the voting and other rights of the holders of TMP common stock, including the loss of voting control to others. TMP currently has no plan to issue any shares of such TMP preferred stock.

                        COMPARISON OF STOCKHOLDER RIGHTS

    The rights of TMP stockholders are currently governed by Delaware law, TMP's certificate of incorporation and TMP's bylaws. The rights of HotJobs stockholders are currently governed by Delaware law, HotJobs' certificate of incorporation and HotJobs' bylaws. Upon completion of the merger, HotJobs stockholders will automatically become TMP stockholders, and their rights as TMP stockholders will be governed by Delaware law, TMP's certificate of incorporation and TMP's bylaws.

    Since both companies are Delaware corporations, many of the rights of HotJobs stockholders will be substantially identical to their rights as TMP stockholders. The following is a summary of material differences between the rights of HotJobs stockholders and the rights of TMP stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of HotJobs stockholders and TMP stockholders. The summary is qualified in its entirety by reference to Delaware law, TMP's certificate of incorporation, TMP's bylaws, HotJobs' certificate of incorporation and HotJobs' bylaws.

                            AUTHORIZED CAPITAL STOCK

                  HOTJOBS                                              TMP
--  100,000,000 shares of HotJobs common           --  1,500,000,000 shares of TMP common stock
    stock                                          --  39,000,000 shares of TMP Class B common
--  10,000,000 shares of HotJobs preferred             stock
    stock                                          --  200,000 shares of 10.5% Cumulative
                                                       Preferred Stock
                                                   --  800,000 shares of TMP preferred stock

                                  SIZE OF BOARD OF DIRECTORS

                  HOTJOBS                                              TMP
    HotJobs' bylaws provide for a board of         TMP's bylaws provide for a board of
directors consisting of not less than one          directors consisting of not fewer than one
person. The number of directors of HotJobs         person nor more than nine persons. The
currently is fixed at seven.                       number of directors of TMP currently is
                                                   fixed at seven.

                                     CLASSES OF DIRECTORS

                  HOTJOBS                                              TMP
    HotJobs' certificate of incorporation          TMP's certificate of incorporation does not
provides for the HotJobs board to be divided       provide for a classified board.
into three classes, as nearly equal in size
as is practicable, with three-year terms.

                                FILLING VACANCIES ON THE BOARD

                  HOTJOBS                                              TMP
    HotJobs' certificate of incorporation          TMP's bylaws provide that vacancies and
and bylaws provide that, unless and until          newly created directorships may be filled by
filled by stockholders, any vacancy on the         a majority of the directors then in office,
HotJobs board, however occurring, may be           though less than a quorum, by a sole
filled by vote of a                                remaining director,

majority of the directors then in office,          or by the stockholders of TMP. The directors
although less than a quorum, or by a sole          so chosen will hold office until the next
remaining director. HotJobs' bylaws provide        annual election and until their successors
that a director elected to fill a vacancy          are duly elected and qualified, unless
will be elected for the unexpired term of          sooner displaced.
his predecessor in office and a director
chosen to fill a position resulting from an
increase in the number of directors will
hold office until the election of the class
for which such director was chosen and until
his successor is elected and qualified.

                                     REMOVAL OF DIRECTORS

                  HOTJOBS                                              TMP
    HotJobs' certificate of incorporation          TMP's bylaws provide that any director or
and bylaws provide that, except as otherwise       the entire TMP board may be removed, with or
provided by Delaware law, any one or more or       without cause, by the holders of a majority
all of the directors may be removed for            of shares entitled to vote at an election of
cause by the holders of 66 2/3% of the             directors.
outstanding shares then entitled to vote at
an election of directors.

                             NOMINATION OF DIRECTORS FOR ELECTION

HOTJOBS                                            TMP
    Under HotJobs' bylaws, nominations for         TMP's certificate of incorporation and
the HotJobs board may be made at a                 bylaws do not provide particular provisions
stockholders' meeting by or at the direction       regarding the authority to nominate
of the HotJobs board or by any stockholder         directors, the time for director nominations
entitled to vote in the election of                by stockholders or the form of notice for
directors at the meeting. Stockholder              director nominations.
nominations must comply with the notice
procedures described in HotJobs' bylaws.
These procedures require that:
    --  if a stockholder wants to nominate a
        person for election as a director at
        the annual meeting, the stockholder
        must deliver notice in writing to
        HotJobs that is received not less
        than the 120th day nor earlier than
        the 150th day prior to the first
        anniversary of the proxy statement
        delivered to stockholders in
        connection with the preceding year's
        annual meeting;
    --  if either (1) the date of the annual
        meeting is advanced more than 30
        days or delayed (other than as a
        result of adjournment) more than 70
        days from such anniversary date or
        (2) no proxy statement was delivered
        to stockholders in connection with
        the preceding year's

        annual meeting, the stockholder must
        deliver notice not earlier than the
        120th day prior to the annual
        meeting and not later than the later
        of the 90th day prior to the annual
        meeting or the 10th day following
        the date on which public
        announcement of the date of the
        meeting is first made by HotJobs;
        and
    --  if a special meeting is called for
        the purpose of electing directors,
        the stockholder must deliver notice
        not earlier than the 120th day prior
        to such special meeting and not
        later than the later of the 90th day
        prior to such special meeting or the
        10th day following the date on which
        public announcement of the date of
        such meeting is first made by
        HotJobs.
    The notice must include information
regarding (1) the name, age, business
address and residence address of the
nominee, (2) the principal occupation or employment of the nominee, (3) the class and number of shares of HotJobs that are beneficially owned by the nominee, (4) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons
(naming such person(s)) pursuant to which nominations are to be made by the stockholder, (5) information regarding the stockholder and the proposal of the stockholder and (6) any other information required by the proxy rules of the SEC.

                             STOCKHOLDER ACTION WITHOUT A MEETING

                  HOTJOBS                                              TMP
    HotJobs' certificate of incorporation          TMP's bylaws provide that any action that is
provides that stockholders have no right to        required to be taken or may be taken at any
take any action by written consent without a       annual or special meeting of TMP
meeting.                                           stockholders may be taken without a meeting,
                                                   without prior notice and without a vote, if
                                                   a consent in writing, setting forth the
                                                   action so taken, is signed by the holders of
                                                   outstanding TMP stock having not less than
                                                   the minimum number of votes that would be
                                                   necessary to authorize or take such action
                                                   at a meeting at which all shares entitled to
                                                   vote thereon were present and voted.

                           CALLING SPECIAL MEETINGS OF STOCKHOLDERS

                  HOTJOBS                                              TMP
    HotJobs' bylaws provide that a special         TMP's bylaws provide that special meetings
meeting of stockholders may be called by the       of the stockholders may be called by the
Chairman of the Board or the President at          Chairman of the Board or the President and
the request of two-thirds of the HotJobs           must be called by the Chairman of the Board,
board. HotJobs stockholders do not have the        the President or Secretary at the request in
ability to call a special meeting of               writing of a majority of the TMP board, or
stockholders.                                      at the request in writing of stockholders
                                                   owning a majority in amount of the entire
                                                   capital stock of TMP issued and outstanding
                                                   and entitled to vote.

                              SUBMISSION OF STOCKHOLDER PROPOSALS

                  HOTJOBS                                              TMP
    HotJobs' bylaws specify advance notice         For a regularly scheduled annual meeting, a
requirements for stockholder proposals. For        stockholder proposal must be received at
an annual meeting, notice would have to be         TMP's principal executive offices not less
received by HotJobs                                than 120 calendar days before the date of
    --  not earlier than the 150th day prior       TMP's proxy statement released to
        to the first anniversary of the            stockholders in connection with the previous
        proxy statement delivered to               year's annual meeting. However, if TMP did
        stockholders in connection with the        not hold an annual meeting the previous
        preceding year's annual meeting, and       year, or if the date of the current year's
    --  not later than the 120th day prior         annual meeting has been changed by more than
        to such anniversary date.                  30 days from the date of the previous year's
    If either (1) the date of the annual           meeting, then the deadline is a reasonable
meeting is advanced more than 30 days or           time before TMP begins to print and mail its
delayed (other than as a result of                 proxy materials.
adjournment) more than 70 days from such
anniversary date or (2) no proxy statement
was delivered to stockholders in connection
with the preceding year's annual meeting,
the stockholder must deliver notice not
earlier than the 120th day prior to the
annual meeting and not later than the later
of the 90th day prior to the annual meeting
or the 10th day following the date on which
public announcement of the date of such
meeting is first made by HotJobs.
    The notice must include a description of
the stockholder proposal, the reasons for
conducting the business at the meeting and
other information.

                                           DIVIDENDS

                  HOTJOBS                                              TMP
    HotJobs' certificate of incorporation          TMP's certificate of incorporation and
and bylaws provide that holders of HotJobs         bylaws provide that holders of TMP common
common stock have the right to receive             stock and TMP Class B common stock are
dividends when and as declared by the              entitled to dividends if, as and when
HotJobs board after any preferential amounts       declared by the TMP board and paid.
required to be paid or distributed to              Dividends must be paid on both the TMP
holders of HotJobs preferred stock. The            common stock and the TMP Class B common
HotJobs board is authorized to prescribe the       stock at any time that dividends are paid on
rights and limitations as to dividends with        either.
respect to preferred stock. Dividends may be       The TMP board is authorized to prescribe the
paid in cash, in property or in shares of          rights to and rate of dividends with respect
capital stock.                                     to TMP preferred stock.
                                                   Subject to certain restrictions, dividends
                                                   may be paid in cash, in property or in
                                                   shares of TMP capital stock.

                                        INDEMNIFICATION

                  HOTJOBS                                              TMP
    HotJobs' certificate of incorporation          TMP's certificate of incorporation provides
provides that HotJobs will indemnify to the        that TMP has the power to provide
fullest extent permitted by law any person         indemnification to the fullest extent
made or threatened to be made a party to an        permitted by Section 145 of the DGCL.
action or proceeding, whether criminal,            TMP's bylaws provide that TMP will indemnify
civil, administrative or investigative, by         any TMP director and officer who was or is a
reason of the fact that he, his testator or        party or is threatened to be made a party to
intestate is or was a director or officer of       any threatened, pending or completed action,
HotJobs, any predecessor of HotJobs or any         suit or proceeding, whether civil, criminal,
subsidiary of HotJobs or serves or served at       administrative or investigative (other than
any other enterprise as a director or              an action by or in the right of TMP) by
officer at the request of HotJobs, any             reason of the fact that such director or
predecessor of HotJobs or any subsidiary of        officer is or was a director, officer,
HotJobs.                                           employee or agent of TMP, or is or was
    HotJobs' bylaws provide that HotJobs           serving at the request of TMP as a director,
may, to the fullest extent authorized under        officer, employee or agent of another
Delaware law, indemnify any director,              corporation, partnership, joint venture,
officer, employee and/or agent made, or            trust or other enterprise, against expenses
threatened to be made, a party to an action        (including attorneys' fees), judgments,
or proceeding, whether criminal, civil,            fines, and amounts paid in settlement
administrative or investigative, by reason         actually and reasonably incurred by such
of being a director, officer and/or employee       director or officer in connection with such
of HotJobs or a predecessor of HotJobs, or,        action, suit or proceeding if such director
at HotJobs' request, a director or officer         or officer acted in good faith and in a
of another corporation, PROVIDED, HOWEVER,         manner such director or officer reasonably
that HotJobs will indemnify any such agent         believed to be in or not opposed to the best
in connection with a proceeding initiated by       interests of TMP, and, with respect to any
such agent only if such proceeding was             criminal action or proceeding, had no
authorized by the HotJobs board. Such              reasonable cause to believe his or her
indemnification will: (1) not be deemed            conduct was unlawful.
exclusive of any other right that any
individual may have or acquire under

any bylaw, agreement or vote of stockholders       Moreover, TMP's bylaws provide that TMP will
or disinterested directors or otherwise, (2)       indemnify any TMP director and officer who
continue as to a person who has ceased to be       was or is a party or is threatened to be
a director, officer, employee and/or agent,        made a party to any threatened, pending or
and (3) inure to the benefit of the heirs,         completed action or suit by or in the right
executors and administrators of such person.       of TMP to procure a judgment in its favor by
HotJobs' obligation to provide                     reason of the fact that such director or
indemnification will be offset to the extent       officer is or was a director, officer,
of any other source of indemnification or          employee or agent of TMP, or is or was
any other applicable insurance coverage.           serving at the request of TMP as a director,
    HotJobs' bylaws provide that HotJobs           officer, employee or agent of another
will pay the expenses incurred by a HotJobs        corporation, partnership, joint venture,
director in defending a civil or criminal          trust or other enterprise against expenses
action, suit or proceeding by reason of the        (including attorneys' fees) actually and
fact that he is or was a HotJobs director          reasonably incurred by such director or
(or was serving at HotJobs' request as a           officer in connection with the defense or
director or officer of another corporation)        settlement of such action or suit if such
in advance of the final disposition of such        director or officer acted in good faith and
action, suit or proceeding upon receipt of         in a manner such director or officer
an undertaking to repay amounts so advanced        reasonably believed to be in or not opposed
if it is ultimately determined that such           to the best interests of TMP and except that
individual is not entitled to be indemnified       no indemnification will be made in respect
under Delaware law. However, HotJobs will          of any claim, issue or matter as to which
not be required to advance such expenses to        such person shall have been adjudged to be
an agent who is a party to an action, suit         liable to TMP unless and then only to the
or proceeding brought by HotJobs and               extent that the Delaware Court of Chancery
approved by a majority of the HotJobs board        or the court in which such action or suit
which alleges willful misappropriation of          was brought determines upon application
corporate assets by such agent, disclosure         that, despite the adjudication of liability
of confidential information in violation of        but in view of all the circumstances of the
such agent's fiduciary or contractual              case, such person is fairly and reasonably
obligations to HotJobs or any other willful        entitled to indemnity for such expenses
and deliberate breach in bad faith of such         which the Court of Chancery or such other
agent's duty to HotJobs or its stockholders.       court deems proper.
    HotJobs' bylaws provide that the HotJobs       TMP's bylaws provide that, to the extent
board has the power on behalf of HotJobs to        that a director or officer has been
indemnify any person, other than a director,       successful on the merits or otherwise in
made a party to any action, suit or                defense of any action, suit or proceeding
proceeding by reason of the fact that he,          referred to in the relevant sections of
his testator or intestate, is or was an            TMP's bylaws or in defense of any claim,
officer or employee of HotJobs.                    issue or matter therein, that director or
                                                   officer will be indemnified against expenses
                                                   (including attorneys' fees) actually and
                                                   reasonably incurred by him or her in
                                                   connection therewith.
                                                   TMP's bylaws provide that any
                                                   indemnification under the relevant sections
                                                   of TMP's bylaws (unless ordered by a court)
                                                   will be made by TMP only as authorized in
                                                   the specific case upon a determination that
                                                   indemnification of the director or officer
                                                   is proper in the circumstances because that
                                                   director or officer has met the applicable
                                                   standard of conduct set forth in the
                                                   relevant sections of TMP's bylaws.

                                                   Such determination will be made (1) by the
                                                   TMP board by a majority vote of a quorum
                                                   consisting of directors who were not parties
                                                   to such action, suit or proceedings, or (2)
                                                   if such a quorum is not obtainable, or, even
                                                   if obtainable, a quorum of disinterested
                                                   directors so directs, by independent legal
                                                   counsel in a written opinion, or (3) by the
                                                   stockholders.
                                                   TMP's bylaws provide that TMP may pay the
                                                   expenses incurred by a TMP director or
                                                   officer in defending any civil, criminal,
                                                   administrative, or investigative action,
                                                   suit or proceeding in advance of the final
                                                   disposition of such action, suit or
                                                   proceeding upon receipt of an undertaking to
                                                   repay amounts so advanced if it is
                                                   ultimately determined that such individual
                                                   is not entitled to be indemnified as
                                                   authorized by the relevant sections of TMP's
                                                   bylaws.
                                                   TMP's bylaws provide that indemnification
                                                   and advancement of expenses will not be
                                                   deemed exclusive of any other rights to
                                                   which those seeking indemnification or
                                                   advancement of expenses may be entitled
                                                   under any bylaw, agreement, vote of
                                                   stockholders or disinterested directors or
                                                   otherwise and will, unless otherwise
                                                   provided, continue as to a person who has
                                                   ceased to be a director or officer and will
                                                   inure to the benefit of the heirs, executors
                                                   and administrators of such a person.

                                      CHARTER AMENDMENTS

                  HOTJOBS                                              TMP
    HotJobs' certificate of incorporation          TMP's certificate of incorporation generally
generally provides that any of its                 provides that any of its provisions may be
provisions may be amended, altered, changed        amended, altered, changed or repealed with
or repealed with the affirmative vote of a         the affirmative vote of a majority of the
majority of the outstanding shares of              outstanding shares of TMP common stock and
HotJobs common stock. However, the holders         TMP Class B common stock voting together as
of at least 66 2/3% of the outstanding             a single class. However, the holders of a
voting stock of HotJobs entitled to vote at        majority of the outstanding shares of TMP
election of directors must affirmatively           common stock or TMP Class B common stock,
vote to repeal or amend in any respect             voting as separate classes, must approve
provisions relating to the role and size of        certain amendments affecting shares of such
the HotJobs board, board classification and        class.
the election and removal of directors,
stockholder action and meetings, exculpation
and indemnification of directors and
amending, altering, changing or repealing
provisions of the certificate of
incorporation.

                                      AMENDMENT OF BYLAWS

                  HOTJOBS                                              TMP
    HotJobs' certificate of incorporation          TMP's certificate of incorporation and
and bylaws provide that the bylaws may be          bylaws provide that the bylaws may be
altered, amended, or repealed or new bylaws        altered, amended or repealed or new bylaws
may be adopted by the affirmative vote of          may be adopted by the stockholders or by the
the majority of the directors present at any       entire board at any regular meeting of the
regular or special meeting of the board at         stockholders or of the board or at any
which a quorum is present or by the                special meeting of the stockholders or of
affirmative vote of the holders of 66 2/3%         the board if notice of such action be
of the shares of capital stock issued and          contained in the notice of such special
outstanding and entitled to vote at any            meeting.
regular meeting of stockholders, or at any
special meeting of stockholders, PROVIDED
notice of such action has been stated in the
notice of such special meeting.

                                 LEGAL MATTERS

    The validity of the TMP common stock to be issued in the merger will be passed upon for TMP by Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103. As of the date of this proxy statement/prospectus, attorneys of Fulbright & Jaworski L.L.P. beneficially own 100 shares of TMP common stock.

                                    EXPERTS

    The consolidated financial statements and schedule of TMP incorporated by reference in this proxy statement/prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

    The consolidated statements of operations and stockholders' equity of Morgan & Banks Limited for the year ended December 31, 1998 and the statements of cash flows for the nine months ended December 31, 1998, included in TMP's financial statements for the year ended December 31, 1998 are incorporated herein by reference in reliance on the report of Pannell Kerr Forster, independent auditors, given upon the authority of that firm as experts in accounting and auditing.

    The consolidated statements of operations, stockholders' equity, comprehensive income and cash flows, and schedule of LAI Worldwide, Inc. for the year ended February 28, 1999 (not presented separately herein) have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

    The consolidated financial statements of QD Group Limited as of 30
September 1999 and 1998 and for each of the two years then ended incorporated herein have been audited by Arthur Andersen, independent chartered accountants, as indicated in their report with respect thereto and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of Jobline International AB and the consolidated financial statements of Jobline International AB and subsidiaries as of December 31, 2000 and for the year then ended incorporated by reference in this prospectus have been audited by BDO International, independent chartered accountants, to the extent as indicated in their report with respect thereto and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements and schedule of HotJobs.com, Ltd. and its subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Resumix, Inc. and its subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

    As the result of the merger, HotJobs does not anticipate holding its 2002 annual meeting of stockholders.

    Stockholder proposals intended to be presented at HotJobs' 2002 annual meeting of stockholders, if the 2002 annual meeting of stockholders is held, must be received between November 12, 2001 and December 11, 2001, inclusive, at HotJobs' executive offices located at 406 West 31st Street, 9th Floor, New York, New York 10001, to be considered for inclusion in HotJobs' proxy materials for the 2002 annual meeting of stockholders.

                                 OTHER MATTERS

    HotJobs is not currently aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting and any adjournment or postponement of the special meeting, your proxies will have discretion to vote or act on those matters, including to adjourn or postpone the special meeting or any adjournment or postponement of a later-held special meeting. However, proxies that indicate a vote against adoption of the merger agreement will not be voted in favor of any adjournment or postponement of the special meeting to solicit additional proxies to adopt the merger agreement.

                              INDEPENDENT AUDITORS

    Representatives of KPMG LLP will be present at the special meeting. Those representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

    TMP and HotJobs file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information filed by either TMP or HotJobs at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of TMP and HotJobs are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at HTTP://WWW.SEC.GOV. You can also inspect reports, proxy statements and other information about TMP and HotJobs at the offices of The Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006-1506.

    TMP has filed a registration statement on Form S-4 to register with the SEC the TMP common stock to be issued to HotJobs stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of TMP and a proxy statement of HotJobs for the special meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information about TMP and HotJobs and TMP common stock. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Summaries contained in this proxy statement/prospectus of the contents of any agreement or other document referred to in this proxy statement/prospectus are not necessarily complete and we refer you to the complete copy of that agreement or other document for its precise legal terms and other information that may be important to you.

    The SEC allows TMP and HotJobs to "incorporate by reference" information into this proxy statement/prospectus. This means that TMP and HotJobs can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus.

    This proxy statement/prospectus incorporates by reference the documents listed below that TMP and HotJobs have previously filed with the SEC. They contain important information about TMP and HotJobs and their financial condition.

TMP SEC FILINGS (FILE NO. 0-21571)             PERIOD/FILING DATE
Annual Report on Form 10-K                     Year ended December 31, 2000

Quarterly Reports on Form 10-Q, as amended     Quarters ended March 31, 2001 and June 30,
                                               2001

Current Reports on Form 8-K, as amended        October 5, 2001
                                               October 3, 2001
                                               September 7, 2001 (relating to the financial
                                               statements of Jobline AB and consolidated
                                               financial statements of Jobline International
                                               AB as of and for the year ended December 31,
                                               2000)
                                               August 17, 2001
                                               August 2, 2001
                                               June 29, 2001
                                               May 18, 2001
                                               May 11, 2001
                                               February 22, 2001
                                               February 1, 2001

Schedule 14A                                   May 16, 2001

The description of TMP common stock contained in TMP's Registration Statement on Form 8-A, filed October 16, 1996, and any amendments thereto filed for the purpose of updating that description

Pages F-56 through F-86 of TMP's Registration
Statement on Form S-1, file No. 333-61400 relating to the consolidated financial statements of QD Group Limited as of and for the years ended September 30, 1999 and 1998 and as of and for the six months ended
June 30, 2000 and 1999

HOTJOBS SEC FILINGS (FILE NO. 0-26891)         PERIOD/FILING DATE
Annual Report on Form 10-K                     Year ended December 31, 2000

Quarterly Reports on Form 10-Q, as amended     Quarters ended March 31, 2001 and
                                               June 30, 2001

Current Reports on Form 8-K, as amended        July 2, 2001
                                               June 29, 2001
                                               March 5, 2001
                                               July 24, 2000 (relating to the financial
                                               statements of Resumix, Inc. for the year
                                               ended December 31, 1999)

Schedule 14A                                   April 11, 2001

The description of HotJobs common stock
contained in HotJobs' Registration Statement on Form 8-A, filed June 29, 1998, and any amendments thereto filed for the purpose of updating that description

    In addition, TMP and HotJobs incorporate by reference additional documents that either may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    TMP has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to TMP, and HotJobs has supplied all the information relating to HotJobs.

    You can obtain any of the documents incorporated by reference in this proxy statement/prospectus through TMP or HotJobs, as the case may be, or from the SEC through the SEC's website at the address described above. Documents incorporated by reference are available from TMP and HotJobs without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain these documents by requesting them in writing (including by e-mail request) or by telephone from the appropriate company at the following addresses:

                     TMP                                          HOTJOBS
             Investor Relations                             Investor Relations
             TMP Worldwide Inc.                              HotJobs.com, Ltd.
              622 Third Avenue                        406 West 31st Street, 9th Floor
          New York, New York 10017                       New York, New York 10001
               (212) 351-7000                                 (212) 699-5300
     e-mail address: david.rosa@tmp.com            e-mail address: kphillips@hotjobs.com

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY [         ], 2001,
TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

    TMP and HotJobs have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated in this proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The following Pro Forma Condensed Combined Financial Information reflects financial information with respect to (i) the acquisition, effective August 1, 2000 by TMP of all the outstanding stock of QD Group Limited for a purchase price of approximately $62.6 million, consisting of approximately $15.9 million in cash, $12.2 million in seller notes, payable over two years plus interest at LIBOR plus 0.5% and approximately $34.5 million in TMP stock, representing 475,853 shares of TMP common stock, (ii) the acquisition, effective July 23, 2001 by TMP of all the outstanding stock of Jobline International AB for a purchase price of approximately $109.1 million, consisting of approximately $107.8 million in cash paid on the closing date and approximately $1.3 million remaining to be paid from TMP's cash on hand, (iii) the probable acquisition of all the outstanding HotJobs common stock and the assumed replacement of all options to acquire HotJobs common stock with options to purchase TMP common stock in exchange for the issuance of approximately 8,300,000 shares of TMP common stock and options to purchase approximately 1,550,000 shares of TMP common stock and (iv) the acquisition, effective May 11, 2000 by HotJobs of all of the outstanding stock of Resumix, Inc. for a purchase price of approximately $45.6 million, consisting of approximately $43.4 million in HotJobs stock, representing 3,560,019 shares of HotJobs common stock, equivalent to 781,424 shares of TMP common stock, approximately $1.8 million of acquisition expenses and approximately $0.4 million of cash paid upon closing. The share amounts and option amounts used for TMP's merger with HotJobs were calculated using an exchange ratio of 0.2195 and assumed 37,704,274 HotJobs shares and options to purchase 7,037,996 HotJobs shares were outstanding at June 29, 2001. The Jobline, QD Group and Resumix acquisitions were accounted for under the purchase method. The HotJobs acquisition reflects the anticipated use of the pooling-of-interests method of accounting. The Unaudited Pro Forma Condensed Combined Financial Information is derived from the historical financial statements of TMP, QD Group, Jobline, HotJobs and Resumix, all incorporated herein by reference. The HotJobs financial information has been recast to conform with TMP's financial statement presentation.

    The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2000 gives effect to the acquisitions of QD Group, Jobline and Resumix as if they had occurred on January 1, 2000. The consolidated financial statements of QD Group were translated from British pounds to U.S. dollars at the rate of 1.60 with respect to the December 2000 statement of operations. The consolidated financial statements of Jobline were translated from Swedish Kroner to U.S. dollars at the rate of 0.09 and 0.11 with respect to the June 2001 and December 2000 statements of operations, respectively. The unaudited pro forma condensed combined statements of operations give effect to the HotJobs merger as if it had occurred at the beginning of the earliest period presented, combining the results of TMP for the six months ended June 30, 2001 and each year in the three-year period ended December 31, 2000 with those of HotJobs for the complementary period. For purposes of the unaudited pro forma condensed combined financial statement, TMP's consolidated statement of operations for the year ended December 31, 2000 has been combined with the statement of operations of QD Group for the seven months ended July 31, 2000 and HotJobs' consolidated statement of operations for the year ended December 31, 2000 has been combined with the statement of operations of Resumix for the period from January 1, 2000 to May 11, 2000. Furthermore, due to immateriality, the unaudited condensed combined statements of operations for each of the three years in the period ended December 31, 2000 do not reflect the effects of pooling-of-interests transactions completed in 2001.

    The Unaudited Pro Forma Condensed Combined Balance Sheet for June 30, 2001 assumes the acquisition of Jobline occurred as of this date and Swedish Kroner were translated to U.S. dollars at the rate of 0.09. The QD Group acquisition occurred prior to June 30, 2001, and, accordingly is already reflected in TMP's balance sheet. The pro forma condensed combined balance sheet gives effect to the

HotJobs merger as if it had occurred on June 30, 2001, combining the balance sheet of TMP as of June 30, 2001 with that of HotJobs as of the same date.

    The Unaudited Pro Forma Condensed Combined Financial Information gives effect to the acquisitions of QD Group, Jobline and Resumix based upon the allocation of the purchase price, and includes all adjustments described in the notes thereto. The pro forma adjustments are based on certain assumptions that TMP's and HotJobs' management believes are reasonable under the circumstances and do not reflect any potential cost savings. TMP believes that it may be able to reduce general expenses as it eliminates duplication of overhead. However, there can be no assurance that TMP will be successful in effecting any such cost savings.

    The Unaudited Pro Forma Condensed Combined Financial Information is not necessarily indicative of the results that would have been reported if such events had occurred on the date specified nor is it intended to project TMP's results of operations or financial position for any future period or date. The Unaudited Pro Forma Condensed Combined Information set forth should be read in conjunction with the audited consolidated financial statements of TMP as of December 31, 2000 and 1999 and for the three years in the period ended
December 31, 2000, the unaudited financial statements of TMP as of June 30, 2001 and for the six months ended June 30, 2001 and 2000, the audited financial statements of QD Group as of and for the years ended September 30, 1999 and 1998, the unaudited financial statements of QD Group as of June 30, 2000 and for the six months ended June 30, 2000 and 1999, the audited financial statements of Jobline as of and for the year ended December 31, 2000 and the unaudited financial statements of Jobline as of June 30, 2001 and for the six months ended June 30, 2001 and 2000, the audited consolidated financial statements of HotJobs as of December 31, 2000 and 1999 and for the three years in the period ended December 31, 2000 and the unaudited consolidated financial statements as of June 30, 2001 and for the six months ended June 30, 2001 and 2000 and the audited financial statements of Resumix as of December 31, 1999 and 1998 and for the three years in the period ended December 31, 1999 and the unaudited financial statements of Resumix as of March 31, 2000 and for the three months ended March 31, 2000 and 1999, all incorporated herein by reference.

    The Financial Accounting Standards Board recently issued SFAS No. 141, Business Combinations and SFAS No. 142, Accounting for Goodwill and Other Intangible Assets. SFAS No. 142 changes the accounting from an amortization method to an impairment only approach. Under the transition rules of SFAS
No. 142, TMP has adopted SFAS No. 142 as of July 1, 2001 and accordingly, no goodwill amortization for Jobline is reflected in the Unaudited Pro Forma Condensed Consolidated Statement of Operations for all periods presented. The preliminary estimate of the excess of purchase price over the fair value of the net assets acquired in the Jobline transaction has been recorded as goodwill for the purpose of inclusion in the Unaudited Pro Forma Condensed Consolidated Balance Sheet based on available information and will be adjusted based on the final determination of net asset fair values.

                               TMP WORLDWIDE INC.
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 2001
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                          TMP             JOBLINE                                   HOTJOBS.COM,
                                     WORLDWIDE INC.   INTERNATIONAL AB   ADJUSTMENTS    SUBTOTAL        LTD.        ADJUSTMENTS
                                     --------------   ----------------   -----------   ----------   -------------   -----------
                                                            ASSETS
Current assets:
  Cash and cash equivalents........    $  540,791         $ 27,728        $(109,079)(a) $  459,440    $ 38,363        $    --
  Marketable securities............            --               --               --            --       44,640             --
  Accounts receivable, net.........       569,293            6,352               --       575,645       19,615           (355)(d)
  Work-in-process..................        34,080               --               --        34,080           --             --
  Prepaid and other................       120,020            4,721               --       124,741        7,179         10,750 (h)
                                       ----------         --------        ---------    ----------     --------        -------
    Total current assets...........     1,264,184           38,801         (109,079)    1,193,906      109,797         10,395
Property and equipment, net........       170,167            5,006               --       175,173       26,888             --
Intangibles, net...................       618,912           21,090           77,594 (b)    717,596      29,744         (6,414)(h)
Other assets.......................       103,362              232               --       103,594          219         36,545 (h)
                                       ----------         --------        ---------    ----------     --------        -------
                                       $2,156,625         $ 65,129        $ (31,485)   $2,190,269     $166,648        $40,526
                                       ==========         ========        =========    ==========     ========        =======

                                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................    $  388,297         $  7,385        $      --    $  395,682     $  5,960        $  (355)(d)
  Accrued expenses and other
    liabilities....................       307,459           26,185               --       333,644       21,814         17,300 (e)
  Accrued integration and
    restructuring costs............        31,036               --               --        31,036          191             --
  Deferred commissions and fees....       157,255               --               --       157,255       15,042             --
  Current portion of long-term
    debt...........................         5,078               --               --         5,078          451            250 (c)
                                       ----------         --------        ---------    ----------     --------        -------
    Total current liabilities......       889,125           33,570               --       922,695       43,458         17,195
Long-term debt, less current
  portion..........................        59,147                6               --        59,153          250           (250)(c)
Other long-term liabilities........        55,419               68               --        55,487          996             --
                                       ----------         --------        ---------    ----------     --------        -------
    Total liabilities..............     1,003,691           33,644               --     1,037,335       44,704         16,945
                                       ----------         --------        ---------    ----------     --------        -------
Stockholders' equity:
  Common stock.....................           105              352             (352)(b)        105         377           (369)(f)
  Class B common stock.............             5               --               --             5           --             --
  Deferred compensation............            --               --               --            --       (1,651)         1,651 (g)
  Additional paid-in-capital.......     1,217,277          110,096         (110,096)(b)  1,217,277     224,046         13,436 (f,h)
  Other comprehensive loss.........       (77,870)              --               --       (77,870)         (45)            --
  Retained earnings (deficit)......        13,417          (78,963)          78,963 (b)     13,417    (100,783)         8,863(e,g,h)
                                       ----------         --------        ---------    ----------     --------        -------
    Total stockholders' equity.....     1,152,934           31,485          (31,485)    1,152,934      121,944         23,581
                                       ----------         --------        ---------    ----------     --------        -------
                                       $2,156,625         $ 65,129        $ (31,485)   $2,190,269     $166,648        $40,526
                                       ==========         ========        =========    ==========     ========        =======


                                       TOTAL
                                     ----------
                                       ASSETS
Current assets:
  Cash and cash equivalents........  $  497,803
  Marketable securities............      44,640
  Accounts receivable, net.........     594,905
  Work-in-process..................      34,080
  Prepaid and other................     142,670
                                     ----------
    Total current assets...........   1,314,098
Property and equipment, net........     202,061
Intangibles, net...................     740,926
Other assets.......................     140,358
                                     ----------
                                     $2,397,443
                                     ==========
                                     LIABILITIES
                                      AND
                                      STOCKHOLDERS'
                                      EQUITY
Current liabilities:
  Accounts payable.................  $  401,287
  Accrued expenses and other
    liabilities....................     372,758
  Accrued integration and
    restructuring costs............      31,227
  Deferred commissions and fees....     172,297
  Current portion of long-term
    debt...........................       5,779
                                     ----------
    Total current liabilities......     983,348
Long-term debt, less current
  portion..........................      59,153
Other long-term liabilities........      56,483
                                     ----------
    Total liabilities..............   1,098,984
                                     ----------
Stockholders' equity:
  Common stock.....................         113
  Class B common stock.............           5
  Deferred compensation............          --
  Additional paid-in-capital.......   1,454,759
  Other comprehensive loss.........     (77,915)
  Retained earnings (deficit)......     (78,503)
                                     ----------
    Total stockholders' equity.....   1,298,459
                                     ----------
                                     $2,397,443
                                     ==========

----------------------------------
(a) Adjustment reflects purchase price paid in cash from TMP's cash on hand for Jobline.

(b) Amount represents goodwill for the excess of cost over the fair value of net assets acquired in the Jobline transaction.

Purchase price..............................................  $ 109.1 million
Net assets of Jobline International AB......................   (31.5) million
                                                              ---------------
Goodwill....................................................  $  77.6 million
                                                              ===============

(c) Adjustment represents HotJobs' outstanding credit line callable by lender.

(d) Adjustment represents receivables due from TMP on HotJobs' books and related payables due HotJobs on TMP's books.

(e) To accrue for costs to be incurred in connection with the merger.

(f) Adjustment represents the par value of the shares of HotJobs common stock reclassified to additional paid-in capital, net of the par value of approximately 8.3 million shares of TMP common stock issued in connection with the merger.

(g) Adjustment reflects compensation expense which relates to HotJobs option grants at below market prices in 1999, to be recognized upon the consummation of the merger as a result of the acceleration of the vesting of stock options associated with the deferred compensation.

(h) Adjustment represents future tax benefits of $24,814 related to HotJobs' net operating loss carry-forwards, $9,414 of Resumix pre-acquisition tax benefits allocated to goodwill, offset by a $3,000 reduction in accumulated amortization as a result of the tax benefit and $13,067 of tax benefits on HotJobs stock option exercises.

                               TMP WORLDWIDE INC.
               PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE SIX MONTHS ENDED JUNE 30, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                         TMP             JOBLINE
                                    WORLDWIDE INC.   INTERNATIONAL AB   ADJUSTMENTS   SUBTOTAL   HOTJOBS.COM, LTD.   ADJUSTMENTS
                                    --------------   ----------------   -----------   --------   -----------------   -----------
Commissions and fees..............     $760,801          $ 13,906         $    --     $774,707       $ 65,053          $    --
                                       --------          --------         -------     --------       --------          -------

Operating expenses:
  Salaries & related..............      394,325            14,551              --      408,876         32,457               --
  Office & general................      159,799            26,854              --      186,653         17,449               --
  Marketing & promotion...........      110,694             6,025              --      116,719         22,469               --
  Merger & integration............       41,726                --              --       41,726            785               --
  Restructuring charges...........           --             3,165              --        3,165          3,268               --
  Amortization of intangibles.....       12,105               294              --       12,399          8,029           (1,500)(d)
                                       --------          --------         -------     --------       --------          -------
    Total operating expenses......      718,649            50,889              --      769,538         84,457           (1,500)
                                       --------          --------         -------     --------       --------          -------
Operating income (loss)...........       42,152           (36,983)             --        5,169        (19,404)           1,500
Other income (expense), net.......        8,775             3,291          (2,728)(a)    9,338          2,171               --
                                       --------          --------         -------     --------       --------          -------

Income (loss) before provision for
  income taxes and minority
  interests.......................       50,927           (33,692)         (2,728)      14,507        (17,233)              --

Provision for income taxes........       25,966                 2         (11,921)(b)   14,047             --           (3,490)(c)
                                       --------          --------         -------     --------       --------          -------
Income (loss) before minority
  interests.......................       24,961           (33,694)          9,193          460        (17,233)           4,990
Minority interests................         (560)           (2,100)             --       (2,660)            --               --
                                       --------          --------         -------     --------       --------          -------

Net income (loss) applicable to
  common and Class B common
  stockholders....................     $ 25,521          $(31,594)        $ 9,193     $  3,120       $(17,233)         $ 4,990
                                       ========          ========         =======     ========       ========          =======

Net income (loss) per common and
  Class B common share:
  Basic...........................     $   0.24
                                       ========
  Diluted.........................     $   0.23
                                       ========

Weighted average shares
  outstanding:
  Basic...........................      108,573
                                       ========
  Diluted.........................      113,224
                                       ========


                                     TOTAL
                                    --------
Commissions and fees..............  $839,760
                                    --------
Operating expenses:
  Salaries & related..............   441,333
  Office & general................   204,102
  Marketing & promotion...........   139,188
  Merger & integration............    42,511
  Restructuring charges...........     6,433
  Amortization of intangibles.....    18,928
                                    --------
    Total operating expenses......   852,495
                                    --------
Operating income (loss)...........   (12,735)
Other income (expense), net.......    11,509
                                    --------
Income (loss) before provision for
  income taxes and minority
  interests.......................    (1,226)
Provision for income taxes........    10,557
                                    --------
Income (loss) before minority
  interests.......................   (11,783)
Minority interests................    (2,660)
                                    --------
Net income (loss) applicable to
  common and Class B common
  stockholders....................  $ (9,123)
                                    ========
Net income (loss) per common and
  Class B common share:
  Basic...........................  $  (0.08)
                                    ========
  Diluted.........................  $  (0.08)
                                    ========
Weighted average shares
  outstanding:
  Basic...........................   116,747(e)
                                    ========
  Diluted.........................   116,747(e)
                                    ========

----------------------------------

(a) Adjustment reflects foregone interest income estimated at 5.0% on the $109.1 million cash paid to the shareholders of Jobline.

(b) Adjustment reflects (i) the tax benefit at 38% on foregone interest income of $2,728, and (ii) the tax benefit of certain losses of Jobline calculated at the respective country rates.

(c) Adjustment reflects the tax benefit of HotJobs' net losses at the applicable federal and state statutory tax rates.

(d) Adjustment reflects a reduction in amortization expense relating to Resumix tax benefits allocated to goodwill.

(e) Gives effect to the additional shares to be issued in exchange for HotJobs shares in connection with the merger with HotJobs, based on HotJobs' weighted average basic and diluted shares outstanding for the period, which were 37,241 and 37,241, respectively, multiplied by the assumed exchange ratio of 0.2195.

                               TMP WORLDWIDE INC.
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                     QD GROUP
                                                                    BUSINESSES
                                          TMP          QD GROUP         NOT            JOBLINE
                                     WORLDWIDE INC.    LIMITED     ACQUIRED (A)    INTERNATIONAL AB   ADJUSTMENTS    SUBTOTAL
                                     --------------   ----------   -------------   ----------------   -----------   ----------
Commissions and fees...............    $1,291,737      $14,809        $   (92)         $ 21,709         $    --     $1,328,163
                                       ----------      -------        -------          --------         -------     ----------
Operating expenses:
  Salaries & related...............       667,398        8,101           (876)           24,430              --        699,053
  Office & general.................       287,428        3,763         (1,048)           21,810              --        311,953
  Marketing & promotion............       161,367        1,062            (22)           15,586              --        177,993
  Merger & integration.............        64,604           --             --                --              --         64,604
  Amortization of intangibles......        16,536           --             --             1,137           1,085 (b)     18,758
                                       ----------      -------        -------          --------         -------     ----------
    Total operating expenses.......     1,197,333       12,926         (1,946)           62,963           1,085      1,272,361
                                       ----------      -------        -------          --------         -------     ----------
Operating income (loss)............        94,404        1,883          1,854           (41,254)         (1,085)        55,802
Other income (expense), net........        19,615          921           (818)            3,268          (5,921)(c)     17,065
                                       ----------      -------        -------          --------         -------     ----------
Income (loss) before provision for
  income taxes and minority
  interests........................       114,019        2,804          1,036           (37,986)         (7,006)        72,867
Provision for income taxes.........        57,602          842            263                --         (15,250)(d)     43,457
                                       ----------      -------        -------          --------         -------     ----------
Income (loss) before minority
  interests........................        56,417        1,962            773           (37,986)          8,244         29,410
Minority interests.................          (442)          --             --            (3,855)             --         (4,297)
                                       ----------      -------        -------          --------         -------     ----------
Net income (loss) applicable to
  common and Class B common
  stockholders.....................    $   56,859      $ 1,962        $   773          $(34,131)        $ 8,244     $   33,707
                                       ==========      =======        =======          ========         =======     ==========

Net income (loss) per common and
  Class B common share:
    Basic..........................    $     0.56
                                       ==========
    Diluted........................    $     0.53
                                       ==========

Weighted average shares
  outstanding:
    Basic..........................       101,413
                                       ==========
    Diluted........................       107,903
                                       ==========


                                     HOTJOBS.COM, LTD.    RESUMIX, INC.     ADJUSTMENTS   SUBTOTAL   ADJUSTMENTS     TOTAL
                                     -----------------   ----------------   -----------   --------   -----------   ----------
Commissions and fees...............      $ 96,535            $  7,784        $ (1,007)(e) $103,312    $     --     $1,431,475
                                         --------            --------        --------     --------    --------     ----------
Operating expenses:
  Salaries & related...............        50,775               8,364              --       59,139          --        758,192
  Office & general.................        25,202               1,650              --       26,852          --        338,805
  Marketing & promotion............        63,646               1,567              --       65,213          --        243,206
  Merger & integration.............            --                  --              --           --          --         64,604
  Amortization of intangibles......        10,315                  --           5,666 (f)   15,981      (3,000)(g)     31,739
                                         --------            --------        --------     --------    --------     ----------
    Total operating expenses.......       149,938              11,581           5,666      167,185      (3,000)(g)  1,436,546
                                         --------            --------        --------     --------    --------     ----------
Operating income (loss)............       (53,403)             (3,797)         (6,673)     (63,873)         --         (5,071)
Other income (expense), net........         7,072                  (3)             --        7,069          --         24,134
                                         --------            --------        --------     --------    --------     ----------
Income (loss) before provision for
  income taxes and minority
  interests........................       (46,331)             (3,800)         (6,673)     (56,804)         --         19,063
Provision for income taxes.........            --                  --              --           --     (15,043)(h)     28,414
                                         --------            --------        --------     --------    --------     ----------
Income (loss) before minority
  interests........................       (46,331)             (3,800)         (6,673)     (56,804)     18,043         (9,351)
Minority interests.................            --                  --              --           --          --         (4,297)
                                         --------            --------        --------     --------    --------     ----------
Net income (loss) applicable to
  common and Class B common
  stockholders.....................      $(46,331)           $ (3,800)       $ (6,673)    $(56,804)   $ 18,043     $   (5,054)
                                         ========            ========        ========     ========    ========     ==========
Net income (loss) per common and
  Class B common share:
    Basic..........................                                                                                $    (0.05)
                                                                                                                   ==========
    Diluted........................                                                                                $    (0.05)
                                                                                                                   ==========
Weighted average shares
  outstanding:
    Basic..........................                                                                                   109,743 (i)
                                                                                                                   ==========
    Diluted........................                                                                                   109,743 (i)
                                                                                                                   ==========

----------------------------------------
(a) Adjustments reflect income and expense balances of certain businesses of QD Group which were not acquired by TMP. TMP acquired QD Group's base selection business, excluding certain media divisions, from the transaction.

(b) Adjustment reflects amortization expense, calculated on goodwill of $55.8 million related to the acquisition of QD Group, based on an estimated useful life of 30 years.

(c) Adjustment to record interest at 6.55% on $12.2 million in seller notes issued in connection with the acquisition of QD Group and foregone interest income estimated at 5.0% on the $109.1 million in cash paid to the shareholders of Jobline.

(d) Adjustment reflects (i) the tax benefit at 38% of foregone interest income relating to Jobline (see (c)) of $5,455, (ii) the tax benefit at 38% on $466 in interest expense related to QD Group (see (c)), and (iii) the tax benefit of certain losses of Jobline calculated at the respective country rates.

(e) Adjustment reflects the elimination of profits in excess of costs to service Resumix's deferred revenue arrangements.

(f) Adjustment reflects amortization expense, calculated on goodwill of $38.5 million related to the acquisition of Resumix, Inc., based on an estimated useful life of 3 years.

(g) Adjustment reflects a reduction in amortization expense relating to Resumix tax benefits allocated to goodwill.

(h) Adjustment reflects the tax benefit of HotJobs' and Resumix's net losses at the applicable federal and state statutory tax rates.

(i)  Weighted average shares outstanding reflects the effect of the issuance of
    (i) 476 shares and the presumed issuance of 245 shares relating to the funding of $15.9 million in cash paid in connection with the acquisition of QD Group and (ii) shares to be issued in exchange for HotJobs shares in connection with the merger with HotJobs, based on HotJobs' weighted average basic and diluted shares outstanding for the period, which were 34,663 and 34,663, respectively, multiplied by the assumed exchange ratio of 0.2195. Shares presumed to be issued in connection with the acquisition of QD Group were considered to be outstanding from January 1, 2000 through January 27, 2000, the date of TMP's follow-on offering.

                               TMP WORLDWIDE INC.
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                    TMP
                                               WORLDWIDE INC.  HOTJOBS.COM, LTD.       ADJUSTMENTS        TOTAL
                                               --------------  -----------------   --------------------  --------
Commissions and fees.........................     $908,955         $ 20,674              $     --        $929,629
                                                  --------         --------              --------        --------

Operating expenses:
  Salaries & related.........................      512,554           14,404                    --         526,958
  Office & general...........................      216,826            5,847                    --         222,673
  Marketing & promotion......................       75,780           19,533                    --          95,313
  Merger & integration.......................       63,054               --                    --          63,054
  Restructuring..............................        2,789               --                    --           2,789
  Amortization of intangibles................       12,894                3                    --          12,897
                                                  --------         --------              --------        --------
    Total operating expenses.................      883,897           39,787                    --         923,684
                                                  --------         --------              --------        --------
Operating income (loss)......................       25,058          (19,113)                   --           5,945
Other income (expense), net..................      (17,015)           1,297                    --         (15,718)
                                                  --------         --------              --------        --------

Income (loss) before provision for income
  taxes, minority interests and equity in
  losses of affiliates.......................        8,043          (17,816)                   --          (9,773)
Provision for income taxes...................        8,424               --                (6,734)(a)       1,690
                                                  --------         --------              --------        --------
Loss before minority interests and equity in
  losses of affiliates.......................         (381)         (17,816)                6,734         (11,463)
Minority interests...........................          107               --                    --             107
Equity in losses of affiliates...............         (300)              --                    --            (300)
                                                  --------         --------              --------        --------
Net loss.....................................         (788)         (17,816)                6,734         (11,870)
Deemed dividend attributable to issuance of
  convertible preferred stock................           --          (16,200)                   --         (16,200)
                                                  --------         --------              --------        --------
Net loss applicable to common and Class B
  common stockholders........................     $   (788)        $(34,016)             $  6,734        $(28,070)
                                                  ========         ========              ========        ========

Net loss per common and Class B common share:
    Basic....................................     $  (0.01)                                              $  (0.29)
                                                  ========                                               ========
    Diluted..................................     $  (0.01)                                              $  (0.29)
                                                  ========                                               ========

Weighted average shares outstanding:
    Basic....................................       90,152                                                 95,274 (b)
                                                  ========                                               ========
    Diluted..................................       90,152                                                 95,274 (b)
                                                  ========                                               ========

------------------------
(a) Adjustment reflects the tax benefit of HotJobs' net losses at the applicable federal and state statutory tax rates.

(b) Gives effect to the additional shares to be issued in exchange for HotJobs shares in connection with the merger with HotJobs, based on HotJobs' weighted average basic and diluted shares outstanding for the period, which were 23,335 and 23,335, respectively, multiplied by the assumed exchange ratio of 0.2195.

                               TMP WORLDWIDE INC.
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                         TMP
                                                    WORLDWIDE INC.   HOTJOBS.COM, LTD.   ADJUSTMENTS    TOTAL
                                                    --------------   -----------------   -----------   --------
Commissions and fees..............................     $771,838           $ 3,512         $     --     $775,350
                                                       --------           -------         --------     --------

Operating expenses:
  Salaries & related..............................      442,511             2,707               --      445,218
  Office & general................................      192,156             1,383               --      193,539
  Marketing & promotion...........................       30,229             1,616               --       31,845
  Merger & integration............................       22,412                --               --       22,412
  Restructuring...................................        3,543                --               --        3,543
  CEO special bonus...............................        1,250                --               --        1,250
  Amortization of intangibles.....................       11,281                --               --       11,281
                                                       --------           -------         --------     --------
    Total operating expenses......................      703,382             5,706               --      709,088
                                                       --------           -------         --------     --------
Operating income (loss)...........................       68,456            (2,194)              --       66,262
Other income (expense), net.......................      (15,754)              (63)              --      (15,817)
                                                       --------           -------         --------     --------
Income (loss) before provision for income taxes,
  minority interests and equity in losses of
  affiliates......................................       52,702            (2,257)              --       50,445
Provision for income taxes........................       17,426                --             (853)(a)   16,573
                                                       --------           -------         --------     --------
Income (loss) before minority interests and equity
  in losses of affiliates.........................       35,276            (2,257)             853       33,872
Minority interests................................           28                --               --           28
Equity in losses of affiliates....................         (396)               --               --         (396)
                                                       --------           -------         --------     --------
Net income (loss) applicable to common and Class B
  common stockholders.............................     $ 34,852           $(2,257)        $    853     $ 33,448
                                                       ========           =======         ========     ========

Net income per common and Class B common share:
    Basic.........................................     $   0.40                                        $   0.36
                                                       ========                                        ========
    Diluted.......................................     $   0.39                                        $   0.36
                                                       ========                                        ========

Weighted average shares outstanding:
    Basic.........................................       87,449                                          92,068 (b)
                                                       ========                                        ========
    Diluted.......................................       89,305                                          93,970 (b)
                                                       ========                                        ========

--------------------------

(a) Adjustment reflects the tax benefit of HotJobs' net losses at the applicable federal and state statutory tax rates.

(b) Gives effect to the additional shares to be issued in exchange for HotJobs shares in connection with the merger with HotJobs, based on HotJobs' weighted average basic and diluted shares outstanding for the period, which were 21,044 and 21,252, respectively, multiplied by the assumed exchange ratio of 0.2195.

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          Agreement and Plan of Merger
                           Dated as of June 29, 2001
                                     among
                              TMP Worldwide Inc.,
                                TMP Tower Corp.
                                      and
                               HotJobs.com, Ltd.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
ARTICLE I  THE MERGER.......................................      1
  Section 1.1. The Merger...................................      1
  Section 1.2. Closing......................................      1
  Section 1.3. Effective Time...............................      1
  Section 1.4. Certificate of Incorporation and Bylaws......      2
  Section 1.5. Directors and Officers.......................      2
  Section 1.6. Effects of the Merger........................      2

ARTICLE II  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
  CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES........      2
  Section 2.1. Effect on Capital Stock......................      2
       (a) Capital Stock of Sub.............................      2
       (b) Cancellation of Treasury Stock and Parent-Owned
           Stock............................................      2
       (c) Conversion of Company Common Stock...............      2
  Section 2.2. Exchange of Certificates.....................      3
       (a) Exchange Agent...................................      3
       (b) Exchange Procedures..............................      3
       (c) Distributions with Respect to Unexchanged
           Shares...........................................      4
       (d) No Further Ownership Rights in Company Common
           Stock............................................      4
       (e) No Fractional Shares.............................      4
       (f) Withholding Rights...............................      5
       (g) Termination of Exchange Fund.....................      5
       (h) No Liability.....................................      5
       (i) Investment of Exchange Fund......................      5
       (j) Lost Certificates................................      5
       (k) Stock Transfer Books.............................      5

ARTICLE III  REPRESENTATIONS AND WARRANTIES.................      6
  Section 3.1. Representations and Warranties of the
    Company.................................................      6
       (a) Organization, Standing and Corporate Power.......      6
       (b) Subsidiaries.....................................      6
       (c) Capital Structure................................      6
       (d) Authority; Noncontravention......................      7
       (e) Company SEC Documents............................      9
       (f) Information Supplied.............................      9
       (g) Absence of Certain Changes or Events.............     10
       (h) Litigation.......................................     10
       (i) Contracts........................................     10
       (j) Compliance with Laws.............................     11
       (k) Absence of Changes in Benefit Plans..............     12
       (l) ERISA Compliance.................................     12
       (m) Labor Relations..................................     14
       (n) Taxes............................................     14
       (o) No Excess Parachute Payments; No Section 162(m)
           Payments.........................................     15
       (p) Title to Properties..............................     15
       (q) Intellectual Property............................     16
       (r) Voting Requirements..............................     17
       (s) Brokers..........................................     17
       (t) Opinion of Financial Advisor.....................     17
       (u) Accounting Matters...............................     17

                                                                PAGE
                                                              --------
       (v) Certain Business Practices.......................     17
  Section 3.2. Representations and Warranties of Parent and
    Sub.....................................................     17
       (a) Organization, Standing and Corporate Power.......     17
       (b) Subsidiaries.....................................     18
       (c) Capital Structure................................     18
       (d) Authority; Noncontravention......................     19
       (e) Parent SEC Documents.............................     20
       (f) Information Supplied.............................     21
       (g) Absence of Certain Changes or Events.............     21
       (h) Litigation.......................................     21
       (i) Compliance with Laws.............................     21
       (j) Accounting Matters...............................     22
       (k) Tax Matters......................................     22
       (l) Brokers..........................................     22
       (m) Labor Relations..................................     22
       (n) No Stockholder Vote..............................     23
       (o) Ownership of Company Capital Stock...............     23
       (p) Intellectual Property............................     23

ARTICLE IV  COVENANTS RELATING TO CONDUCT OF BUSINESS.......     24
  Section 4.1. Conduct of Business..........................     24
       (a) Conduct of Business by the Company...............     24
       (b) Conduct of Business by Parent....................     26
  Section 4.2. No Solicitation..............................     27

ARTICLE V  ADDITIONAL AGREEMENTS............................     28
  Section 5.1. Preparation of the Form S-4 and the Proxy
    Statement; Stockholders Meetings........................     28
  Section 5.2. Letters of the Company's Accountants.........     29
  Section 5.3. Letters of Parent's Accountants..............     30
  Section 5.4. Access to Information; Confidentiality.......     30
  Section 5.5. Reasonable Best Efforts......................     31
  Section 5.6. Stock Options; Employee Benefits.............     32
  Section 5.7. Indemnification, Exculpation and Insurance...     33
  Section 5.8. Fees and Expenses............................     35
  Section 5.9. Public Announcements.........................     36
  Section 5.10. Affiliates..................................     36
  Section 5.11. Nasdaq Listing..............................     36
  Section 5.12. Pooling of Interests........................     37
  Section 5.13. Tax Treatment...............................     37
  Section 5.14. Publication of Combined Financial Results...     37
  Section 5.15. Notices of Certain Events...................     37
  Section 5.16. Conveyance Taxes............................     37
  Section 5.17. [RESERVED]..................................     37
  Section 5.18. Voting Agreements...........................     37
  Section 5.19. Section 16 Matters..........................     38

ARTICLE VI  CONDITIONS PRECEDENT............................     38
  Section 6.1. Conditions to Each Party's Obligation to
    Effect the Merger.......................................     38
       (a) Stockholder Approval.............................     38
       (b) Nasdaq Listing...................................     38
       (c) HSR Act..........................................     38
       (d) No Injunctions or Restraints.....................     38

                                                                PAGE
                                                              --------
       (e) Form S-4.........................................     38
       (f) Pooling Letters..................................     38
       (g) No Governmental Litigation.......................     38
       (h) Governmental and Regulatory Approvals............     39
  Section 6.2. Conditions to Obligations of Parent and
    Sub.....................................................     39
       (a) Representations and Warranties...................     39
       (b) Performance of Obligations of the Company........     39
       (c) Letters from Company Affiliates..................     39
       (d) Consents.........................................     39
       (e) Tax Opinion......................................     39
  Section 6.3. Conditions to Obligation of the Company......     40
       (a) Representations and Warranties...................     40
       (b) Performance of Obligations of Parent and Sub.....     40
       (c) Tax Opinion......................................     40
  Section 6.4. Frustration of Closing Conditions............     40

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER..............     40
  Section 7.1. Termination..................................     40
  Section 7.2. Effect of Termination........................     42
  Section 7.3. Amendment....................................     42
  Section 7.4. Extension; Waiver............................     42

ARTICLE VIII  GENERAL PROVISIONS............................     42
  Section 8.1. Nonsurvival of Representations and
    Warranties..............................................     42
  Section 8.2. Notices......................................     42
  Section 8.3. Definitions..................................     43
  Section 8.4. Interpretation...............................     44
  Section 8.5. Counterparts.................................     45
  Section 8.6. Entire Agreement; Third-Party
    Beneficiaries...........................................     45
  Section 8.7. Governing Law................................     45
  Section 8.8. Assignment...................................     45
  Section 8.9. Enforcement..................................     45
  Section 8.10. Severability................................     45
Exhibit 5.10(a) Form of Company Affiliate Letter
Exhibit 5.10(b) Form of Parent Affiliate Letter
Exhibit 5.18 Form of Company Voting Agreement

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                   SECTION
------------                                                  ---------
Adjusted Option.............................................  5.6(a)
Affiliate...................................................  8.3(a)
Agreement...................................................  Preamble
Benefit Plans...............................................  3.1(l)(i)
Business Day................................................  8.3(b)
Certificate of Merger.......................................  1.3
Certificates................................................  2.2(b)
Closing.....................................................  1.2
Closing Date................................................  1.2
Code........................................................  Preamble
Commonly Controlled Entity..................................  3.1(l)(i)
Company.....................................................  Preamble
Company Common Stock........................................  Preamble
Company Disclosure Memorandum...............................  3.1
Company Preferred Stock.....................................  3.1(c)
Company Recommendation......................................  5.1(b)
Company SEC Documents.......................................  3.1(e)
Company Stock Plans.........................................  5.6(a)
Company Stockholder Approval................................  3.1(r)
Company Stockholders Meeting................................  5.1(b)
Company Voting Agreement....................................  5.18
Confidentiality Agreement...................................  5.4
DGCL........................................................  1.1
DOJ.........................................................  5.5(c)
Dow Jones News Release......................................  3.1(e)
Effective Time..............................................  1.3
Employees...................................................  5.6(f)
Environmental Laws..........................................  3.1(j)(ii)
ERISA.......................................................  3.1(l)(i)
Exchange Act................................................  3.1(d)
Exchange Agent..............................................  2.2(a)
Exchange Fund...............................................  2.2(a)
Exchange Ratio..............................................  2.1(c)
Expenses....................................................  5.8(b)
Filed Company SEC Document..................................  3.1(e)
Filed Parent SEC Document...................................  3.2(e)
Form S-4....................................................  3.1(f)
FTC.........................................................  5.5(c)
GAAP........................................................  Preamble
Governmental Entity.........................................  3.1(d)
Hazardous Materials.........................................  3.1(j)(ii)
HSR Act.....................................................  3.1(d)
Indemnified Party...........................................  5.7(a)
Intellectual Property Rights................................  3.1(q)
IRS.........................................................  3.1(l)(i)
Knowledge...................................................  8.3(c)
Legal Provisions............................................  3.1(j)(i)
Liens.......................................................  3.1(d)

DEFINED TERM                                                   SECTION
------------                                                  ---------
Material Adverse Effect.....................................  8.3(d)
Material Contracts..........................................  3.1(i)
Merger......................................................  Preamble
Merger Consideration........................................  2.1(c)
Parent......................................................  Preamble
Parent Common Stock.........................................  Preamble
Parent Disclosure Memorandum................................  3.2
Parent Preferred Stock......................................  3.2(c)
Parent SEC Documents........................................  3.2(e)
Parent Stock Issuance.......................................  3.2(p)
Parent Stock Plans..........................................  3.2(c)
Pension Plans...............................................  3.1(l)(i)
Permits.....................................................  3.1(j)(i)
Person......................................................  8.3(e)
Proxy Statement.............................................  3.1(d)
Regulatory Law..............................................  5.5(b)
Release.....................................................  3.1(j)(ii)
Restraints..................................................  6.1(d)
SEC.........................................................  3.1(d)
Significant Subsidiary......................................  8.3(f)
Securities Act..............................................  3.1(e)
Stock Option................................................  5.6(a)
Sub.........................................................  Preamble
Subsidiary..................................................  8.3(g)
Superior Proposal...........................................  8.3(h)
Surviving Corporation.......................................  1.1
Takeover Proposal...........................................  4.2(a)
Tax Returns.................................................  3.1(n)
Taxes.......................................................  3.1(n)
Termination Fee.............................................  5.8(b)
Welfare Plans...............................................  3.1(l)(i)

    AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of June 29, 2001, among TMP Worldwide Inc., a Delaware corporation ("PARENT"), TMP Tower Corp., a Delaware corporation and a newly formed, direct, wholly-owned subsidiary of Parent ("SUB"), and HotJobs.com, Ltd., a Delaware corporation (the "COMPANY").

    WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable this Agreement and the merger of Sub with and into the Company (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company ("COMPANY COMMON STOCK"), other than Company Common Stock owned by Parent, Sub or the Company, will be converted into the right to receive common stock, par value $0.001 per share, of Parent ("PARENT COMMON STOCK") as set forth herein;

    WHEREAS, for U.S. Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE"), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

    WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction under generally accepted accounting principles ("GAAP").

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

    Section 1.2. CLOSING. The closing of the Merger (the "CLOSING") will take place at 10:00 a.m. on a date to be specified by the parties (the "CLOSING DATE"), which shall be no later than the second Business Day after satisfaction or waiver (subject to applicable law) of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103, unless another date or place is agreed to by the parties hereto.

    Section 1.3. EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME").

    Section 1.4.  CERTIFICATE OF INCORPORATION AND BYLAWS.

    (a) The Certificate of Incorporation of the Surviving Corporation shall be amended in the Merger to read substantially as the Certificate of Incorporation of Sub until thereafter amended as provided therein or by applicable law.

    (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

    Section 1.5.  DIRECTORS AND OFFICERS.

    (a) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    (b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    Section 1.6. EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                                   ARTICLE II
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

    Section 2.1. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

        (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

        (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Each share of Company Common Stock that is owned by the Company, Parent or Sub shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

        (c) CONVERSION OF COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive a fraction of a validly issued, fully paid and nonassessable share of Parent Common Stock equal to 0.2195 (the "EXCHANGE RATIO" and, together with any cash to be paid in lieu of fractional shares of Parent Common Stock to be paid pursuant to
    Section 2.2(e), the "MERGER CONSIDERATION").

        As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.2, without interest.

        Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Exchange Ratio shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or similar transaction.

    Section 2.2.  EXCHANGE OF CERTIFICATES.

        (a) EXCHANGE AGENT. As of the Effective Time, Parent shall deposit with The Bank of New York or such other bank or trust company as may be designated by Parent (the "EXCHANGE AGENT") and which shall be reasonably acceptable to the Company, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this ARTICLE II, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock. Parent agrees to make available to the Exchange Agent from time to time, as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends and other distributions pursuant to Section 2.2(c).

        (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and shall be reasonably acceptable to the Company) and (ii) instructions for use in surrendering the Certificates in exchange for certificates representing the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this ARTICLE II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, (y) cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e), and (z) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) (in each case after giving effect to any required withholding taxes), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Notwithstanding anything to the contrary contained herein, no certificate representing Parent Common Stock or cash in lieu of a fractional share interest shall be delivered to a Person who is a "affiliate" (as contemplated by Section 5.10(a) hereof) of the Company unless such affiliate has theretofore executed and delivered to Parent the agreement referred to in Section 5.10(a). Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock as contemplated by Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to Section 2.2(c) or
    Section 2.2(e).

        (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate in accordance with this
    ARTICLE II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to
    Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

        (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this ARTICLE II (including any cash paid pursuant to Section 2.2(c) or Section 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

        (e) NO FRACTIONAL SHARES.

        (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

        (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes, as contemplated by
    Section 2.2(f) below, which may be required thereon, equal to such fractional part of a share of Parent Common Stock multiplied by the per share closing price of Parent Common Stock on the Nasdaq National Market on the Closing Date, as such price is reported by THE WALL STREET JOURNAL (or, if not reported thereby, any other authoritative source).

        (f) WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

        (g) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this ARTICLE II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

        (h) NO LIABILITY. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Parent Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (i) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis, provided that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable pursuant to the provisions of this Article II. Any interest and other income resulting from such investments shall be paid to Parent.

        (j) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, in each case pursuant to this Agreement.

        (k) STOCK TRANSFER BOOKS. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e)) and any dividends or other distributions to which the holders thereof are entitled pursuant to
    Section 2.2(c).

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

    Section 3.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as expressly set forth in the Filed Company SEC Documents filed since December 31, 2000 or on the disclosure memorandum delivered by the Company to Parent immediately prior to the execution of this Agreement and initialed on behalf of Parent and the Company, which disclosure memorandum specifies the section or subsection of this Agreement to which the exception relates (the "COMPANY DISCLOSURE MEMORANDUM"), the Company represents and warrants to Parent and Sub as follows:

        (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of the Company and each of its Significant Subsidiaries is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and, to the extent applicable, is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of its Certificate of Incorporation and Bylaws, and the comparable organizational documents of each of its Significant Subsidiaries, in each case as amended to the date hereof.

        (b) SUBSIDIARIES. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Other than such Subsidiaries of the Company, neither the Company nor any Subsidiary owns a greater than 20% equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for a greater than 20% equity or similar interest in, any Person. Neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to make any material loan, capital contribution investment or similar expenditure to or in any Person in excess of $500,000 individually or $1,000,000 to all Persons, except for loans, capital contributions, investments or similar expenditures by the Company or any Company Subsidiary to any Company Subsidiary. Except as provided by applicable law, there are no restrictions of any kind which prevent the payment of dividends by any Subsidiary.

        (c) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share ("COMPANY PREFERRED STOCK"). At the close of business on June 25, 2001, (i) 37,653,461 shares of Company Common Stock were issued and outstanding, none of which shares are subject to restrictions (other than with respect to Rule 144 of the Securities Act) or forfeiture risks, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 7,080,696 shares of Company Common Stock were issuable pursuant to outstanding Company Stock Options, and (iv) no shares of Company Preferred Stock were issued or outstanding. Since June 25, 2001, except as permitted by Section 4.1(a)(ii) of this Agreement, (i) there have been no issuances of capital stock of the Company (or securities convertible into or exchangeable or exercisable for such capital stock) other than issuances of Company Common Stock pursuant to the exercise of options outstanding on June 25, 2001 under Company Stock Plans, and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of shares of Company Common Stock have been issued, granted or made. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except (i) as set forth above in this Section 3.1(c), and (ii) for shares of Company Common Stock reserved for issuance under any plan or arrangement providing for the grant of options to purchase shares of Company Common Stock to current or former officers, directors, employees or consultants of the Company or its Subsidiaries or resulting from the issuance of shares of Company Common Stock pursuant to Stock Options outstanding as of the close of business on June 25, 2001, (x) there are not issued, issuable, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (C) any warrants, calls, options or other rights to acquire from the Company or any Subsidiary of the Company, and no obligation of the Company or any Subsidiary of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or (D) stock appreciation rights or rights to receive shares of Company Common Stock on a deferred basis granted under the Company Stock Plans or otherwise; and (y) there are not any outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any Subsidiary is a party to any voting agreement with respect to the voting of any such securities. Except as set forth in this Section 3.1(c), there are no issued, issuable, reserved for issuance or outstanding (A) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company,
    (B) warrants, calls, options or other rights to acquire from the Company or any Subsidiary of the Company, and no obligation of the Company or any Subsidiary of the Company to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Subsidiary of the Company or (C) obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any such outstanding securities of Subsidiaries of the Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except as set forth above in this
    Section 3.1(c), neither the Company nor any Subsidiary is a party to or bound by any agreement regarding any securities of the Company or any Subsidiary of the Company.

        (d) AUTHORITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Company Stockholder Approval and the filing of the Certificate of Merger. The Board of Directors of the Company has approved this Agreement, determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders and declared that the Merger is advisable, provided that after the date hereof, the Board of Directors of the Company may withdraw its recommendation as provided in Section 4.2 hereof. Assuming that the representation of Parent contained in Section 3.2(n) is correct, the Board of Directors of the Company has taken all action necessary to render inapplicable, as it relates to the execution, delivery and performance of this Agreement and the Company Voting Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby,

    Section 203 of the DGCL. To the Company's Knowledge, except for Section 203 of the DGCL (the restrictions of which have been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Merger, or the other transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by principles governing availability of equitable remedies).

        The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, "LIENS") in or upon any of the properties or assets of the Company or any Subsidiary of the Company under, (i) the Company's Certificate of Incorporation or Bylaws or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following paragraph, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses
    (ii) and (iii), any such conflicts, violations, defaults, rights, cancellations, accelerations, losses or Liens that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company or to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

        No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each, a "GOVERNMENTAL ENTITY") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and any applicable filings and approvals under similar foreign antitrust laws and regulations, (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (as amended or supplemented from time to time, the "PROXY STATEMENT") and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934 as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (4) such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" law and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company or to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

        (e) COMPANY SEC DOCUMENTS. The Company has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 1999 (the "COMPANY SEC DOCUMENTS"). No Company Subsidiary is required to file any form, report, registration statement, prospectus or other document with the SEC. As of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT") or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company SEC Documents filed since December 31, 2000, together with any public announcements in a news release issued by the Dow Jones news service, PR Newswire or any equivalent service (collectively, a "DOW JONES NEWS RELEASE") made by the Company after the date hereof taken as a whole, as of the Effective Time will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances existing as of the Effective Time, not misleading. The financial statements (including the related notes) of the Company included in the Company SEC Documents, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (except as amended or superseded by a filing prior to the date of this Agreement) fairly presented the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount). Except (i) as set forth in the Filed Company SEC Documents filed since December 31, 2000 or (ii) for the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, a "FILED COMPANY SEC DOCUMENT" shall mean a Company SEC Document filed by the Company and publicly available prior to the date of this Agreement.

        (f) INFORMATION SUPPLIED. None of the information to be supplied by the Company specifically for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the
    "FORM S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is supplemented or amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and the Proxy Statement will not, on the date it is first mailed to the Company's stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement. The

    Proxy Statement will comply in all material respects with the requirements of the Exchange Act, as applicable to the Company, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

        (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Filed Company SEC Documents filed after December 31, 2000 and for transactions expressly contemplated or permitted by this Agreement, since December 31, 2000 (i) the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and
    (ii) there has not been a Material Adverse Effect on the Company. Except as set forth in the Filed Company SEC Documents and for actions in the ordinary course of business, since December 31, 2000, neither the Company nor any Company Subsidiary has taken any action, or failed to take any action, which if such action or failure occurred during the period from the date of this Agreement to the Effective Time would constitute a breach or violation of
    Section 4.1(a) (i), (ii), (iv), (vi), (viii), (ix), (xi), (xii), (xiii) or
    (xiv), and neither the Company nor any Company Subsidiary has authorized, or committed or agreed, to take any of such actions.

        (h) LITIGATION. There is no suit, action or proceeding pending or, to the Knowledge of the Company, overtly threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction, rule, order, action, demand or requirement of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, any investigation by any Governmental Entity involving, the Company or any of its Subsidiaries that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company.

        (i) CONTRACTS. Except as set forth in Section 3.1(i) of the Company Disclosure Memorandum or listed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2000, neither the Company nor any Company Subsidiary is a party to, and none of their respective properties or assets are bound by, any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (the contracts listed in Section 3.1(i) of the Company Disclosure Memorandum being referred to as the "MATERIAL CONTRACTS"). Each such Material Contract is a valid, binding and enforceable obligation of the Company or its Subsidiaries and, to the Company's Knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company and to the extent as may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally or by general principles of equity. The Company has not received any notice from any other party to any such Material Contract, and otherwise has no Knowledge that such third party intends to terminate, or not renew, any such Material Contract. As of the date hereof, the Company has made available to Parent true and correct copies of all such contracts. Neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, no other party thereto, is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any agreement or covenant not to compete or by any agreement or covenant restricting the development, marketing or distribution of the Company's or its Subsidiaries' products or services or the conduct of their businesses in a manner that would be materially adverse to the business of the Company and its Subsidiaries taken as a whole.

        (j) COMPLIANCE WITH LAWS.

        (i) Each of the Company and its Subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity (other than Environmental Laws) (collectively, "LEGAL PROVISIONS") applicable to its business or operations, except for instances of noncompliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. Since January 1, 1998, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Legal Provisions, except for such violations or failures to comply that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities, including all authorizations under Environmental Laws ("PERMITS"), necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, except for the failure to have such Permits that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. There has occurred no default under, or violation of, any such Permit, except for defaults under, or violations of, Permits that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. The Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the Company.

        (ii) Except for those matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the
    Company: (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws; (B) during the period of ownership or operation by the Company or its Subsidiaries of any of its currently or previously owned, leased or operated properties, no Hazardous Material has been treated or disposed of, and there have been no Releases or threatened Releases of Hazardous Material at, in, on, under or affecting such properties or any contiguous site; (C) prior to the period of ownership or operation by the Company or its Subsidiaries of any of its currently or previously owned, leased or operated properties, to the Knowledge of the Company, no Hazardous Material was treated, stored or disposed of, and there were no Releases of Hazardous Material at, in, on, under or affecting any such property or any contiguous site; and (D) neither the Company nor its Subsidiaries have received any written notice of, or entered into or assumed by contract, judicial or administrative settlement, or operation of law any indemnification obligation, order, settlement or decree relating to:
    (1) any violation of any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of Environmental Laws or any Release of Hazardous Materials, (2) the response to or remediation of Hazardous Material at or arising from any of the Company's or its Subsidiaries' activities or properties or any other properties or (3) payment for any response action relating to or remediation of Hazardous Material at or arising from any of the Company's or its Subsidiaries' properties, activities, or any other properties. The term "ENVIRONMENTAL LAWS" means all applicable U.S., state, local and foreign laws, statutes, treaties, rules, codes, ordinances, regulations, certificates, orders, directives, interpretations, licenses, permits and other authorizations of any Governmental Entity and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction, including any thereof of the European Community or the European Union having the force of law and being applicable to the Company or any of its Subsidiaries, dealing with the protection of health, welfare or the environment, including, without limitation, flood, pollution or disaster laws and health and environmental protection laws and regulations, and all other rules and regulations promulgated thereunder and any provincial, municipal, water board or other local statute, law, rule, regulation or ordinance relating to public or employee health, safety or the environment; including all laws relating to Releases to air, water, land or groundwater, relating to the withdrawal or use of groundwater, and relating to the use, handling, transportation, manufacturing, introduction into the stream of commerce or disposal of Hazardous Materials.

        The term "HAZARDOUS MATERIALS" means any chemical, material, liquid, gas, substance or waste, whether naturally occurring or man-made, that is prohibited, limited or regulated by or pursuant to an Environmental Law applicable to the Company, any Company Subsidiary or their respective properties.

        The term "RELEASE" means the spilling, leaking, discharging, injecting, emitting and/or disposing and placement of a Hazardous Material in any location that poses a threat thereof.

        (k) ABSENCE OF CHANGES IN BENEFIT PLANS. There has not been, since December 31, 2000, any adoption or amendment in any material respect by the Company or any of its Subsidiaries of any collective bargaining agreement or any Benefit Plan, or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plans, or any change in the manner in which contributions to any Pension Plans are made or the basis on which such contributions are determined.

        (l) ERISA COMPLIANCE.

        (i) Section 3.1(l)(i) of the Company Disclosure Memorandum contains a list of each pension, retirement, savings, profit sharing, medical, dental, health, disability, life, death benefit, group insurance, deferred compensation, fringe, change in control, retiree, stock option, stock purchase, restricted stock, bonus or incentive, vacation, sick leave, severance pay, employment or termination, and other material employee benefit or compensation plan, arrangement, contract, agreement (including pursuant to any collective bargaining agreement), policy, practice or commitment, whether formal or informal, written or oral, in each case that are binding commitments of the Company and its Subsidiaries (but, for purposes hereof, excluding any non-material plan or program maintained by the Company or its Subsidiaries for the benefit of non-U.S. employees), under which (1) current or former employees, officers, directors or independent contractors of the Company or any of its Subsidiaries (or their beneficiaries) participate or are entitled to participate by reason of their relationship with the Company or any of its Subsidiaries, (2) to which the Company or any of its Subsidiaries is a party or a sponsor or a fiduciary thereof or by which the Company or any of its Subsidiaries (or any of their rights, properties or assets) is currently bound or (3) with respect to which the Company or any of its Subsidiaries has any obligation to make payments or contributions, including, without limitation, all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "PENSION PLANS"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to herein as "WELFARE PLANS") (all of the foregoing referred to collectively herein as "BENEFIT PLANS"), and all other Benefit Plans maintained, or contributed to, by the Company, its Subsidiaries or any Person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or
    (o) of the Code (a "COMMONLY CONTROLLED ENTITY") for the benefit of any current or former officers, directors, employees or independent contractors of the Company and its Subsidiaries (or their beneficiaries) (including any such plans maintained for current or former foreign employees). The Company has made available to Parent true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the "IRS") with respect to each Benefit Plan, (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (4) each trust agreement and group annuity contract relating to any Benefit Plan. Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its Subsidiaries and all the Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Legal Provisions. Notwithstanding anything contained herein to the contrary, with respect to any Benefit Plan maintained, sponsored or contributed to primarily for the benefit of persons residing and providing services to the Company or its Subsidiaries outside of the United States, the term "Benefit Plan" as used herein shall only include such non-United States Benefit Plans that are material Benefit Plans of the Company or its Subsidiaries.

        (ii) All Pension Plans are the subject of a determination letter from the IRS to the effect that such Pension Plans are qualified (or has time remaining to apply under applicable regulations or IRS pronouncements to make any amendment necessary to obtain a favorable determination or opinion letter) and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor to the Company's Knowledge, has any event occurred since the date of its most recent determination letter or application therefor that would adversely affect its qualification.

       (iii) Neither the Company nor any Commonly Controlled Entity has (1) at any time in the six years prior to the Closing Date maintained or contributed to any Benefit Plan that is subject to Title IV of ERISA,
    Section 302 of ERISA or Section 412 of the Code or (2) has any unsatisfied liability under Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4980B of the Code. None of the Company, its Subsidiaries, or any Commonly Controlled Entity contributes to a "multiemployer plan" as defined in Section 3(37) of ERISA.

        (iv) With respect to any Benefit Plan (other than employment agreements or any other individual contract), there are no understandings, agreements or undertakings, written or oral, that would prevent any such Benefit Plan (including any such plan covering retirees or other former employees, other than agreements with individuals) from being amended or terminated without material liability to the Company on or at any time after the Effective Time.

        (v) No pending or, to the Knowledge of the Company, overtly threatened disputes, lawsuits, claims (other than routine claims for benefits), investigations, audits or complaints to, or by, any Person or Governmental Entity have been filed or are pending with respect to any Benefit Plans of the Company or any of its Subsidiaries in connection with any Benefit Plan or the fiduciaries or administrators thereof that could reasonably be expected to give rise to a material liability. With respect to each Benefit Plan, there has not occurred, and neither the Company, any Subsidiary of the Company, the plan sponsor nor, to the Company's Knowledge, a plan fiduciary that the Company has an obligation to indemnify or is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of
    Section 4975 of the Code or Section 406 of ERISA, nor any transaction that would result in a material civil penalty being imposed under Section 409 or 502(i) of ERISA.

        (vi) There are no unfunded liabilities with respect to any Benefit Plan other than those that would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company.

       (vii) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all contributions to and payments with respect to or under the Benefit Plans that are required to be made with respect to periods ending on or before the Effective Time have been made or accrued before the Effective Time by the Company in accordance with the appropriate plan documents, financial statements, actuarial report, collective bargaining agreements or insurance contracts or arrangements.

      (viii) No Welfare Plan providing medical or death benefits (whether or not insured) with respect to current or former employees of the Company or any Subsidiary continues such coverage or provides such benefits beyond their date of retirement or other termination of service (except as required by Code Section 4908B or applicable state healthcare continuation law(s)).

        (ix) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any plan, policy, arrangement or agreement (including under any collective bargaining agreement) or any trust or loan that will or would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration of, forgiveness of indebtedness owing from, vesting of, distribution of, or increase in or obligation to fund, any benefits with respect to any current or former employee, director or consultant of the Company.

        (m) LABOR RELATIONS. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no pending or, to the Knowledge of the Company, overtly threatened
    (i) union organizational campaign effort, collective bargaining negotiations, bargaining impasse, implementation of final offer, work-to-rule or intermittent strike or (ii) labor dispute, grievance or arbitration matter, economic or unfair labor practice strike, boycott, work stoppage or slowdown involving, in each case of this clause (ii), a material number of employees of the Company and its Subsidiaries, against the Company or any of its Subsidiaries, no lockout is in effect and no permanent or temporary strike replacements are currently employed at any Company facility. Neither the Company nor any of its Subsidiaries, nor their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, and there is no pending or, to the Knowledge of the Company, threatened charge, complaint, decision, order, notice-posting requirement, settlement agreement or injunctive action or order against the Company or any of its Subsidiaries by the National Labor Relations Board or any similar governmental or adjudicatory agency or court, except in each case as would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries have in the past been and are in compliance in all respects with all applicable collective bargaining agreements and Legal Provisions respecting employment, employment practices, employee classification, labor relations, safety and health, wages, hours and terms and conditions of employment, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has complied in all material respects with its payment obligations to all employees of the Company and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Company or Company Subsidiary policy, practice, agreement, plan, program or any statute or other law. Neither the Company nor any of its Subsidiaries has experienced within the past 12 months a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. SectionSection 2101 et seq.

        (n) TAXES. Each of the Company and its Subsidiaries has timely filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and all such filed Tax Returns are complete and accurate in all respects, except for such failures to (i) file, (ii) have extensions granted that remain in effect or (iii) be complete and accurate in all respects, as applicable, as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) all Taxes required to be paid by it, except for such failures to pay as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, except for such failures to reflect such reserves as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for on the Company's financial statements in accordance with GAAP except for such failures to so reserve as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in
    Section 3.1(n) of the Company Disclosure Memorandum, no Company income or franchise Tax Return has ever been examined or audited by any Governmental Entity. No requests for waivers of the time to assess any Taxes against the Company or any of its Subsidiaries have been granted that remain in effect. No claim has ever been made in writing by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes upon any of the assets of the Company or its Subsidiaries except Liens for current Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and for which appropriate reserves under GAAP exist on the books of the Company. Neither the Company nor any of its Affiliates has taken or agreed to take any action or has Knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. As used in this Agreement, "TAXES" shall include all U.S. Federal, state and local, domestic and foreign, income, franchise, property, sales, use, excise and other taxes, of any nature whatsoever, tariffs or similar governmental charges, including any obligations for withholding taxes from payments due or made to any other person, together with all interest, penalties or additions to tax imposed with respect to such amounts and "TAX RETURNS" shall include any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

        (o) NO EXCESS PARACHUTE PAYMENTS; NO SECTION 162(M) PAYMENTS. There will be no payments or benefits to any "disqualified individual" (within the meaning of Section 280G of the Code) that would constitute or result in an "excess parachute payment" under Section 280G of the Code as a direct or indirect consequence of the transactions contemplated by this Agreement, including, without limitation, as a result of the acceleration of vesting or exercisability of any options to purchase Company Common Stock held by "disqualified individuals" as a direct or indirect consequence of the transactions contemplated by this Agreement. No such Person is entitled to receive any additional payment from the Company, the Surviving Corporation or any other Person in the event that the excise tax of Section 4999(a) of the Code is imposed on such Person. The Benefit Plans and other Company employee compensation arrangements in effect as of the date of this Agreement have been designed so that the disallowance of a deduction under
    Section 162(m) of the Code for employee remuneration will not apply to any amounts paid or payable by the Company or any of its Subsidiaries under any such plan or arrangement.

        (p) TITLE TO PROPERTIES. (i) Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for failures to have, or defects in title or interests, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. All such material assets and properties, other than assets and properties in which the Company or any of its

    Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

        (ii) Each of the Company and its Subsidiaries has complied in all respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for failures to do so that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Company.

        (q) INTELLECTUAL PROPERTY.

        (i) Each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use (in each case free and clear of all Liens) all patents, patent applications, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "INTELLECTUAL PROPERTY RIGHTS") which if the Company or its Subsidiaries did not own or validly license or otherwise have the right to use would reasonably be expected to have a Material Adverse Effect on the Company. Section 3.1(q) of the Company Disclosure Memorandum sets forth, as of the date hereof, a list of all granted patents, pending patent applications, trademarks and applications therefor owned by the Company or any of its Subsidiaries. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the use of any Intellectual Property Rights by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary of the Company acquired the right to use any Intellectual Property Rights; (ii) no Person is challenging or, to the Knowledge of the Company, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property Right owned by and/or licensed to the Company or its Subsidiaries; and
    (iii) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, order or proceeding with respect to any Intellectual Property Right used by the Company and its Subsidiaries and to its Knowledge no Intellectual Property Right owned and/or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property Right. The Company has no Knowledge that the use of its material Intellectual Property Rights in the business of the Company and its Subsidiaries as presently conducted or as presently contemplated does or will infringe (i) any granted patent or existing trademark or (ii) any patent granted from a pending patent application.

        (ii) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (A) constitute a breach by the Company or its Subsidiaries of any instrument or agreement governing any Company Intellectual Property Rights, (B) pursuant to the terms of any license or agreement relating to any Company Intellectual Property Rights, cause the modification of any terms of any such license or agreement, including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (C) cause the forfeiture or termination of any Company Intellectual Property Rights under the terms thereof, (D) give rise to a right of forfeiture or termination of any Company Intellectual Property Rights under the terms thereof or (E) impair the right of the Company, its Subsidiaries, the Surviving Corporation or Parent to make, have made, offer for sale, use, sell, export or license any Company Intellectual Property Rights or portion thereof pursuant to the terms thereof, except in each case for those matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

        (r) VOTING REQUIREMENTS. The affirmative vote of a majority of the outstanding shares of Company Common Stock to adopt this Agreement (the "COMPANY STOCKHOLDER APPROVAL") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

        (s) BROKERS. No broker, investment banker, financial advisor or other Person, other than Lazard Freres & Co., LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

        (t) OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Lazard Freres & Co., LLC, dated the date hereof, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the holders of shares of Company Common Stock.

        (u) ACCOUNTING MATTERS. Neither the Company nor any of its Affiliates has taken or agreed to take any action or has Knowledge of any fact or circumstance that is reasonably likely to prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests. The Company's management has consulted with and has made representations to its advisors regarding the Company's management's conclusion that the Merger will qualify as a pooling of interests business combination. Based upon the Company's management's consultations with its advisors, nothing has come to the Company's management's attention that would preclude the Merger from qualifying as a pooling of interests business combination, subject to the occurrence of any events between (i) the initiation and the consummation of the Merger and (ii) for a period of two years subsequent to the consummation of the Merger that would preclude Parent from accounting for the Merger as a pooling of interests business combination.

        (v) CERTAIN BUSINESS PRACTICES. Neither the Company nor any of its Subsidiaries nor (to the Knowledge of the Company) any director, officer, agent or employee of the Company or any of its Subsidiaries has, in connection with the conduct of the business of the Company and its Subsidiaries, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity,
    (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

    Section 3.2. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Except as expressly set forth in the Filed Parent SEC Documents filed since December 31, 2000 or on the disclosure memorandum delivered by Parent to the Company immediately prior to the execution of this Agreement and initialed on behalf of the Company and Parent, which disclosure memorandum specifies the section or subsection of this Agreement to which the exception relates (the "PARENT DISCLOSURE MEMORANDUM"), Parent and Sub represent and warrant to the Company as follows:

        (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Parent and each of its Subsidiaries is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and each of its Significant Subsidiaries is duly qualified or licensed to do business and, to the extent applicable, is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has made available to the Company prior to the execution of this Agreement complete and correct copies of its Certificate of Incorporation and Bylaws, and the comparable organizational documents of each of its Significant Subsidiaries, in each case as amended to the date hereof.

        (b) SUBSIDIARIES. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Other than such Subsidiaries of Parent, neither Parent nor any Subsidiary owns a greater than 20% equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for a greater than 20% equity or similar interest in, any Person. Neither the Parent nor any of its Subsidiaries is subject to any obligation or requirement to make any material loan, capital contribution investment or similar expenditure to or in any Person, except for loans, capital contributions, investments or similar expenditures by Parent or any Parent Subsidiary to any Parent Subsidiary. Except as provided by applicable law, there are no restrictions of any kind which prevent the payment of dividends by any Subsidiary.

        Parent owns all the outstanding capital stock of Sub. Sub was formed solely for the purpose of effecting the Merger and, since the date of its incorporation, Sub has not engaged in any activities and has not incurred any liabilities or obligations other than in connection with its formation and in connection with or as contemplated by this Agreement.

        (c) CAPITAL STRUCTURE. The authorized capital stock of Parent consists of 1,500,000,000 shares of Parent Common Stock 39,000,000 shares of Parent Class B Common Stock and 1,000,000 shares of Preferred Stock, par value $.001 per share ("PARENT PREFERRED STOCK"). At the close of business on June 25, 2001, (i) 103,820,962 shares of Parent Common Stock were issued and outstanding, (ii) 4,762,000 shares of Parent Class B Common Stock were issued and outstanding, (iii) no shares of Parent Common Stock were held by Parent in its treasury, (iv) 16,536,718 shares of Parent Common Stock were issuable pursuant to outstanding Parent Stock Options, (v) no shares of Preferred Stock were issued or outstanding, and (vi) no shares of 10.5% cumulative preferred stock, par value $10.00 per share, were issued and outstanding. All outstanding shares of capital stock of Parent Common Stock are, and all shares of Parent Common Stock which may be issued pursuant to this Agreement will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date hereof there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except
    (i) as set forth above in this Section 3.2(c), and (ii) for shares of Parent Common Stock reserved for issuance under any plan or arrangement providing for the grant of options to purchase shares of Parent Common Stock to current or former officers, directors, employees or consultants of Parent or its Subsidiaries (the "PARENT STOCK PLANS") or resulting from the issuance of shares of Parent Common Stock pursuant to options or other benefits issued or granted pursuant to the Parent Stock Plans outstanding as of the close of business on June 25, 2001, as of the date hereof (x) there are not issued, issuable, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Parent, (B) any securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Parent, (C) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary, and no obligation of Parent or any Parent Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent, or (D) any stock appreciation rights or rights to receive shares of Parent Common Stock on a deferred basis granted under the Parent

    Stock Purchase Plans or otherwise; and (y) there are not any outstanding obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither Parent nor any Significant Subsidiary is a party to any voting agreement with respect to the voting of any such securities. Except as set forth in this
    Section 3.2(c) and in the Joint Venture Agreement among Parent, TMP Worldwide Pty Limited, Monster.com A&NZ Pty Limited, ninemsn Pty Limited, Turustar Pty Limited and Clycal Pty Limited, there are no issued, issuable, reserved for issuance or outstanding (A) securities of Parent or any Parent Significant Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Parent Significant Subsidiary, (B) warrants, calls, options or other rights to acquire from Parent or any Significant Subsidiary of Parent, and no obligation of Parent or any Significant Subsidiary of Parent to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of Parent or (C) obligations of Parent or any Significant Subsidiary of Parent to repurchase, redeem or otherwise acquire any such outstanding securities of the Significant Subsidiaries of Parent or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

        (d) AUTHORITY; NONCONTRAVENTION. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to the filing of the Certificate of Merger. The Board of Directors of each of Parent and Sub have unanimously approved this Agreement, determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent and Sub and their respective stockholders and declared that the Merger is advisable. This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitute legal, valid and binding obligations of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by principles governing availability of equitable remedies).

        The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or any of its Subsidiaries under (i) the Certificate of Incorporation or Bylaws of Parent or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license applicable to Parent or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following paragraph, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, cancellations, accelerations, losses or Liens that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent or to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

        No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filings with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form under the HSR Act and any applicable filings and approvals under similar foreign antitrust laws and regulations,
    (2) the filing with the SEC of (A) the Form S-4 and (B) such reports under
    Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement or the Company Voting Agreements and the transactions contemplated by this Agreement or the Company Voting Agreements, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Parent is qualified to do business, (4) such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws, (5) such filings with and approvals of Nasdaq to permit the shares of Parent Common Stock that are to be issued pursuant to the Merger to be traded on the Nasdaq National Market and (6) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

        (e) PARENT SEC DOCUMENTS. Except as listed in Section 3.2(c) of the Parent Disclosure Memorandum, Parent has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Parent since January 1, 1999 (the "PARENT SEC DOCUMENTS"). No Parent Subsidiary is required to file any form, report, registration statement, prospectus or other document with the SEC. As of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent SEC Documents filed since December 31, 2000, together with any public announcements in a Dow Jones News Release made by Parent after the date hereof taken as a whole, as of the Effective Time will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances existing as of the Effective Time, not misleading. The financial statements (including the related notes) of Parent included in the Parent SEC Documents, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (except as amended or superseded by a filing prior to the date of this Agreement) fairly presented the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount). Except (i) as set forth in the Parent SEC Documents filed since December 31, 2000 and (ii) for liabilities set forth in this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent. For purposes of this Agreement, a "FILED PARENT SEC DOCUMENT" shall mean a Parent SEC Document filed by Parent and publicly available prior to the date of this Agreement.

        (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is supplemented or amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply in all material respects with the requirements of the Securities Act and the Exchange Act, respectively, in each case as applicable to Parent and Sub, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

        (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Filed Parent SEC Documents filed after December 31, 2000 and for transactions contemplated or permitted by this Agreement, since
    December 31, 2000 (i) Parent and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and
    (ii) there has not been a Material Adverse Effect on Parent. Except as set forth in the Filed Parent SEC Documents and for actions in the ordinary course of business, since December 31, 2000, neither Parent nor any Parent Subsidiary has taken any action, or failed to take any action, which if such action or failure occurred during the period from the date of this Agreement to the Effective Time would constitute a breach or violation of
    Section 4.1(b), and neither Parent nor any Parent Subsidiary has authorized, or committed or agreed, to take any of such actions.

        (h) LITIGATION. There is no suit, action or proceeding pending or, to the Knowledge of Parent, overtly threatened against or affecting Parent or any of its Subsidiaries or any of their respective properties that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Parent, nor is there any judgment, decree, injunction, rule, order, action, demand or requirement of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Parent, any investigation by any Governmental Entity involving, Parent or any of its Subsidiaries that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Parent.

        (i) COMPLIANCE WITH LAWS. (i) Each of Parent and its Subsidiaries is in compliance with all Legal Provisions applicable to its business or operations, except for instances of noncompliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent. Since January 1, 1998, neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Legal Provisions, except for such violations or failures to comply that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, except for the failure to have such Permits that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent. There has occurred no default under, or violation of, any such Permit, except for defaults under, or violations of, Permits that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent. The Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on Parent.

        (ii) Except for those matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on
    Parent: (A) each of Parent and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws; (B) during the period of ownership or operation by Parent or its Subsidiaries of any of its currently or previously owned,

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    leased or operated properties, no Hazardous Material has been treated or disposed of, and there have been no Releases or threatened Releases of Hazardous Material at, in, on, under or affecting such properties or any contiguous site; (C) prior to the period of ownership or operation by Parent or its Subsidiaries of any of its currently or previously owned, leased or operated properties, to the Knowledge of Parent, no Hazardous Material was treated, stored or disposed of, and there were no Releases of Hazardous Material at, in, on, under or affecting any such property or any contiguous site; and (D) neither Parent nor its Subsidiaries have received any written notice of, or entered into or assumed by contract, judicial or administrative settlement, or operation of law any indemnification obligation, order, settlement or decree relating to: (1) any violation of any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of Environmental Laws or any Release of Hazardous Materials, (2) the response to or remediation of Hazardous Material at or arising from any of Parent's or its Subsidiaries' activities or properties or any other properties or (3) payment for any response action relating to or remediation of Hazardous Material at or arising from any of Parent's or its Subsidiaries' properties, activities, or any other properties.

        (j) ACCOUNTING MATTERS. Neither Parent nor any of its Affiliates has taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests. Parent's management has consulted with and has made representations to its advisors regarding Parent's management's conclusion that the Merger will qualify as a pooling of interests business combination. Based upon Parent's management's consultations with its advisors, nothing has come to Parent's management's attention that would preclude the Merger from qualifying as a pooling of interests business combination, subject to the occurrence of any events between (i) the initiation and the consummation of the Merger and (ii) for a period of two years subsequent to the consummation of the Merger that would preclude Parent from accounting for the Merger as a pooling of interests business combination.

        (k) TAX MATTERS. Each of Parent and its Subsidiaries has timely filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and all such filed Tax Returns are complete and accurate in all respects, except for such failures to (i) file, (ii) have extensions granted that remain in effect or (iii) be complete and accurate in all respects, as applicable, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent and each of its Subsidiaries has paid (or Parent has paid on its behalf) all Taxes required to be paid by it, except for such failures to pay as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The most recent financial statements contained in the Filed Parent SEC Documents reflect an adequate reserve for all Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, except for such failures to reflect such reserves as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Affiliates have taken or agreed to take any action or has Knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        (l) BROKERS. No broker, investment banker, financial advisor or other Person, other than Deutsche Banc Alex. Brown, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisors or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

        (m) LABOR RELATIONS. There is no pending or, to the knowledge of Parent, overtly threatened union organizational campaign effort, collective bargaining negotiations, bargaining impasse,

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    implementation of final offer, boycott, work stoppage, slowdown, work-to-rule or intermittent strike against Parent or any of its Subsidiaries, no lockout is in effect and no permanent or temporary strike replacements are currently employed at any Parent facility, in each case except as would not be reasonably expected to have a Material Adverse Effect on Parent.

        (n) NO STOCKHOLDER VOTE. No vote of the stockholders of Parent is necessary to approve the issuance of Parent Common Stock in connection with the Merger.

        (o) OWNERSHIP OF COMPANY CAPITAL STOCK. Neither Parent nor Sub is, nor at any time during the last three years has it been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement). Neither Parent nor Sub owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

        (p) INTELLECTUAL PROPERTY.

        (i) Each of the Parent and its Subsidiaries owns, or is validly licensed or otherwise has the right to use (in each case free and clear of all Liens) all Intellectual Property Rights which if the Parent or its Subsidiaries did not own or validly license or otherwise have the right to use would reasonably be expected to have a Material Adverse Effect on the Parent. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Parent, (i) the use of any Intellectual Property Rights by the Parent and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Parent or any Subsidiary of the Parent acquired the right to use any Intellectual Property Rights; (ii) no Person is challenging or, to the Knowledge of the Parent, infringing on or otherwise violating any right of the Parent or any of its Subsidiaries with respect to any Intellectual Property Right owned by and/or licensed to the Parent or its Subsidiaries; and (iii) neither the Parent nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, order or proceeding with respect to any Intellectual Property Right used by the Parent and its Subsidiaries and to its Knowledge no Intellectual Property Right owned and/or licensed by the Parent or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property Right. The Parent has no Knowledge that the use of its material Intellectual Property Rights in the business of the Parent and its Subsidiaries as presently conducted or as presently contemplated does or will infringe (i) any granted patent or existing trademark or
    (ii) any patent granted from a pending patent application.

        (ii) The execution, delivery and performance of this Agreement by the Parent and the consummation by the Parent of the transactions contemplated hereby will not (A) constitute a breach by the Parent or its Subsidiaries of any instrument or agreement governing any Parent Intellectual Property Rights, (B) pursuant to the terms of any license or agreement relating to any Parent Intellectual Property Rights, cause the modification of any terms of any such license or agreement, including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (C) cause the forfeiture or termination of any Parent Intellectual Property Rights under the terms thereof, (D) give rise to a right of forfeiture or termination of any Parent Intellectual Property Rights under the terms thereof or (E) impair the right of the Parent or its Subsidiaries to make, have made, offer for sale, use, sell, export or license any Parent Intellectual Property Rights or portion thereof pursuant to the terms thereof, except in each case for those matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Parent.

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                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    Section 4.1.  CONDUCT OF BUSINESS.

    (a) CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement to the Effective Time, or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except as may be agreed in writing by Parent, as may be expressly permitted pursuant to this Agreement or as set forth in Section 4.1 of the Company Disclosure Memorandum, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Legal Provisions and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that its goodwill and ongoing business shall be preserved. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, or the date, if any, on which this Agreement is earlier terminated pursuant to
Section 7.1, and except as may be agreed in writing by Parent, as may be expressly permitted pursuant to this Agreement or as set forth in Section 4.1 of the Company Disclosure Memorandum, the Company shall not, and shall not permit any of its Subsidiaries to:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or amend the terms of any outstanding securities (including Stock Options) or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities;

          (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or securities (other than the issuance of shares of Company Common Stock upon the exercise of Stock Options outstanding on the date hereof or permitted to be granted after the date hereof as set forth in Section 4.1 of the Company's Disclosure Memorandum and in accordance with their terms on the date hereof) or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units;

         (iii) amend its Certificate of Incorporation or Bylaws or other comparable charter or organizational documents;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any Person or division, business or equity interest of any Person except for purchases of assets in the ordinary course of business which do not constitute the purchase of a Person's business;

          (v) except in the ordinary course of business, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations);

          (vi) (A) except for borrowings under the Company's existing credit facilities, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans,

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
    advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business or to or in any direct or indirect wholly-owned Subsidiary of the Company (or any foreign Subsidiary of the Company with nominal non-Company ownership);

         (vii) make or agree to make any new capital expenditure (including leases) or enter into any agreement or agreements providing for payments which are in excess of $100,000 individually or $500,000 in the aggregate, excluding capital expenditures or agreements provided for or contemplated by the capital budgets approved by the Company's Board of the Directors prior to the date hereof (copies of which have been provided to Parent);

        (viii) (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 individually and $250,000 in the aggregate, other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business, or (B) cancel any indebtedness in excess of $10,000 individually and $50,000 in the aggregate, other than in the ordinary course of business;

          (ix) modify, amend or terminate any Material Contract to which the Company or any of its Subsidiaries is a party in a manner that would reasonably be expected to have a Material Adverse Effect on the Company;

          (x) enter into any contract, agreement, binding arrangement or understanding that would be a Material Contract, other than pursuant to any such contracts, agreements, arrangements or understandings currently in place (that have been disclosed in writing to Parent prior to the date hereof) in accordance with their terms as of the date hereof;

          (xi) except as otherwise set forth in this Agreement or as required to comply with applicable Legal Provisions or contractual commitments existing as of the date hereof, (A) adopt, enter into, terminate or amend in any material respect (I) any collective bargaining agreement or Benefit Plan or
    (II) any other agreement, plan or policy involving the Company or its Subsidiaries, and one or more of its current or former directors, officers, or other executive employees, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to, any current or former officer, director or employee, other than in the case of employees who are neither current nor former officers or directors, increases made in connection with normal periodic reviews and related compensation and benefit increases which are consistent with past practice, (C) pay any benefit or amount not required under any Benefit Plan, (D) increase in any manner the severance or termination pay of any current or former director, officer or other executive employee, (E) enter into or amend any employment, deferred compensation, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former officer, director or other executive employee, (F) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, "phantom" stock or other stock related awards), or remove any existing restrictions in any Benefit Plans or agreements or awards made thereunder, (G) amend or modify any Stock Option,
    (H) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan, or (I) take any action to accelerate the vesting of payment of any compensation or benefit under any Benefit Plan;

         (xii) except as required by GAAP, make any change in accounting methods, principles or practices;

        (xiii) transfer or license to any Person or otherwise extend, amend or modify any rights to the Intellectual Property Rights of the Company and its Subsidiaries, other than in the ordinary course of business or pursuant to any contracts, agreements, arrangements or understandings currently in place (that have been disclosed in writing to Parent prior to the date of this Agreement);

         (xiv) take any action (including any action otherwise permitted by this Section 4.1(a)) that would reasonably be expected to prevent the Merger from qualifying as a "pooling of interests" for accounting purposes or as a "reorganization" under Section 368(a) of the Code;

         (xv) enter into any hedging, option, derivative or other similar transaction of any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

         (xvi) [RESERVED];

        (xvii) take any action that would reasonably be expected to prevent, impair or materially delay the ability of the Company, Parent or Sub to consummate the transactions contemplated by this Agreement;

        (xviii) (A) change any material tax election; (B) change any annual tax accounting period or method of tax accounting in any material respect;
    (C) file any amended Tax Return; (D) enter into any closing agreement relating to any material Tax; (E) settle any material Tax claim or assessment or (F) surrender any right to claim a material Tax refund or to any extension or waiver of the limitations period applicable to any material Tax claim or assessment; or

         (xix) authorize, or commit or agree to take, any of the foregoing actions.

    (b) CONDUCT OF BUSINESS BY PARENT. During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except as may be agreed in writing by the Company, or as may be contemplated by this Agreement or
Section 4.1(b) of the Parent Disclosure Memorandum, (i) Parent shall and shall cause its Subsidiaries to carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Legal Provisions and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that its goodwill and ongoing business shall be preserved. Parent shall not, and shall not permit any of its Subsidiaries to:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent, or (B) split, combine or reclassify any of its capital stock;

          (ii) amend its Certificate of Incorporation or other comparable charter or organizational documents;

         (iii) except as required by GAAP, make any changes in accounting methods, principles or practices;

          (iv) take any action that would reasonably be expected to prevent, impair or materially delay the ability of the Company, Parent or Sub to consummate the transactions contemplated by this Agreement;

          (v) take any action (including any action otherwise permitted by this Section 4.1(b)) that would reasonably be expected to prevent the Merger from qualifying as a "pooling of interests" for accounting purposes or as a "reorganization" under Section 368(a) of the Code;

          (vi) cause Sub to engage in any activities or incur any liabilities or obligations other than in connection with or as contemplated by this Agreement; or

         (vii) authorize, or commit or agree to take, any of the foregoing actions.

    Section 4.2.  NO SOLICITATION.

    (a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of the Company or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries (or any group of Subsidiaries which taken together could constitute a Significant Subsidiary), or any purchase or sale of 15% or more of the consolidated assets (including stock of its Subsidiaries) of the Company and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its equity securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 15% or more of its total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by Parent or an Affiliate thereof) a "TAKEOVER PROPOSAL"), (ii) have any discussion with or provide any confidential information or data to any Person relating to a Takeover Proposal, or engage in any negotiations concerning a Takeover Proposal, or knowingly facilitate any effort or attempt to make or implement a Takeover Proposal,
(iii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Takeover Proposal.

    (b) Notwithstanding anything in this Agreement to the contrary, the Company (and its Board of Directors) shall be permitted to (i) comply with applicable law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act) with regard to a Takeover Proposal or make any other disclosure to the Company's stockholders if, in the good faith judgment of the Company, after taking into account the advice of outside counsel, failure to so disclose would be inconsistent with applicable law (and any such disclosure shall not be deemed a change, amendment or modification in the Company's (or its Board of Directors') recommendation to the stockholders of the Company), (ii) change its recommendation to its stockholders or (iii) engage in discussions or negotiations with, or provide any information to any Person in response to, an unsolicited bona fide written Takeover Proposal by such Person that did not result from a breach of Section 4.1(a) if and only to the extent that, in any such case referred to in clause (ii) or (iii), (A) the Company Stockholders Meeting shall not have occurred, (B) (I) in the case of clause (ii) above, it has received an unsolicited bona fide written Takeover Proposal from a third party that did not result from a breach of Section 4.1(a) and its Board of Directors concludes in good faith that such Takeover Proposal constitutes a Superior Proposal and such withdrawal is in connection with the termination of this Agreement in accordance with the provisions of Section 7.1(f) and (II) in the case of clause (iii) above, its Board of Directors concludes in good faith that there is a reasonable likelihood that such Takeover Proposal could constitute a Superior Proposal and (C) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, it notifies Parent promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers and enters into a customary and reasonable confidentiality agreement no less favorable to the Company than the Confidentiality Agreement. The Company agrees that it will promptly keep Parent reasonably informed of the status and terms of any inquiries, proposals or offers and the status and terms of any discussions or negotiations, including the identity of the Person making such inquiry, proposal or offer and will deliver to Parent the information delivered to such Person to the extent not previously provided to Parent. The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Person (other than the parties hereto) conducted heretofore with respect to any Takeover Proposal, and Parent agrees that no such prior activity shall be considered solicitation of a Takeover Proposal hereunder. The Company agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this
Section 4.2. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.2 by any officer or director of the Company or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this
Section 4.2 by the Company. Nothing in this Section 4.2 shall (i) permit Parent or the Company to terminate this Agreement (except as specifically provided in Article VII) or (ii) affect or limit any other obligation of Parent or the Company under this Agreement except as explicitly provided herein. Notwithstanding anything to the contrary in this Agreement, if requested by a third party, the Company may waive any "standstill" or similar provisions in favor of the Company in any agreement with such third party if the Board of Directors reasonably believes that there is a reasonable likelihood that third party will submit a bona fide Takeover Proposal that could constitute a Superior Proposal, and any such waiver shall not be construed as a breach of this
Section 4.2.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    Section 5.1. PREPARATION OF THE FORM S-4 AND THE PROXY STATEMENT; STOCKHOLDERS MEETINGS.

    (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Subject to Section 4.2, each of the Company and Parent shall use its reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and (ii) cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and upon the exercise of Adjusted Options, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. The Form S-4 and the Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. The Company and Parent shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Statement received from the SEC. Parent shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and shall provide the Company with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no

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amendment or supplement (including by incorporation by reference) to the Proxy
Statement or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; PROVIDED, that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations or the transactions contemplated by this Agreement. No filing of, or amendment or supplement to, the Form S-4 shall be made by Parent, or to the Proxy Statement shall be made by the Company, without providing the other party the opportunity to review and comment thereon. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. Each party shall advise the other party, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Parent.

    (b) The Company shall, as soon as reasonably practicable, consistent with the process of clearing the Proxy Statement with the SEC and having the SEC declare the Form S-4 effective, all as provided in Section 5.1(a), establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDERS MEETING") for the purpose of obtaining the Company Stockholder Approval and shall take all lawful action to solicit adoption of this Agreement by the required Company Stockholder Approval. Unless the Company has terminated this Agreement pursuant to Section 7.1(f) hereof, the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement (the "COMPANY RECOMMENDATION"), and except as expressly permitted by this Agreement, shall not withdraw, amend or modify in a manner adverse to Parent its recommendation. The Company shall ensure that the Company Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders Meeting are solicited, in compliance with all applicable Legal Provisions. Without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock, as required by this Section 5.1(b), shall not be affected by the withdrawal, amendment or modification of the Company Recommendation and (ii) the Company agrees that its obligations pursuant to this
Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

    Section 5.2.  LETTERS OF THE COMPANY'S ACCOUNTANTS.

    (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent two letters from KPMG LLP, the Company's independent public accountants, one dated a date within two Business Days before the date on which the Form S-4 shall become effective and one dated a date within two Business Days before the Closing Date, each addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort

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letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    (b) The Company shall use its reasonable best efforts to cause to be delivered to Parent a letter from KPMG LLP, addressed to Parent and the Company, dated as of the Closing Date, stating that (i) KPMG LLP concurs with the Company management's conclusion that, subject to customary qualifications, the Company meets the requirements to be a party to a pooling of interests transaction for financial reporting purposes under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations and (ii) the basis for such a concurrence is KPMG LLP's belief that the criteria for such accounting treatment have been met.

    Section 5.3.  LETTERS OF PARENT'S ACCOUNTANTS.

    (a) Parent shall use its reasonable best efforts to cause to be delivered to the Company two letters from BDO Seidman LLP, Parent's independent public accountants, one dated a date within two Business Days before the date on which the Form S-4 shall become effective and one dated a date within two Business Days before the Closing Date, each addressed to the Company and Parent, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    (b) Parent shall use its reasonable best efforts to cause to be delivered to the Company a letter from BDO Seidman LLP, addressed to the Company and Parent, dated as of the Closing Date, stating that (i) BDO Seidman LLP concurs with Parent's management's conclusion that, subject to customary qualifications, the Merger qualifies for pooling of interests treatment for financial reporting purposes under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations and (ii) the basis for such a concurrence is BDO Seidman LLP's belief that the criteria for such accounting treatment have been met.

    Section 5.4. ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, contracts, commitments, records, officers and employees as the other party may reasonably request and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as such other party may reasonably request; PROVIDED, HOWEVER, that either party may restrict the foregoing access to the extent that it reasonably concludes, after consultation with outside counsel, that (i) any Legal Provision of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information, (ii) providing such access would result in the loss of the attorney-client privilege, (iii) such document discusses the pricing or dollar value of the transactions contemplated by this Agreement or (iv) the documents contain competitively sensitive information, the sharing of which could constitute a violation of any applicable antitrust laws. The parties shall hold any such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement dated as of June 18, 2001, between Parent and the Company (as it may be amended from time to time, the "CONFIDENTIALITY AGREEMENT"). Each party shall make all reasonable best efforts to minimize disruption to the business of the other party and its Subsidiaries which may result from the requests for data and information hereunder. All requests for access and information shall be coordinated through senior executives of the parties to be designated.

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Any investigation by Parent or the Company shall not affect the representations and warranties of Parent or the Company, as the case may be.

    Section 5.5.  REASONABLE BEST EFFORTS.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following:
(i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties other than Governmental Entities (provided that if obtaining any such consent, approval or waiver would require any action other than the payment of a nominal amount, such action shall be subject to the consent of Parent, not to be unreasonably withheld), (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing Parent, Sub and the Company and their respective Boards of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, take all action necessary, with the reasonable cooperation of the other parties hereto if reasonably requested, to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. The Company shall give Parent the opportunity to participate, on an advisory basis, in the defense of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement.

    (b) In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. "REGULATORY LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate
(i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

    (c) Each of Parent and the Company shall, in connection with the efforts referenced in Section 5.5(b) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to
(i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party,

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
(ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) subject to Section 5.4 and unless prohibited from doing so by applicable law, permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

    (d) Nothing in this Agreement shall require any of Parent and its Subsidiaries or the Company and its Subsidiaries to sell, hold separate or otherwise dispose of or conduct any portion of their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct any portion of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity by March 31, 2002 or any other Person or for any other reason, if such sale, holding separate or other disposition or the conduct of their business in a specified manner would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

    Section 5.6.  STOCK OPTIONS; EMPLOYEE BENEFITS.

    (a) As of the Effective Time, (i) each outstanding option to purchase shares of Company Common Stock (a "STOCK OPTION") granted under any plan or arrangement providing for the grant of options to purchase shares of Company Common Stock to current or former officers, directors, employees or consultants of the Company or its Subsidiaries (the "COMPANY STOCK PLANS"), whether vested or unvested, shall be assumed by Parent and converted into an option to acquire, on the same terms and conditions as were applicable under the Stock Option, the number of shares of Parent Common Stock (rounded up to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Stock Option by the Exchange Ratio, at a price per share of Parent Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Stock Option (assuming all conditions to the exercise of such Stock Option had then been met) divided by
(B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Stock Option (each, as so adjusted, an "ADJUSTED OPTION"); PROVIDED that such exercise price shall be rounded up to the nearest whole cent and (ii) any and all repurchase rights under any Company Stock Plan held by the Company on the shares of Company Common Stock shall, to the extent permitted by law, be assigned to Parent and shall be converted into repurchase rights held by Parent as the corresponding shares of Parent Common Stock.

    (b) The adjustments provided herein with respect to any Stock Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

    (c) Parent shall, prior to the Effective Time, take all action necessary so that, at the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans with the result that all obligations of the Company under the Company Stock Plans with respect to Stock Options outstanding at the Effective Time, shall be obligations of Parent, and all Adjusted Options shall be exercisable, on the same terms as were applicable under the Stock Options, for shares of Parent Common Stock following the Effective Time.

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
    (d) At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issue a sufficient number of shares of Parent Common Stock for delivery upon exercise of Adjusted Options. As soon as practicable after the Effective Time, Parent shall file a Registration Statement on Form S-1, Form S-3 or Form S-8 as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such Adjusted Options, and shall maintain the effectiveness of such registration statement and the current status of the prospectus or prospectuses contained therein, for so long as such Adjusted Options remain outstanding. Following the Effective Time, Parent shall use its reasonable best efforts to provide that holders of Adjusted Options do not experience delays in exercising and settling their Adjusted Options.

    (e)  [Reserved]

    (f) Parent shall take, and shall cause the Surviving Corporation and its Subsidiaries to take, the following actions: (i) waive any limitations regarding pre-existing conditions and eligibility waiting periods under any health benefit plan maintained by any of them for the benefit of individuals who are employees of the Company and its Subsidiaries immediately prior to the Effective Time (the "EMPLOYEES") to the extent such pre-existing condition or waiting period did not apply to the Employee under a comparable plan of the Company or its Subsidiary immediately prior to the Effective Time (or the date the Employees become eligible to receive benefits under Parent's plans following the Continuation Period), (ii) provide each Employee with credit for any co-payments and deductibles paid prior to the Effective Time for the calendar year in which the Effective Time occurs (or the date the Employees become eligible to receive benefits under Parent's plans following the Continuation Period), in satisfying any applicable deductible or out-of-pocket requirements under such health plans, and (iii) for eligibility, vesting and benefit accrual purposes (but not for purposes of benefit accruals under any defined benefit pension plan) under all compensation and benefit plans and policies applicable to the Employees, treat all service by the Employees with the Company or any of its Subsidiaries and their predecessor entities before the Effective Time as service with Parent and its Subsidiaries. Parent shall cause the Surviving Corporation to honor all employment, retention and severance arrangements (including, without limitation, those set forth on Section 5.6(f) of the Company Disclosure Schedule) and all obligations to current and former employees of the Company and its Subsidiaries thereunder. Parent shall take all actions necessary to cause the Surviving Corporation and its Subsidiaries to satisfy the obligations listed in
Section 5.6(f) of the Company Disclosure Memorandum.

    (g) The Company shall terminate its Employee Stock Purchase Plan in accordance with its terms as of or prior to the Effective Time. The Company shall not commence a new offering under its Employee Stock Purchase Plan after the date of this Agreement.

    (h) The provisions of this Section 5.6 shall not create in any employee or former employee of the Company or any of its Subsidiaries any rights to employment or continued employment with Parent, the Surviving Corporation, the Company or any of their respective Subsidiaries.

    Section 5.7.  INDEMNIFICATION, EXCULPATION AND INSURANCE.

    (a) Parent shall cause all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or employees or officers of the Company (each such Person being an "INDEMNIFIED PARTY") as provided in the Company's Certificate of Incorporation, Bylaws or any indemnification agreement between such directors or officers and the Company (in each case, as in effect on the date hereof) to be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and such rights shall survive the Merger and shall continue in full force and effect in accordance with their terms. Without limiting the foregoing, Parent shall indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company and its Subsidiaries (in all of their capacities) to the fullest extent permitted by the Company's Certificate of Incorporation, Bylaws or any indemnification agreement between such directors, officers and employees for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated hereby).

    (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.7 shall promptly notify the Surviving Corporation, upon learning of any such claim, action, suit, proceeding or investigation, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party to the extent such failure does not materially prejudice the Surviving Corporation. The Surviving Corporation may, at its own expense: (i) participate in the defense of any claim, suit, action or proceeding; or (ii) at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof, unless the Indemnified Parties (or any of them) determine in good faith (after consultation with legal counsel) that there is, under applicable standards of professional conduct, a conflict or any significant issue between the positions of Parent and any of such Indemnified Parties, PROVIDED that the Surviving Corporation's counsel shall be reasonably satisfactory to the Indemnified Parties. If the Surviving Corporation assumes such defense, the Indemnified Parties shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at their own expense, separate from the counsel employed by the Surviving Corporation. Whether or not the Surviving Corporation chooses to assume the defense of any such claim, suit, action or proceeding, the Surviving Corporation and Parent shall cooperate in the defense thereof. If the Surviving Corporation fails to so assume the defense thereof, the Indemnified Parties may retain counsel reasonably satisfactory to the Surviving Corporation and the Surviving Corporation shall pay the reasonable fees and expenses of such counsel promptly after statements therefor are received; PROVIDED that the Indemnified Parties on whose behalf expenses are advanced provide (x) a written affirmation of their good faith belief that the standard of conduct necessary for indemnification under Section 145 of the DGCL has been met, and (y) an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification under
Section 145 of the DGCL. Neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); PROVIDED that, in the event that any claim or claims for indemnification are asserted or made within such a period of six years after the Effective Time, all rights to indemnification in respect of any such claim or claims (and the matters giving rise thereto) shall continue until the disposition of any and all such claim or claims (and the matters giving rise thereto). The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to a single action unless any Indemnified Party determines in good faith (after consultation with legal counsel) that there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or
(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.7, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation assume the obligations set forth in this Section 5.7, and none of the actions described in clause (i) or (ii) shall be taken until such provision is made. Nothing in this Section 5.7(b) is intended to modify adversely any existing rights to indemnification of an Indemnified Party from the Company.

    (c) For six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the Company's current officers', directors' and employees' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Company's officers' and directors' liability insurance policy (a copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; PROVIDED that Parent may substitute therefor policies of Parent containing terms with respect to coverage and amount no less favorable to such directors and officers; PROVIDED, HOWEVER, that in satisfying its obligation under this Section 5.7(b) Parent shall not be obligated to pay annual premiums in excess of 200% of the amount per annum paid by the Company in its last full fiscal year; and PROVIDED FURTHER that if Parent is not able to obtain such coverage for such 200% amount, Parent shall nevertheless be obligated to provide such coverage as may be obtained annually for such 200% amount and PROVIDED FURTHER that notwithstanding the foregoing, the Surviving Corporation may satisfy its obligations under this Section 5.7(c) by purchasing a "tail" policy under the Company's existing directors' and officers' insurance policy that
(i) has an effective term of six years from the Effective Time, (ii) covers those Persons who are currently covered, or will be covered on or prior to the Effective Time, by the Company's directors' and officers' insurance policy in effect on the date hereof for actions and omissions occurring on or prior to the Effective Time and (iii) contains terms and conditions (including without limitation coverage amounts) that are at least as favorable in the aggregate as the terms and conditions of the Company's directors' and officers' insurance policy in effect on the date hereof.

    (d) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain, and Parent shall cause the Surviving Corporation to fulfill and honor, provisions with respect to indemnification and exculpation that are substantially identical to those set forth in the certificate of incorporation and bylaws of the Company as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties.

    (e)  The obligations of Parent or the Surviving Corporation under this
Section 5.7 are subject to the conditions that each Indemnified Party shall comply with the reasonable requests of the Surviving Corporation or Parent in defending or settling any action hereunder and that any Indemnified Party shall approve any proposed settlement of any such action if (i) such settlement involves no finding or admission of any liability by any Indemnified Party, and
(ii) the sole relief provided in connection with such settlement is monetary damages that are paid in full by the Surviving Corporation or Parent.

    (f) The provisions of this Section 5.7 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Parent hereby guarantees the performance by Surviving Corporation of its obligations under this Section 5.7.

    Section 5.8.  FEES AND EXPENSES.

    (a) Except as provided below, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

    (b) In the event that (1) a bona fide Takeover Proposal shall have been publicly disclosed or has been made directly to the Company's stockholders or any Person has announced an intention (whether or not conditional) to make a bona fide Takeover Proposal and thereafter this Agreement is terminated (x) by Parent or the Company pursuant to Section 7.1(b)(iii), (y) by Parent pursuant to
Section 7.1(d) (PROVIDED that the breach or failure to perform giving rise to Parent's right to terminate under Section 7.1(d) shall be willful and material) or (z) by Parent pursuant to Section 7.1(e)(vii) and, in any case, within 12 months of termination either the Company enters into definitive agreement with respect to a Takeover Proposal or a Takeover Proposal is consummated (provided that for this purpose the percentage in the definition of Takeover Proposal shall be 50% in lieu of 15%) or (2) this Agreement is terminated
(x) by the Company pursuant to Section 7.1(f) or (y) by Parent pursuant to
Section 7.1(e) (other than Section 7.1(e)(vii)), then the Company shall pay Parent a fee equal to $15 million (the "TERMINATION FEE"), payable by wire transfer of immediately available funds, such payment to be made (A) in the case of the termination contemplated by clause (1), on the earlier of the date the Company enters into a definitive agreement or a Takeover Proposal is consummated, (B) in the case of a termination contemplated by clause (2)(x), no later than immediately prior to such termination and (c) in the case of termination contemplated by clause 2(y), no later than the date of such termination. Simultaneously with the payment of the Termination Fee, the Company shall reimburse Parent for all of its documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including documented fees and expenses of accountants, attorneys and financial advisors) up to an aggregate of $2.0 million (the "EXPENSES"). The Company acknowledges that the agreements contained in this Section 5.8(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. If Parent shall successfully bring an action to enforce its rights under this Section 5.8(b), the Company shall reimburse Parent for its reasonable fees and expenses in connection therewith and shall pay Parent interest on the Termination Fee and Expenses from the date the Termination Fee becomes payable to the date of payment at the publicly announced prime rate of Citibank, N.A. in effect on the date the Termination Fee became payable.

    Section 5.9. PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. In addition to the foregoing, neither Parent nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning non-public information relating to the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form prepared by Parent after consultation with the Company.

    Section 5.10.  AFFILIATES.

    (a) As soon as practicable after the date hereof, and in no event more than 45 days prior to the date of the Company Stockholders Meeting, the Company shall deliver to Parent a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and its related interpretations and applicable SEC rules and regulations. The Company shall use its reasonable best efforts to cause each such Person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form attached as EXHIBIT 5.10(A) hereto.

    (b) As soon as practicable after the date hereof, and in no event more than 45 days prior to the date of the Company Stockholders Meeting, Parent shall deliver to the Company a letter identifying all Persons who are, at the time the issuance of Parent Common Stock in the Merger is submitted for approval by the stockholders of the Company, "affiliates" of the Parent for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and its related interpretations and applicable SEC rules and regulations. Parent shall use its reasonable best efforts to cause each such Person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form attached as
Exhibit 5.10(b) hereto.

    Section 5.11. NASDAQ LISTING. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

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    Section 5.12.  POOLING OF INTERESTS.  Each of the Company and Parent shall use reasonable best efforts to cause the Merger to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and its related interpretations and applicable SEC rules and regulations, and such accounting treatment to be accepted by each of the Company's and Parent's independent public accountants, and by the SEC, respectively, and each of the Company and Parent agrees that it will voluntarily take no action that would cause such accounting treatment not to be obtained.

    Section 5.13. TAX TREATMENT. Parent and the Company intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall each use all reasonable efforts to cause the Merger to so qualify.

    Section 5.14. PUBLICATION OF COMBINED FINANCIAL RESULTS. Parent shall use its reasonable best efforts to file with the SEC within 28 days, but in no event later than 42 days, after the end of the first full calendar month after the Effective Time, a Form 8-K containing financial results (including combined sales and net income) covering at least 30 days of post-merger combined operations of Parent and the Company. The provisions of this Section 5.14 are intended to be for the benefit of, and will be enforceable by, each affiliate of the Company immediately preceding the Effective Time, his or her heirs and his or her representatives.

    Section 5.15. NOTICES OF CERTAIN EVENTS. Each party hereto shall promptly notify the other parties orally and in writing of:

        (a) the receipt by such party or any of such party's Subsidiaries of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

        (b) subject to any applicable legal restrictions, the receipt by such party or any of such party's Subsidiaries of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

        (c) such party's obtaining Knowledge of any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting any of Parent, Sub or the Company, as the case may be, or any of their respective Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement; and

        (d) such party's obtaining Knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur will be likely to cause the conditions set forth in Article VII not to be satisfied;

PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties or obligations of the parties or the conditions to the obligations of the parties hereunder, or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 5.16. CONVEYANCE TAXES. The Company and the Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transaction contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

    Section 5.17. [RESERVED].

    Section 5.18. VOTING AGREEMENTS. Concurrently with the execution and delivery of this Agreement, each of Richard Johnson and John A. Hawkins shall execute and deliver to Parent an agreement substantially in the form of
EXHIBIT 5.18 hereto (the "COMPANY VOTING AGREEMENT"), pursuant to which, among other things, such Person is agreeing to vote all of the shares of Company Common Stock owned, beneficially or of record, by him or her it to approve the Merger.

    Section 5.19. SECTION 16 MATTERS. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to the Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

    Section 6.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a) STOCKHOLDER APPROVAL. The Company shall have obtained the Company Stockholder Approval.

        (b) NASDAQ LISTING. The shares of Parent Company Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

        (c) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

        (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, "RESTRAINTS") shall be in effect preventing the consummation of the Merger.

        (e) FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

        (f) POOLING LETTERS. Parent and the Company shall have received letters from KPMG LLP and BDO Seidman LLP, dated as of the Closing Date, in each case addressed to Parent and the Company, stating in substance the matters to be stated by KPMG LLP and BDO Seidman LLP, pursuant to Section 5.2(b) and
    Section 5.3(b), respectively.

        (g) NO GOVERNMENTAL LITIGATION. There shall not be pending any suit, action or proceeding by any Governmental Entity, (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent or Sub or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company or its Subsidiaries, Parent or any of Parent's Subsidiaries of any material portion of any business or of any assets of the Company, Parent or any of Parent's Subsidiaries, or to compel the Company, Parent or any of Parent's Subsidiaries to divest or hold separate any material portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or its Subsidiaries.

        (h) GOVERNMENTAL AND REGULATORY APPROVALS. Other than the filing provided for under Section 1.3 and filings pursuant to the HSR Act (which are addressed in Section 5.5(c)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Parent, the Company or any of their Subsidiaries to consummate the Merger, the issuance of Parent Common Stock in the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger, shall have been obtained. No consents, approvals, actions, filings or notices related to any antitrust requirements of any jurisdiction, except as set forth in
    Section 6.1(c) hereof, shall be a condition of closing under this
    Section 6.1(h).

    Section 6.2. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of the Company contained in this Agreement shall be true and correct in all respects without reference to any qualification as to materiality such that the aggregate effect of any inaccuracies in such representations and warranties will not have a Material Adverse Effect on the Company, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company (i) shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and (ii) shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not qualified as to Material Adverse Effect except where such non-performance or non-compliance individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

        (c) LETTERS FROM COMPANY AFFILIATES. Parent shall have received from each Person named in the letter referred to in Section 5.10(a) an executed copy of an agreement substantially in the form of Exhibit A hereto.

        (d) CONSENTS. All consents, the absence of which, in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Company, shall have been obtained.

        (e) TAX OPINION. Parent shall have received an opinion of Fulbright & Jaworski L.L.P., counsel to Parent, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Sub and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

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
    Section 6.3. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Parent and Sub contained in this Agreement shall be true and correct in all respects without reference to any qualification as to materiality such that the aggregate effect of any inaccuracies in such representations and warranties will not have a Material Adverse Effect on Parent, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Each of Parent and Sub (i) shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and
    (ii) shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not qualified as to Material Adverse Effect except where such non-performance or non-compliance individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

        (c) TAX OPINION. The Company shall have received an opinion of Wachtell, Lipton, Rosen & Katz, counsel to the Company, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Sub and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. The Company may not waive or amend this condition without the express written consent of Parent.

    Section 6.4. FRUSTRATION OF CLOSING CONDITIONS. None of the Company, Parent or Sub may rely on the failure of any condition set forth in
Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.5.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    Section 7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Stockholder Approval:

        (a) by mutual written consent of Parent, Sub and the Company;

        (b) by either Parent or the Company:

           (i) if the Merger shall not have been consummated by March 31, 2002 for any reason; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

           (ii) if any Restraint having any of the effects set forth in
       Section 6.1(d) shall be in effect and shall have become final and nonappealable; PROVIDED that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint; or

          (iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

        (c) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b), and (B) is not cured by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company;

        (d) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and (B) is not cured by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent;

        (e) by Parent, if (i) the directors of the Company shall have failed to include in the Proxy Statement the Company Recommendation, (ii) the directors of the Company shall have withdrawn the Company Recommendation,
    (iii) the directors of the Company shall have modified or changed the Company Recommendation in a manner adverse to Parent or Sub (it being agreed that any disclosure of information required by applicable law regarding the Company's operations shall not be deemed a modification or change of the Company Recommendation in a manner adverse to Parent or Sub), provided that Parent shall not be entitled to terminate this Agreement pursuant to this clause (iii) unless it has notified the Company in writing that it intends to terminate the Agreement pursuant to this clause (iii) and the Company has not, within two Business Days after receipt of Parent's notice, revised the Company Recommendation in a manner not so adverse, (iv) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within 15 Business Days after the commencement of such tender or exchange offer (or such longer period as the Company advises Parent it requires to obtain the information necessary to evaluate such offer), a statement disclosing that the Company's Board of Directors recommends rejection of such tender or exchange offer,
    (v) the directors of the Company shall have approved or recommended to the stockholders of the Company a Takeover Proposal, (vi) the directors of the Company shall have approved or recommended that the stockholders of the Company tender their shares of Company Common Stock into any tender offer or exchange offer that is a Takeover Proposal or is related thereto, (vii) the Company willfully breaches any of its obligations under Section 4.2 of this Agreement that results in a Person making a Takeover Proposal, (viii) the Company shall have materially breached its obligations under this Agreement by reason of a failure to call the Company Stockholders Meeting in accordance with Section 5.1(b), or (ix) the directors of the Company shall have adopted a resolution to do any of the foregoing specified in clauses
    (i), (ii), (iii), (iv), (v), (vi) or (viii); or

        (f) by the Company, if the Board of Directors of Company has provided written notice to Parent that the Company intends to enter into a binding written agreement for a Superior Proposal (with such termination becoming effective upon the Company entering into such binding written agreement); provided, however, that (i) the Company shall have complied with
    Section 4.2 in all material respects; (ii) the Company shall have
    (A) notified Parent in writing of its receipt of such Superior Proposal,
    (B) further notified Parent in writing that the Company intends to enter into a binding agreement with respect to such Superior Proposal subject to clause (iii) below and (C) attached the most current written version of such Superior Proposal (or a summary containing all material terms and conditions of such Superior Proposal) to such notice referred to in clause (B), (iii) Parent does not make, within 72 hours after receipt of the Company's written notice pursuant to clause (ii)(B) above, an offer that the Board of Directors of the Company shall have reasonably concluded in good faith (following consultation with its financial advisor and outside counsel) is as favorable to the stockholders of the Company as such Superior Proposal and (iv) the Company pays the Termination Fee and Expenses in accordance with Section 5.8(b) concurrently with entering into such binding written agreement.

    Section 7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the second sentence of Section 5.4 obligation to keep confidential nonpublic information received from the other party and Section 5.8 fees and expenses, this Section 7.2 and ARTICLE VIII, which provisions shall survive such termination, PROVIDED THAT, notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

    Section 7.3. AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger to the stockholders of the Company; PROVIDED, HOWEVER, that after any such approval, there shall be made no amendment that by law requires further approval by the stockholders of the Company without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 7.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    Section 8.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Sections 5.6(d), 5.7 and 5.14) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

    Section 8.2. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given, and shall be effective upon receipt, if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

       if to Parent or Sub, to:

           TMP Worldwide Inc.
           622 Third Avenue
           New York, New York 10017
           Telephone: (212) 351-7000
           Telecopier: (917) 256-8026
           Attention: CEO
    and

           TMP Worldwide Inc.
           622 Third Avenue
           New York, New York 10017
           Telephone: (212) 351-7000
           Telecopier: (917) 256-8026
           Attention: General Counsel

       with a copy to (which shall not constitute notice):

           Fulbright & Jaworski LLP
           666 Fifth Avenue
           New York, New York 10103
           Telephone: (212) 318-3000
           Telecopier: (212) 318-3400
           Attention: Gregg Berman, Esq.

       if to the Company, to:

           HotJobs.com, Ltd.
           406 West 31st Street
           New York, New York 10001
           Telephone: (212) 699-5300
           Telecopier: (917) 438-2632
           Attention: Chief Executive Officer

    and

           HotJobs.com, Ltd.
           406 West 31st Street
           New York, New York 10001
           Telephone: (212) 699-5300
           Telecopier: (917) 438-2632
           Attention: General Counsel

       with a copy to (which shall not constitute notice):

           Wachtell, Lipton, Rosen & Katz
           51 West 52nd Street
           New York, New York 10014
           Telephone: (212) 403-1000
           Telecopier: (212) 403-2000
           Attention: Mitchell S. Presser, Esq.

    Section 8.3.  DEFINITIONS.  For purposes of this Agreement:

        (a) an "AFFILIATE" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

        (b) "BUSINESS DAY" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York, New York;

        (c) "KNOWLEDGE" of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of any of such person's executive officers having primary responsibility for such matter;

        (d) "MATERIAL ADVERSE EFFECT" with respect to the Company or Parent, means any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that is materially adverse to the business, financial condition or results of operations of such entity and its Subsidiaries, taken as a whole, PROVIDED, HOWEVER, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) any change in the market price or trading volume of such entity's capital stock after the date hereof, (ii) any adverse change, event or effect arising from or relating to general business or economic conditions in the United States (including prevailing interest rate and stock market levels), (iii) any adverse change, event or effect arising from or relating to the general state of the industries and market sectors in which such entity operates and (iv) the loss of existing customers or employees, a reduction in business by, or revenue from, existing customers, or any reduction in job seekers, in each case resulting primarily from the announcement or consummation of the Merger;

        (e) "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

        (f) "SIGNIFICANT SUBSIDIARY" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC;

        (g) a "SUBSIDIARY" of any Person means, with respect to such Person, any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity; and

        (h) "SUPERIOR PROPOSAL" means a bona fide written proposal made by a Person other than a party hereto that is (a) for a Takeover Proposal (except that references in the definition of "Takeover Proposal" to "15%" shall be "50%") and (b) is on terms which the Board of Directors of the Company in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to the Company's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed by March 31, 2002.

    Section 8.4. INTERPRETATION. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments

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thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to this Agreement include references to the Company Disclosure Memorandum and Parent Disclosure
Memorandum. Each Section of this Agreement is qualified by the matters set forth in the related Section of the Company Disclosure Memorandum and of the Parent Disclosure Memorandum and by such matters set forth any place else in this Agreement or in the Company Disclosure Memorandum or the Parent Disclosure Memorandum where the applicability of such qualification to the Section of this Agreement is reasonably apparent.

    Section 8.5. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

    Section 8.6. ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Sections 5.6(f) (including the corresponding section of the Company Disclosure Memorandum), 5.7 and 5.14, are not intended to confer upon any Person other than the parties any rights or remedies.

    Section 8.7. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    Section 8.8. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned newly-formed United States Subsidiary of Parent, provided that no such assignment shall adversely affect the tax-free nature of the transaction and provided further that no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    Section 8.9. ENFORCEMENT. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery or other Courts of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto
(a) consents to submit itself to the personal jurisdiction of the Chancery or other Courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chancery or other Courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice.

    Section 8.10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                [REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                                       TMP WORLDWIDE INC.

                                                       By:  /s/ MYRON OLESNYCKYJ
                                                            -----------------------------------------
                                                            Name: Myron Olesnyckyj
                                                            Title:  Vice President--General Counsel

                                                       TMP TOWER CORP.

                                                       By:  /s/ MYRON OLESNYCKYJ
                                                            -----------------------------------------
                                                            Name: Myron Olesnyckyj
                                                            Title:  Vice President

                                                       HOTJOBS.COM, LTD.

                                                       By:  /s/ DIMITRI BOYLAN
                                                            -----------------------------------------
                                                            Name: Dimitri Boylan
                                                            Title:  President & CEO

                                                                      APPENDIX B

                      [Letterhead of Lazard Freres & Co. LLC]

                                          June 29, 2001

The Board of Directors
HotJobs.com, Ltd.
406 West 31st Street
New York, NY 10001

Dear Members of the Board:

    We understand that HotJobs.com, Ltd. (the "Company"), TMP Worldwide Inc. (the "Parent") and TMP Tower Corp., a wholly-owned subsidiary of the Parent ("Sub"), have entered into an Agreement and Plan of Merger dated as of June 29, 2001 (the "Agreement"), pursuant to which Sub will merge with and into the Company (the "Merger"). Pursuant to the Merger, each share of common stock of the Company, par value $0.01 per share (the "Company Common Stock"), issued and outstanding immediately prior to the effective time of the Merger, other than shares of the Company Common Stock held in the treasury of the Company and shares of the Company Common Stock held by the Parent or Sub, will be converted into the right to receive 0.2195 shares (the "Exchange Ratio") of common stock of the Parent, par value $0.001 per share (the "Parent Common Stock").

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio to be offered to such holders in the Merger. In connection with this opinion, we have:

    (i) Reviewed the financial terms and conditions of the Agreement;

    (ii) Analyzed certain historical business and financial information relating to the Company and the Parent;

   (iii) Reviewed various financial forecasts and other data provided to us by the Company and the Parent relating to their respective businesses and various publicly available forecasts prepared by nationally recognized research analysts who report on the Parent;

    (iv) Held discussions with members of the senior managements of the Company and the Parent with respect to the businesses and prospects of the Company and the Parent, respectively, the strategic objectives of each, and possible benefits which might be realized following the Merger;

    (v) Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of the Company and the Parent;

    (vi) Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to those of the Company and the Parent;

   (vii) Reviewed the historical stock prices and trading volumes of the Company Common Stock and the Parent Common Stock; and

  (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

                                     [LOGO]

[LOGO]

    We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or the Parent, or concerning the solvency or fair value of either of the foregoing entities. With respect to financial forecasts provided to us by the Company and the Parent, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and the Parent as to the future financial performance of the Company and the Parent, respectively. With the consent of the Company, we have also relied on publicly available forecasts prepared by nationally recognized research analysts who report on the Parent. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

    Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In rendering our opinion, we are not opining as to the prices at which the Company Common Stock and the Parent Common Stock will trade before or after the consummation of the Merger.

    In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on the Company or the Parent. In addition, we have assumed that the Merger will be accounted for as a pooling of interests transaction under U.S. generally accepted accounting principles and will qualify as a tax-free reorganization for U.S. federal income tax purposes.

    Though we initiated a process to solicit third party indications of interest in a transaction with the Company, this process, to date, has not been completed.

    Lazard Freres & Co. LLC is acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger.

    Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors and our opinion is rendered to the Company's Board of Directors in connection with its consideration of the Merger. This opinion is not intended to and does not constitute a recommendation to any holder of the Company Common Stock as to how such holder should vote with respect to the Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction or as provided in our engagement letter dated June 11, 2001.

    Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio to be offered in the Merger is fair to the holders of the Company Common Stock from a financial point of view.

                                                       Very truly yours,
                                                       LAZARD FRERES & CO. LLC

                                                       By:            /s/ KENNETH M. JACOBS
                                                            -----------------------------------------
                                                                        Kenneth M. Jacobs
                                                                        Managing Director

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of Delaware permits indemnification of directors, officers and employees of a corporation under certain conditions and subject to certain limitations. Article VI of the By-Laws of TMP Worldwide Inc. ("TMP") provides for the indemnification of directors, officers and employees within the limitations permitted by Section 145. In addition, TMP has entered into indemnity agreements with its directors and officers which provide the maximum indemnification allowed by Section 145. TMP's officers and directors are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

See Exhibit Index.

ITEM 22. UNDERTAKINGS

    (A) The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the
                Securities Act of 1933 (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

           provided, however, that the undertakings set forth in paragraphs
           (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
           Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (B) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (C) The undersigned Registrant hereby undertakes:

       (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (D) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (E) The undersigned Registrant hereby undertakes:

       (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, TMP Worldwide Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 19, 2001.

                                                       TMP WORLDWIDE INC.

                                                       By:            /s/ ANDREW J. MCKELVEY
                                                            -----------------------------------------
                                                                        Andrew J. McKelvey
                                                                         CHAIRMAN AND CEO

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew J. McKelvey and James J. Treacy, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, and in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute of substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                  TITLE                         DATE
                ---------                                  -----                         ----
          /s/ ANDREW J. MCKELVEY
    ---------------------------------       Chairman, CEO and Director             October 19, 2001
            Andrew J. McKelvey                (PRINCIPAL EXECUTIVE OFFICER)

           /s/ JAMES J. TREACY
    ---------------------------------       Executive Vice President Chief         October 19, 2001
             James J. Treacy                  Operating Officer and Director

           /s/ BART W. CATALANE             Chief Financial Officer
    ---------------------------------         (PRINCIPAL FINANCIAL AND             October 19, 2001
             Bart W. Catalane                 ACCOUNTING OFFICER)

           /s/ GEORGE R. EISELE
    ---------------------------------       Director                               October 19, 2001
             George R. Eisele

                SIGNATURE                                  TITLE                         DATE
                ---------                                  -----                         ----
           /s/ MICHAEL KAUFMAN
    ---------------------------------       Director                               October 19, 2001
             Michael Kaufman

              /s/ JOHN SWANN
    ---------------------------------       Director                               October 19, 2001
                John Swann

           /s/ RONALD J. KRAMER
    ---------------------------------       Director                               October 19, 2001
             Ronald J. Kramer

           /s/ JOHN R. GAULDING
    ---------------------------------       Director                               October 19, 2001
             John R. Gaulding

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
         2.1            Agreement and Plan of Merger, dated as of June 29, 2001, by and among TMP Worldwide Inc., TMP Tower Corp. and
                        HotJobs.com, Ltd.+++++++

         3.1            Certificate of Incorporation.****

         3.2            First Amendment to Certificate of Incorporation.+++++++

         3.3            Bylaws.****

         3.4            First Amendment to Bylaws.**

         4.1            Form of Common Stock Certificate.****

         5.1 Opinion of Fulbright & Jaworski L.L.P. regarding legality.(1)

        10.1            Form of Employee Confidentiality and Non-Solicitation
                        Agreement.****

        10.2            Form of Indemnification Agreement.****

        10.3            1996 Stock Option Plan.****

        10.4            Form of Stock Option Agreement under 1996 Stock Option
                        Plan.****

        10.5            1996 Stock Option Plan for Non-Employee Directors.****

        10.6            Form of Stock Option Agreement under 1996 Stock Option Plan for Non-Employee Directors.****

        10.7            Lease, dated as of October 31, 1978, between Telephone
                        Marketing Programs, Inc. and PDC Realty Inc. as agent for
                        MRI Broadway Rental, Inc., as modified by modifications dated January, 1979 and June 20, 1999.****

        10.8            Amendment and Restated Accounts Receivable Management and
                        Security Agreement, dated as of June 27, 1996, between TMP
                        Worldwide, Inc. and BNY Financial Corporation as amended by
                        Amendment No. 1 to Amended and Restated Accounts Receivable
                        Management and Security Agreement, dated as of August 29,
                        1996.****

        10.9            Lease Agreement, dated as of June 1, 1996 by and between TPH and AJM, a partnership, and Telephone Directory Advertising,
                        Inc.****

        10.10           Agreement, dated as of March 17, 1998, between TMP Worldwide
                        Inc. and George Eisele, as amended by Amendment 1 to
                        Agreement, dated as of September 5, 1996.****

        10.11           Management Agreement, dated as of January 1, 1996, between
                        Cala Services Inc. and Cala H.R.C. Ltd.****

        10.12           Lease Agreement, dated May 15, 1993, between 12800 Riverside
                        Drive Corporation and TMP Worldwide Inc. as amended by
                        Amendment No. 1 to Lease Agreement, dated June 1, 1993.***

        10.13           Indenture, dated April 29, 1998, between International
                        Drive, L.P. and Telephone Marketing Programs, Inc.****

        10.14           Amended and Restated Employment Agreement, dated as of
                        September 11, 1996, between TMP Interactive Inc. and Jeffrey
                        C. Taylor.****

        10.15           Second Amended and Restated Employment Agreement, dated
                        November 2, 1999, by and among TMP Worldwide, Inc., TMP
                        Interactive Inc. and Jeffrey C. Taylor.+++++

        10.16           Amendment No. 1 to the Employment Agreement, dated October
                        21, 1996, between TMP Worldwide, Inc. and James J. Treacy.+

        10.17           Amendment No. 2 to Employment Agreement between TMP
                        Worldwide Inc. and James J. Treacy, effective as of October
                        1, 1999.******

        10.18           Amendment No. 1 to Employment Agreement, dated November 15,
                        1998, between TMP Worldwide Inc. and Andrew J. McKelvey.+

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
        10.19           Amendment No. 2 to Employment Agreement, dated May 1, 1999, between TMP Worldwide Inc. and Andrew J. McKelvey.++++

        10.20           Employment Agreement, dated October 21, 1999, by and between
                        TMP Worldwide Inc. and Steven B. Potter.*

        10.21           Warrant Agreement, dated October 13, 1993, between TMP
                        Worldwide Inc. and BNY Financial Corporation, as amended by an amendment dated December 31, 1995.****

        10.22           Form of Opinion Agreement, dated as of January 1, 1995,
                        relating to options issued to shareholders and/or principals of Kidd, Schneider & Dersch, Inc.****

        10.23           Amendment No. 3 to Amended and Restated Accounts Receivable
                        Management and Security Agreement, dated as of May 15, 1997, between BNY Financial Corporation and TMP Worldwide Inc.***

        10.24           Management Agreement, dated June 1, 1997, between Dir-Ad
                        Services Inc./Les Services Dir-Ad Inc. and TMP Worldwide
                        Ltd.***

        10.25 Third Amended and Restated Accounts Receivable Management and Security Agreement, dated as of November 5, 1998, between BNY Financial Corporation and TMP Worldwide Inc.+

        10.26           Amendment No. 1 to Third Amended and Restated Accounts
                        Receivable Management and Security Agreement.*******

        10.27           Amendment No. 2 to Third Amended and Restated Accounts
                        Receivable Management and Security Agreement.*******

        10.28           Amendment No. 3 to Third Amended and Restated Accounts
                        Receivable Management and Security Agreement.*******

        10.29           Amendment No. 4 to Third Amended and Restated Accounts
                        Receivable Management and Security Agreement.*******

        10.30           Amendment No. 5 to Third Amended and Restated Accounts
                        Receivable Management and Security Agreement.*******

        10.31           Amendment No. 6 to Third Amended and Restated Accounts
                        Receivable Management and Security Agreement.*******

        10.32           Content License and Interactive Marketing Agreement, dated as of December 1, 1999, between America Online, Inc. and TMP
                        Interactive Inc.******

        10.33           Indenture of Lease, dated December 13, 1999, between the 622
                        Building Company LLC and TMP Worldwide Inc.******

        10.34 Warranty and Indemnity Agreement, dated July 18, 2000, relating to the entire issued share capital of QD Group
                        Limited, between Mr. G. Quarry and TMP Worldwide Inc.**

        10.35           Agreement and Plan of Merger, dated August 31, 2000, by and among TMP Worldwide Inc., Rich, Gardner & Associates, Ltd.,
                        Fred Rich and Furman Gardner.**

        10.36 Stock Purchase Agreement, dated August 31, 2000, by and among TMP Worldwide Inc., Stratascape, Inc. and the shareholders listed on Schedule A thereto.**

        10.37           Stock Purchase Agreement, dated June 19, 2000, among TMP
                        Worldwide Inc., MoveCentral, Inc., MoveCentral Company and the beneficial owners of MoveCentral Company listed on Schedule A thereto.++++++

        21.1            Subsidiaries of the Company.***

        23.1            Consent of Fulbright & Jaworski L.L.P. (included in 5.1).(1)

        23.2            Consent of BDO Seidman, LLP.

        23.3            Consent of Pannell Kerr and Forster.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
        23.4            Consent of Arthur Andersen LLP.

        23.5            Consent of Arthur Andersen.

        23.6            Consent of BDO International.

        23.7            Consent of KPMG LLP.

        23.8            Consent of KPMG LLP.

        24.1            Power of Attorney (on signature page).

    All other schedules are omitted because they are not required or are not applicable or the information is included in the financial statements or notes thereto.

------------------------

(1) To be filed by amendment.

*               Incorporated by reference to Exhibits to the Registration
                Statement on Form S-1 (Registration No. 333-52330).

**              Incorporated by reference to Exhibits to the Registration
                Statement on Form S-1 (Registration No. 333-41996).

***             Incorporated by reference to Exhibits to the Registration
                Statement on Form S-1 (Registration No. 333-31657).

****            Incorporated by reference to Exhibits to the Registration
                Statement on Form S-1 (Registration No. 333-12471).

*****           Incorporated by reference to Exhibits to the Registration
                Statement on Form S-3 (Registration No. 333-63499).

******          Incorporated by reference to Exhibits to the Registration
                Statement on Form S-3 (Registration No. 333-93065).

*******         Incorporated by reference to Exhibits to the Registration
                Statement on Form S-1 (Registration No. 333-61400).

+               Incorporated by reference to Exhibits to the Company's
                Quarterly Report on Form 10-Q for the quarterly period ended
                September 30, 1998 (Registration No. 000-21571).

++              Incorporated by reference to Exhibits to the Company's
                Annual Report on Form 10-K/A for the year ended December 31,
                1997 (Registration No. 000-21571).

+++             Incorporated by reference to Exhibits to the Company's
                Current Report on Form 8-K dated March 17, 1999.

++++ Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999
                (Commission File No. 000-21571).

+++++ Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999 (Commission File No. 000-21571).

++++++          Incorporated by reference to Exhibits to the Company's
                Current Report on Form 8-K dated June 30, 2000.

+++++++ Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001
                (Commission File No. 000-21571).